    As filed with the Securities and Exchange Commission on August 30, 1996
                                                Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                               PS FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                        6035                                   Applied For
(State or other jurisdiction of incorporation       (Primary Standard Industrial             (I.R.S. Employer Identification No.)
           or organization)                          Classification Code Number)

         4800 South Pulaski Road, Chicago, Illinois 60632 (312)376-3800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------
            Kimberly P. Rooney, President and Chief Executive Officer
                               PS Financial, Inc.
                             4800 South Pulaski Road
                             Chicago, Illinois 60632
                                  (312)376-3800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------
                  Please send copies of all communications to:

                              Kip A. Weissman, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                            Seventh Floor, East Tower
                              Washington, DC 20005
                                 (202) 414-6100
                              -------------------
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
  Title of Each                           Amount           Proposed Maximum           Proposed               Maximum
 Class of Securities                       to be            Offering Price       Aggregate Offering          Amount of
  to be Registered                      Registered(1)        Per Share(1)             Price(1)           Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value          2,182,125 shares          $10.00              $21,821,250               $7,525
=============================================================================================================================

- ------------------------------
(1)      Estimated solely for the purpose of calculating the registration fee.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
 [LOGO]
                               PS FINANCIAL, INC.
              (Proposed Holding Company for Preferred Savings Bank)

                                $10.00 Per Share
                        1,897,500 Shares of Common Stock
                              (Anticipated Maximum)

     PS Financial, Inc. (the "Holding Company") is offering up to 1,897,500 shares of common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of Preferred Savings Bank ("Preferred Savings" or the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of all of Preferred Savings outstanding stock to the Holding Company (the "Conversion"). Pursuant to the Bank's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given to (i) Preferred Savings' depositors with account balances of $50 or more as of March 31, 1995 ("Eligible Account Holders"), (ii) tax-qualified employee plans of Preferred Savings and the Holding Company ("Tax-Qualified Employee Plans"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) Preferred Savings' depositors with account balances of $50 or more as of September 30, 1996 ("Supplemental Eligible Account Holders"), (iv) certain of its other members ("Other Members"), and (v) its employees, officers and directors (the
"Subscription Offering").                               (continued on next page)

                              -------------------

               FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK
                     INFORMATION CENTER AT (312) ___-____.
                               -------------------
              FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED,
                         SEE "RISK FACTORS" AT PAGE __.
                               -------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
            THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF COMMON
                STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
                   SAVINGS DEPOSITS AND ARE NOT INSURED BY THE
                      FEDERAL DEPOSIT INSURANCE CORPORATION
                         OR ANY OTHER GOVERNMENT AGENCY.

====================================================================================================================================
                                                                           Estimated Underwriting Fees           Estimated Net
                                                   Purchase Price(1)    Commissions and Other Expenses(2)    Conversion Proceeds(3)
- ------------------------------------------------------------------------------------------------------------------------------------
Per Share(4)....................................        $10.00                         $.32                          $9.68
- ------------------------------------------------------------------------------------------------------------------------------------
Minimum Total...................................      $14,025,000                    $489,000                     $13,536,000
- ------------------------------------------------------------------------------------------------------------------------------------
Midpoint Total..................................      $16,500,000                    $520,000                     $15,980,000
- ------------------------------------------------------------------------------------------------------------------------------------
Maximum Total...................................      $18,975,000                    $552,000                     $18,423,000
- ------------------------------------------------------------------------------------------------------------------------------------
Maximum Total, As Adjusted(5)...................      $21,821,250                    $588,000                     $21,233,000
====================================================================================================================================

- ----------------------
(1) Determined on the basis of an appraisal prepared by Keller & Company, Inc. ("Keller") dated August __, 1996, which states that the estimated pro forma market value of the Common Stock ranged from $14,025,000 to $18,975,000 or between 1,402,500 shares and 1,897,500 shares, of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing and Number of Shares to be Issued."
(2) Consists of the estimated costs to the Bank and the Holding Company arising from the Conversion, including the payment to Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. (" Webb") of estimated expenses of $40,000 and estimated sales commissions ranging from $195,000 (at the minimum) to $270,000 (at the maximum) in connection with the sale of shares in the Offering. Such fees may be deemed to be underwriting fees. See "Use of Proceeds" and "Pro Forma Data" for the assumptions used to arrive at these estimates. The Holding Company has agreed to indemnify Webb against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion - Marketing Arrangements" for a more detailed description of underwriting fees and expenses.
(3) Net Conversion proceeds may vary from the estimated amounts, depending on the Purchase Price, the number of shares issued and the number of shares sold subject to commissions. The Purchase Price and the actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the Offering.
(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $.35, $.28 or $.27, respectively, resulting in estimated net Conversion proceeds per share of $9.65, $9.72 or $9.73, respectively.
(5) As adjusted to give effect to the sale of up to an additional 284,625 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                             Charles Webb & Company
                   A Division of Keefe, Bruyette & Woods, Inc.

              The date of this Prospectus is _______________, 1996

(continued from prior page)

Subscription Rights are non-transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the United States Government. Subject to the prior rights of holders of Subscription Rights and to market conditions, the Holding Company may also offer the Common Stock for sale through Webb in a public offering to selected persons to whom this prospectus is delivered (the "Public Offering" and when referred to together with the Subscription Offering, the "Offering"). Depending on market conditions and availability of shares, the shares of Common Stock may be offered for sale in the Public Offering on a best-efforts basis by a selling group of selected broker-dealers to be managed by Webb. The Bank and the Holding Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Public Offering.

     The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Bank as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current aggregate valuation range of $14,025,000 to $18,975,000 (the "Estimated Valuation Range"), the Holding Company is offering up to 1,897,500 shares. Depending upon the market and financial conditions at the time of the completion of the Public Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the _________ shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $14,025,000 or above $21,821,250, or if the Offering is extended beyond __________________, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion - Offering of Holding Company Common Stock."

     With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $150,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of Common Stock in the Public Offering and no person, together with associates of and persons acting in concert with such person, may purchase more than $900,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range (as calculated without giving effect to any increase in the Estimated Valuation Range subsequent to the date hereof). Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Bank and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Additional Purchase Restrictions." The Bank and the Holding Company have engaged Webb as financial advisor and agent to consult, advise and assist in the distribution of shares of Common Stock, on a best-efforts basis in the Offering including, if necessary, managing selected broker-dealers to assist in selling stock in the Public Offering. For such services, Webb will receive a marketing fee of 1.5% of the total dollar amount of Common Stock sold in the Conversion, excluding purchases by directors, officers, employees and their immediate family members, and the employee stock ownership and benefit plans of the Bank and the Holding Company. If selected dealers are used, the selected dealers will receive a fee estimated to be up to 5.5% of the aggregate Purchase Price for all shares of Common Stock sold in the Offering through such selected dealers. Such fees may be deemed to be underwriting commissions. Webb and the selected dealers may be deemed to be underwriters. See "The Conversion - Marketing Arrangements" and "The Conversion Offering of Holding Company Common Stock."

     To subscribe for shares of Common Stock in the Subscription Offering, the Holding Company must receive an order form and certification form, together with full payment at $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Bank) for all shares for which subscription is made, at any office of the Bank, by noon, Chicago, Illinois time, on _____________, 1996, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering provided that, if the Offering is extended beyond __________________, each subscriber will have the right to modify or rescind his or her subscription. Subscription funds will be returned promptly with interest to each subscriber unless he or she affirmatively indicates otherwise. See "The Conversion - Offering of Holding Company Common Stock." Subscriptions paid by check, bank draft or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.

     The Holding Company has received preliminary approval to have the Common Stock listed on the Nasdaq National Market under the symbol "____." Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                  [MAP TO COME]

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the de tailed information and Consolidated Financial Statements appearing elsewhere herein.

PS Financial, Inc.

         The Holding Company, PS Financial, Inc. was recently formed by Preferred Savings under the laws of Delaware for the purpose of becoming a savings and loan holding company which will own all of the outstanding capital stock that Preferred Savings will issue in connection with the Conversion. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of Preferred Savings, a note evidencing the Holding Company's loan to the ESOP and up to approximately 50% of the net proceeds from the Conversion. See "Use of Proceeds." Upon completion of the Conversion, the Holding Company's business initially will consist only of the business of Preferred Savings. See "PS Financial, Inc."

Preferred Savings

         General. Preferred Savings is a federally chartered mutual savings bank headquartered in Chicago, Illinois. Preferred Savings currently serves the financial needs of communities in its market area through its office located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At May 31, 1996, Preferred Savings had total assets of $54.9 million, deposits of $41.9 million and total retained earnings of $12.0 million (or 21.9% of total assets).

         Preferred Savings' business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgage and, to a much lesser extent, multi-family, commercial real estate and consumer loans primarily in its market area. At May 31, 1996, $26.2 million, or 71.8%, of the Bank's total loan portfolio consisted of one- to four-family residential mortgage loans. The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Business - Investment Activities - Securities" and
"- Mortgage - Backed and Related Securities."

         Financial and operational highlights of the Bank include the following:

o Capital Strength. At May 31, 1996, the Bank had total equity of $12.0 million (21.9% of total assets) and substantially exceeded all of the applicable regulatory capital requirements with tangible, core and risk-based capital ratios of 22.1%, 22.1% and 57.1%, respectively. Assuming on a pro forma basis that $16.5 million, the midpoint of the Estimated Valuation Range, of shares were sold in the Conversion and approximately 50% of the net proceeds were retained by the Holding Company, as of May 31, 1996, the Bank's capital would have been $18.1 million (29.8% of assets). See "Pro Forma Regulatory Capital Analysis."

o Profitability. Preferred Savings recorded net income of $883,000 and $1.0 million, respectively, and a return on assets of 1.74% and 1.96%, respectively, for the years ended February 29, 1992 and February 28, 1993. The Bank recorded net income of $942,000 and a return on assets of 1.83% for the ten months ended December 31, 1993, and net income of $758,000 and $1.1 million, respectively, and a return on assets of 1.46% and 1.99%, respectively for the years ended December 31, 1994 and 1995. For the five months ended May 31, 1996, the Bank had net income of $440,000 which represents a return on assets (annualized) of 1.94%. The Bank's net interest margin has consistently exceeded its ratio of operating expense to average total assets. During the five months ended May 31, 1996, the Bank's net interest margin was 5.09% while its ratio of operating expense to average total assets (annualized) was 1.56%, respectively.

o Interest Rate Sensitivity. The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income and interest expense. In managing its asset/liability mix, Preferred Savings often, depending on the relationship between long and short-term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on matching the interest rate sensitivity of its assets and liabilities. At May 31, 1996, the Bank's liabilities anticipated to reprice within one year exceeded its assets anticipated to similarly reprice by $25.8 million or 47.1% of assets. At May 31, 1996, the net value of the Bank's portfolio equity was projected to decline by 14% and 32% if there were instantaneous increases in interest rates of 200 and 400 basis points, respectively. See "Risk Factors - Interest Rate Risk Exposure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

o Core Deposits. Management believes that the "core" portions of the Bank's regular savings and money market accounts can have a lower cost and be more resistant to interest rate changes than certificate accounts. Accordingly, the Bank uses customer service initiatives in an attempt to maintain and expand these accounts. However, the Bank's regular savings and money market accounts decreased $1.7 million from fiscal 1994 to fiscal 1995. Management believes that most of this outflow represents the most interest rate sensitive portion of such accounts (indeed, a substantial portion of the outflow is believed to have been reinvested into certificates of deposit at the Bank) and that a majority of the remaining balance represents the less interest rate sensitive portion thereof. At May 31, 1996, $21.6 million, or 51.6% of the Bank's total deposits, consisted of regular savings and money market accounts.

The Conversion

       The Offering is being made in connection with the conversion of Preferred Savings from a federally chartered mutual savings bank to a federally chartered stock savings bank and the formation of PS Financial, Inc. as the holding company of Preferred Savings. The Conversion is subject to certain conditions, including the prior approval of the Plan by the Bank's members at a Special Meeting to be held on ____________, 1996. After the Conversion, the Bank's current voting members (who include certain deposit account holders and borrowers) will have no voting rights in Preferred Savings and will have no voting rights in the Holding Company unless they become Holding Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Bank. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Rights."

       The Offering. The shares of Common Stock to be issued in the Conversion are being offered at a Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on March 31, 1995); (ii) Tax-Qualified Employee Plans; provided, however, that the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (iii) Supplemental Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on September 30, 1996); (iv) Other Members (i.e., depositors of the Bank as of ___________, 1996); and (v) employees, officers and directors of the Bank. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights will expire if not exercised by noon, Chicago, Illinois time, on _______________, 1996, unless extended (the "Expiration Date").

       Subject to the prior rights of holders of Subscription Rights and market conditions at or near the completion of the Subscription Offering, any shares of Common Stock not subscribed for in the Subscription Offering may be offered at the same price in the Public Offering through Webb to selected persons to whom this prospectus is delivered. To order Common Stock in connection with the Public Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by Webb prior to the termination of the Public Offering. The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering provided that if the Offering is extended beyond _______________, 1996, each subscriber will have the right to modify or rescind his or her subscription. The Holding Company and the Bank reserve the absolute right to accept or reject any orders in the Public Offering, in whole or in part.

       If necessary, shares of Common Stock may also be offered in connection with the Public Offering for sale on a best-efforts basis by selected dealers managed by Webb. See "The Conversion - Public Offering."

       The Bank and the Holding Company have engaged Webb to consult with and advise the Holding Company and the Bank with respect to the Offering, and Webb has agreed to solicit subscriptions and purchase orders for shares of Common Stock in the Offering. Neither Webb nor any selected broker-dealers will have any obligation to purchase shares of Common Stock in the Offering. Webb will receive for its services a marketing fee of 1.5% of the total dollar amount of Common Stock sold in the Conversion (excluding purchases by directors, officers, employees and members of their immediate families and the employee benefit plans of the Holding Company and for the Bank, and shares sold by selected broker-dealers). To the extent selected broker-dealers are utilized in connection with the sale of shares in the Public Offering, the selected dealers will receive a fee of up to 4.5% and Webb will receive a fee of 1.0% of the aggregate Purchase Price for all shares of Common Stock sold through such broker-dealers. Webb will also receive certain expense reimbursements in connection with the Offering. The Holding Company has agreed to indemnify Webb against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "The Conversion Marketing Arrangements."

       The Bank has established a Stock Information Center, which will be managed by Webb, to coordinate the Offering, including tabulating orders and answering questions about the Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the Bank's office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Bank. Such funds will not be available for withdrawal and will not be released until the Conversion is completed or terminated. See "The Conversion - Method of Payment for Subscriptions."

       Purchase Limitations. The Plan of Conversion places limitations on the number of shares which may be purchased in the Conversion by various categories of persons. With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or director, officer or employee may purchase in their capacity as such in the Subscription Offering more than $150,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $150,000 of Common Stock in the Public Offering; and no person or group of persons acting in concert (other than the Tax-Qualified Employee Plans) may purchase more than $900,000 of Common Stock in the Conversion. The minimum purchase limitation is 25 shares of Common Stock. These purchase limits may be increased or decreased consistent with the Office of Thrift Supervision ("OTS") regulations at the sole discretion of the Holding Company and the Bank. See "The Conversion - Offering of Holding Company Common Stock."

       Restrictions on Transfer of Subscription Rights. Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

       Stock Pricing and Number of Shares of Common Stock to be Issued in the Conversion. The Purchase Price of the Common Stock is $10.00 per share and is the same for all purchasers. The aggregate pro forma market value of the Holding Company and Preferred Savings, as converted, was estimated by Keller, which is experienced in appraising converting thrift institutions, to be the Estimated Valuation Range. The Board of Directors has reviewed the Estimated Valuation Range as stated in the appraisal and compared it with recent stock trading prices as well as other recent pro forma market value estimates. The Board of Directors has also reviewed the appraisal report, including the assumptions and methodology utilized therein, and determined that it was not unreasonable.

       Depending on market and financial conditions at the time of the completion of the Offering, the total number of shares of Common Stock to be issued in the Conversion may be increased or decreased significantly from the 1,897,500 shares offered hereby and the Purchase Price may be decreased. However, subscribers will be permitted to modify or rescind their subscriptions if the product of the total number of shares to be issued multiplied by the price per share is less than $14,025,000 or more than $21,821,250. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Preferred Savings and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Preferred Savings or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.

Purchases by Directors and Executive Officers

       The directors and executive officers of Preferred Savings intend to purchase, for investment purposes and at the same price as the shares are sold to other investors in the Conversion, approximately $950,000 of Common Stock, or 6.8%, 5.8% or 5.0% of the shares to be sold in the Conversion at the minimum, midpoint and maximum of the Estimated Valuation Range, respectively. In addition, an amount of shares equal to an aggregate of 8% of the shares to be issued in the Conversion is anticipated to be purchased by the ESOP. See "The Conversion - Participation by the Board and Executive Officers."

Potential Benefits of Conversion to Directors and Executive Officers

       Employee Stock Ownership Plan. The Board of Directors of the Bank has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Bank. The ESOP intends to buy up to 8% of the Common Stock issued in the Conversion (approximately $1.1 million to $1.5 million of the Common Stock based on the issuance of the minimum and the maximum of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Bank over a twelve-year period. These contributions will increase the compensation expense of the Bank. See "Management - Benefit Plans Employee Stock Ownership Plan" for a description of this plan.

       Stock Option and Incentive Plan and Recognition and Retention Plan. The Board of Directors of the Holding Company intends to adopt a Stock Option and Incentive Plan (the "Stock Option Plan") and a Recognition and Retention Plan ("RRP") to become effective upon ratification by stockholders following the Conversion. Certain of the directors and executive officers of the Holding Company and the Bank will receive awards under these plans. It is currently anticipated that an amount of shares equal to 10% and 4% of the shares sold in the Conversion will be reserved for issuance under the Stock Option Plan and RRP, respectively. Depending upon market conditions in the future, the Holding Company may purchase shares in the open market to fund these plans. See "Management - Benefit Plans" for a description of these plans.

       Under the proposed Stock Option Plan, it is presently intended that the directors and executive officers be granted options to purchase, in addition to the shares to be issued in the Conversion, an amount of shares equal to 9.2% of the shares sold in the Conversion (or 129,030 and 174,570 shares, respectively, of Common Stock based on the minimum and maximum of the Estimated Valuation Range) at an exercise price equal to the market value per share of the Common Stock on the date of grant. Such options will be awarded at no expense to the recipients and pose no financial risk to the recipients until exercised. It is presently anticipated that Kimberly P. Rooney, President and Chief Executive Officer, will each receive an option to purchase an amount of shares equal to 2.5% of the shares sold in the Conversion (or 35,063 and 47,438 shares, assuming the minimum and maximum of the Estimated Valuation Range). See "Management - Benefit Plans - Stock Option and Incentive Plan."

       The award and exercise of options pursuant to the Stock Option Plan will not result in any expense to the Holding Company; however, when the options are exercised, the per share earnings and book value of existing stockholders will likely be diluted.

       It is also intended that directors and executive officers be granted (without any requirement of payment by the grantee) an amount of shares of restricted stock awards equal to 3.7% of the shares sold in the Conversion (or 51,893 and 70,208 shares, respectively, based on the minimum and maximum of the Estimated Valuation Range) which will vest over five years commencing one year from stockholder ratification and which will have a total value of $518,930 and $702,080 based on the Purchase Price of $10.00 per share at the minimum and maximum of the Estimated Valuation Range, respectively. It is presently anticipated that President Rooney and Chairman Ptak each will receive a restricted stock award equal to 1.0% of the shares sold in the Conversion (or 14,025 and 18,975 shares, assuming the minimum and maximum of the Estimated Valuation Range). The restricted stock award to President Rooney and Chairman Ptak each would have an aggregate value ranging from $140,250 to $189,750 (at the minimum and maximum of the Estimated Valuation Range) based upon the original Purchase Price of $10.00 per share. See "Risk Factors - Takeover Defensive Provisions" and "Management - Benefit Plans Recognition and Retention Plan."

       Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $561,000 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $759,000 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The expense related to the cost of the RRP will be recognized over the five-year vesting period of the awards made pursuant to such plan. The use of authorized but unissued shares to fund the RRP would dilute the holdings of stockholders who purchase Common Stock in the Conversion. See Management - Benefit Plans - Recognition and Retention Plan."

       The Holding Company intends to submit the RRP and the Stock Option Plan to stockholders for ratification following completion of the Offering, but in no event prior to six months following the completion of the Conversion. These plans will only be effective if ratified by the stockholders. In the event the Stock Option Plan and the RRP are not ratified by stockholders, management may consider the adoption of alternate incentive plans, although no such plans are currently contemplated. While the Bank believes that the RRP and the Stock Option Plan will provide important incentives for the performance and retention of management, the Bank has no reason to believe that the failure to obtain shareholder ratification of such plans would result in the departure of any members of senior management.

       Employment and Severance Agreements. The Bank intends to enter into employment agreements with Chairman Ptak and President Rooney. It is anticipated that the agreements will provide for a salary equal to the employee's current salary, will have an initial term of three years, subject to annual extension for an additional year following the Bank's annual performance review and will become effective upon the completion of the Conversion. Under certain circumstances including a change in control, as defined in the employment agreements, the employee will be entitled to a severance payment in lieu of salary equal to a percentage of his base amount of compensation, as defined. See "Management - Executive Compensation."

       The Bank also intends to enter into change in control severance agreements with three other executive officers. Such agreements have initial terms of 12 months and become effective upon completion of the Conversion. In the event the officer is terminated following a "change in control" (as defined in the agreements) such officer will be entitled to a severance payment equal to $40,000. See "Management - Executive Compensation - Employment Agreements and Severance Agreements" for the definition of "change in control" and a more detailed description of these agreements.

Use of Proceeds

       The net proceeds from the sale of Common Stock in the Conversion (estimated at $13.5 million, $16.0 million, $18.4 million and $21.2 million based on sales at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively) will substantially increase the capital of Preferred Savings. See "Pro Forma Data." The Holding Company will utilize approximately 50% of the net proceeds from the issuance of the Common Stock to purchase all of the common stock of Preferred Savings to be issued upon Conversion and will retain approximately 50% of the net proceeds. The proceeds retained by the Holding Company will be invested initially in short-term investments similar to those currently in the Bank's portfolio. Such proceeds will subsequently be invested in mortgage-backed securities and investment securities and will be available for general corporate purposes, including the possible repurchase of shares of the Common Stock, as permitted by the OTS. The Holding Company currently has no specific plan to make any such repurchases of any of its Common Stock. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $1.1 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $1.5 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the Internal Revenue Service ("IRS") prescribed applicable federal rate at the time of origination.

       Finally, the Holding Company currently intends to use a portion of the proceeds to fund a Recognition and Retention Plan ("RRP"), subject to stockholder ratification. Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $561,000 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $759,000 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Management - Benefit Plans - Recognition and Retention Plan."

       The net proceeds received by Preferred Savings will become part of Preferred Savings' general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank intends to redirect the net proceeds to the origination of residential loans and, to a lesser extent, commercial real estate and consumer loans, subject to market conditions. In addition, such proceeds will be available for the acquisition of deposits or assets or both from other institutions, although no such acquisitions are contemplated at this time.

       See "Use of Proceeds" for additional information on the utilization of the offering proceeds as well as OTS restrictions on repurchases of the Holding Company's stock.

Dividends

       After completion of the Conversion, the Board may consider a policy of paying quarterly cash dividends on the Common Stock, although there can be no assurance as to whether or when the Holding Company will pay a dividend. The declaration and payment of dividends are subject to, among other things, the Holding Company's financial condition and results of operations, Preferred Savings' compliance with its regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends."

Market for Common Stock

       The Holding Company has received preliminary approval to have the Common Stock traded on the Nasdaq National Market System under the symbol "____." In order to be traded on the Nasdaq National Market System, there must be at least two market makers for the Common Stock. Keefe, Bruyette & Woods has indicated its intention to make a market in the Holding Company's Common Stock following completion of the Conversion, depending upon the volume of trading activity in the Common Stock and subject to compliance with applicable laws and other regulatory requirements. A second market marker has not yet been secured by the Holding Company. The Holding Company anticipates that it will be able to secure the two market makers necessary to enable the Common Stock to be traded on the Nasdaq National Market System. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company, Preferred Savings or any market maker. Further, no assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price after the Conversion. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

Risk Factors

       See "Risk Factors" for information regarding certain factors which should be considered by prospective investors, including the Bank's limited growth potential, difficulty in fully leveraging capital, interest rate risk exposure, loan concentration, competition, the competitive disadvantage resulting from the insurance premium disparity, takeover defensive provisions contained in the Holding Company's certificate of incorporation and bylaws, post-conversion overhead expenses, regulatory oversight, the risk of a delayed offering, the absence of an active market for the Common Stock and the possible consequences of amendment of the Plan of Conversion.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                                      December 31,
                                            May 31,   -----------------------------------------      February 28,     February 29,
                                             1996        1995           1994             1993           1993             1992
                                          ----------  --------        ---------        --------       ---------       -----------
                                                                       (In Thousands)
Selected Financial Condition Data:
- ----------------------------------
Total assets...........................     $54,853     $53,520        $51,619          $53,854        $49,974          $46,483
Cash and cash equivalents..............       2,871       3,754          1,429            5,874          2,445            5,697
Loans receivable, net..................      35,702      34,525         32,890           30,821         32,716           31,706
Mortgage-backed securities:
   Held to maturity....................         ---         ---          1,792            2,026            ---              ---
   Available for sale..................       3,884       4,220          1,694              ---            ---              ---
Securities:
   Held to maturity....................         ---         ---            201              403            855              607
   Available for sale..................      11,058       9,739          7,326            9,044          8,652            3,398
Deposits...............................      41,945      41,047         40,057           41,139         40,363           37,950
Total equity...........................      12,029      11,724         10,512            9,645          8,833            7,898



                                              Five Months                Year Ended          10 Months           Year Ended
                                             Ended May 31,              December 31,           Ended      ----------------------
                                        -----------------------    ----------------------   December 31,  February 28,  February 29,
                                           1996          1995         1995          1994       1993         1993          1992
                                         ---------   ----------    ----------     --------   ---------     ----------   -----------
                                                                            (In Thousands)
Selected Operations Data:
- -------------------------

Total interest income..................    $1,853        $1,758       $4,268        $3,854      $3,401        $4,183        $4,265
Total interest expense.................       725           632        1,632         1,310       1,169         1,734         2,154
                                          -------       -------       ------        ------      ------        ------        ------
   Net interest income.................     1,128         1,126        2,636         2,544       2,232         2,449         2,111
Provision for loan losses..............        50           ---          ---            42          27            24            24
                                          -------      --------     --------       -------     -------       -------       -------
Net interest income after provision for
  loan losses..........................     1,078         1,126        2,636         2,502       2,205         2,425         2,087
Fees and service charges...............        27            24           58            76          40            39            46
Gain (loss) on sales of securities.....       ---           ---          ---         (365)        (28)           ---            89
Other non-interest income..............       ---           ---          ---           ---         ---           ---           ---
                                         --------      --------     --------      --------    --------      --------      --------
Total non-interest income..............        27            24           58         (289)          12            39           135
Total non-interest expense.............       353           344        1,009           838         647           820           777
                                          -------       -------       ------       -------     -------       -------       -------
Income before taxes....................       752           806        1,685         1,375       1,570         1,644         1,445
Income tax provision...................       312           317          630           617         628           643           562
                                          -------       -------      -------       -------     -------       -------       -------
Net income.............................   $   440       $   489       $1,055        $  758      $  942        $1,001        $  883
                                          =======       =======       ======        ======      ======        ======        ======




                                                     Five Months              Year Ended      10 Months           Year Ended
                                                     Ended May 31,            December 31,      Ended     --------------------------
                                                 --------------------     -----------------  December 31, February 28,  February 29,
                                                  1996          1995       1995      1994       1993         1993          1992
                                                 -------     --------     -------- --------   ---------    ---------     --------

Selected Financial Ratios and Other Data:
- -----------------------------------------
Performance Ratios:
   Return on assets (ratio of net income to
     average total assets)(1)....................  1.94%         2.25%      1.99%     1.46%        1.83%       1.96%         1.74%
   Return on equity (ratio of net income to
     average equity)(1)..........................  8.88         10.84       9.42      7.53        10.21       11.82         11.22
   Interest rate spread information:
   Average during period(1)......................  4.20          4.54       4.26      4.38         4.78        3.96          2.58
   End of period.................................  3.70          4.03       3.71      4.26         3.92        3.79          3.17
   Net interest margin(2)(1).....................  5.09          5.33       5.13      5.03         5.39        4.88          4.25
   Efficiency Ratio(3)........................... 30.56         29.91      37.45     37.16        28.83       32.96         34.59
   Ratio of operating expense to average total
     assets(1)...................................  1.56          1.58       1.91      1.61         1.26        1.60          1.53
   Ratio of average interest-earning assets to
     average interest-bearing liabilities........127.58        127.06     127.21    125.08       121.78      126.60        138.71


Quality Ratios:
   Non-performing assets to total assets at
     end of period...............................  1.09          0.43       1.45      0.65         0.33        0.21          0.45
   Allowance for loan losses to non-performing
     loans....................................... 31.00         60.44      17.55     40.72        53.41       63.21         20.77
   Allowance for loan losses to total loans......  0.51          0.38       0.39      0.41         0.30        0.20          0.13

Capital Ratios:
   Equity to total assets at end of period....... 21.93         21.07      21.91     20.36        17.91       17.68         16.99
   Average equity to average assets.............. 21.86         20.75      21.18     19.32        17.93       16.56         15.51

- ----------
(1)  Ratios for the five-month and ten month periods have been annualized.
(2)  Net interest income divided by average interest earning assets.
(3) The efficiency ratio represents noninterest expense as a percent of net interest income and noninterest income before provision for loan losses.

                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Offering.

Limited Growth Potential; Difficulty in Fully Leveraging Capital

         The Bank experiences strong competition in its local market area in both originating loans and attracting depositor accounts. This competition arises principally from savings institutions and commercial banks as well as other types of financial service companies such as mortgage bankers, securities firms and credit unions. See "Business - Lending Activities" and "- Competition."

         In view of the increasing cost and complexity of operating a financial institution, the Board of Directors believes that moderate growth of the Bank's assets and liabilities is important for maintaining profitability. In addition, the Board of Directors believes that growth will be needed in the future to leverage the new capital raised by the Conversion. See "Use of Proceeds."

         The Bank's net loans have grown from $31.7 million at February 29, 1992 to $35.7 million at May 31, 1996. Over the same period, the Bank's deposit growth has been limited. While the Bank intends to increase its marketing efforts somewhat in order to stimulate loan and deposit growth, in view of the high level of competition in the Bank's market area and the absence of a branch office network as well as an adjustable rate residential mortgage loan product and secondary market activities, the Board believes that future internal growth can be effectively sustained only at modest levels. As a result, the Bank's ability to quickly leverage the net proceeds from the Conversion is likely to be limited. Accordingly, for the near term, return on equity will decline from current levels. See "Pro Forma Income and Equity Data" and "Use of Proceeds."

Interest Rate Risk Exposure

         The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. When interest rates rise, the Bank's net interest income tends to be adversely impacted since its liabilities tend to reprice more quickly than its assets. Conversely, in a declining rate environment the Bank's net interest income is generally positively impacted since its assets tend to reprice more slowly than its liabilities. Changes in the level of interest rates also affect the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Bank's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than savings institutions. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long and short term interest rates), as has occurred over the last several months, could adversely impact net interest income to the extent that the Bank's assets have a longer average term than its liabilities.

         In managing its asset/liability mix, the Bank may, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference and in view of its substantial capital position, place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. In particular, virtually all of the Bank's loans carry fixed interest rates. Although the Board recently determined to reduce somewhat the level of tolerated interest rate risk, it continues to believe that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates and periods in which there is a substantial positive difference between long and short term interest rates (i.e., a "positively sloped yield curve"), provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates. As a result, the Bank will continue to be significantly vulnerable to changes in interest rates and to decreases in the difference between long and short term interest rates.

         At May 31, 1996, the total amount of interest-bearing liabilities anticipated by the Bank, based on certain assumptions, to mature or reprice within one year exceeded the total amount of interest-earning assets to mature or reprice in the same period resulting in a negative cumulative one-year gap equal to 47.1% of total assets. Because of various shortcomings inherent in using repricing assumptions in calculating the Bank's gap position, the Banks's negative gap ratio at May 31, 1996 may not fully reflect the Bank's vulnerability to increases in interest rates as certain assets and liabilities may react in different degrees to, or lag behind, changes in market interest rates even though they have similar maturities or periods to repricing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Loan Concentration in Single Market Area

         At May 31, 1996, substantially all of the aggregate principal amount of the Bank's real estate mortgage loans were secured by properties located in Cook County, Illinois with a substantial majority of such loans located in the southwest side of the City of Chicago. While the Bank currently believes that its loans are sufficiently secured or adequately reserved, in the event that real estate prices in Cook County substantially weaken or economic conditions in Cook County decline, it is possible that the value of the real estate may be insufficient to collateralize the Bank's loans, thus exposing the Bank to risk of loss. See "Business - Market Area."

Competition

         Preferred Savings experiences significant competition in its local market area in both originating real estate and other loans and attracting deposits. This competition arises from other savings institutions as well as commercial banks, mortgage banks, credit unions and national and local securities firms. The Bank's competitors include many significantly larger banks, including several large regional banks with offices in the city of Chicago. Due to their size, these large banks can achieve certain economies of scale and as a result offer a broader range of products and services than are currently available at the Bank. The Bank attempts to mitigate its lack of such an extensive product line by emphasizing customer service. Such competition may limit Preferred Savings' growth in the future. See "Business - Competition."

Competitive Disadvantage Caused by the Disparity Between BIF and SAIF Insurance Premiums

         Federal law requires that the FDIC maintain reserves at both the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF") of at least 1.25% of insured deposits. The reserves are funded through the payment of insurance premiums by the insured institution members of each fund.

The BIF reached this level during 1995. Upon attainment of the required reserve level, the FDIC may reduce insurance premiums applicable to BIF-insured institutions while retaining the premiums applicable to SAIF members, such as the Bank, at their current levels until the SAIF reaches its required reserve level. Proposed federal legislation provides for a one-time assessment of .85% to .90% of insured deposits to be imposed on all SAIF-insured deposits, including those held by commercial banks, and for BIF deposit insurance premiums to be used to pay the Financing Corporation ("FICO") bond interest on a pro rata basis together with SAIF premiums. If a requirement were implemented as of March 31, 1995 for the Bank to pay a one-time assessment equal to .90% of insured deposits, the amount of such assessment would have been approximately $360,000 pretax.

         In November 1995, the FDIC revised the premium schedule for BIF-insured banks to provide for a range of 0% to .27% of deposits (as compared to the current range of .23% to .31% of deposits for SAIF-insured institutions) with an annual statutory minimum payment of $2,000. As a result of the BIF reaching the required reserve ratio, the revised premium schedule took effect in January 1996. The FDIC action does not affect the premium rates currently applicable to SAIF members, such as the Bank, which, as noted above, range from .23% to .31% of deposits depending on the institution's capital level and other factors. As a result, BIF members would generally pay lower premiums than SAIF members. While the magnitude of the competitive advantage of BIF-insured institutions and its impact on the Bank's results of operations cannot be determined at this time, the decrease in BIF premiums could place the Bank at a material competitive disadvantage. The Bank currently qualifies for the minimum SAIF premium level of
 .23% of deposits. See "Regulation - Insurance of Accounts and Regulation by the FDIC."

Takeover Defensive Provisions

         Holding Company and Bank Governing Instruments. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws assist the Holding Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. In addition, provisions in the Bank's federal stock Charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Bank. The Bank's Charter includes a provision applicable for five years which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's securities. Any person violating this restriction may not vote the Bank's securities in excess of 10%. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's certificate of incorporation also authorize preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Regulatory and Statutory Provisions. Federal regulations prohibit, for a period of three years following the completion of the Conversion, any person from offering to acquire or acquiring the beneficial ownership of more than 10% of the stock of a converted savings institution or its holding company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Employment Agreements, Severance Agreements and Other Benefit Plans. The employment agreements, severance agreements, the proposed Stock Option Plan and the proposed RRP also contain provisions that could have the effect of discouraging takeover attempts of the Holding Company.

         The Bank intends to enter into employment agreements with Chairman Ptak and President Rooney and severance agreements with three other executive officers. The employment agreements provide for an annual base salary in an amount not less than the employee's current salary and an initial term of three years. The agreements may be extended for an additional year on each annual anniversary date, but only if such extensions are approved by the Board of Directors. The employment agreements also provide for payment of the employee's salary to the employee for the remainder of the term of the agreement, plus an additional amount, the sum of which will not exceed a percentage of the employee's base compensation, in the event there is a "change in control" of the Bank (as defined in the agreement) where employment terminates involuntarily in connection with such change in control or within 12 months thereafter.

       The Bank also intends to enter into change in control severance agreements with three other executive officers. Such agreements become effective upon completion of the Conversion and have initial terms of 12 months. In the event the officer is terminated following a change in control (as defined in the agreements), such officer will be entitled to a severance payment of $40,000. Currently, no officers have employment or severance agreements. For more information regarding these agreements, see "Management - Executive Compensation
- - Employment Agreements and Severance Agreements."

         Possible Dilutive Effects. The issuance of additional shares pursuant to the proposed Stock Option Plan and RRP will result in a dilution in the percentage of ownership of the Holding Company of those persons purchasing Common Stock in the Conversion, assuming that the shares utilized to fund the proposed Stock Option Plan and RRP awards come from authorized but unissued shares. Assuming the exercise of all options available under the Stock Option Plan and the award of all shares available under the RRP, and assuming the use of authorized but unissued shares, the interest of stockholders will be diluted by approximately 9.1% and 3.8%, respectively. See "Pro Forma Data," "Management Benefit Plans - Stock Option and Incentive Plan," and "- Recognition and Retention Plan" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." For financial accounting purposes, certain incentive grants under the proposed RRP will result in the recording of compensation expense over the vesting period. See "Pro Forma Data."

         Voting Control of Directors and Executive Officers. The directors and executive officers of the Bank are anticipated to purchase an aggregate of approximately $950,000 or approximately 6.8% of the shares offered in the Conversion at the minimum of the Estimated Valuation Range, or 5.0% of the shares offered in the Conversion at the maximum of the Estimated Valuation Range. Directors and executive officers will also receive awards under the proposed Stock Option Plan and the proposed RRP. Assuming the sale of shares at the maximum of the Estimated Valuation Range and a market value of $10.00 per share at the time of stockholder ratification of the RRP, the market value of the stock to be awarded under the proposed RRP to President Rooney, Chairman Ptak and to all directors and executive officers as a group (8 persons) would be $189,750, $189,750 and $629,970. Assuming the purchase of $950,000 of Common
Stock in the Conversion by directors and executive officers in the aggregate (8 persons), the full vesting of the restricted stock to be awarded under the proposed RRP and the issuance of shares from authorized but unissued shares in connection with the exercise of all options intended to be awarded under the proposed Stock Option Plan the Conversion and approval of the Stock Option Plan and the RRP by the stockholders, the shares owned by the directors and executive officers in the aggregate would be between 18.4% (at the maximum of the Estimated Valuation Range) and 16.4% (at the minimum of the Estimated Valuation Range) of the outstanding shares. In addition, the ESOP is expected to purchase 8% of the shares sold in the Conversion. This stock ownership, if voted as a block, could defeat takeover attempts favored by other stockholders.

Post Conversion Overhead Expense

         After completion of the Conversion, the Holding Company's noninterest expense is likely to increase as a result of the financial accounting, legal and tax expenses usually associated with operating as a public company. See "Regulation - Federal and State Taxation" and "Additional Information." In addition, it is currently anticipated that the Holding Company will record additional expense based on the proposed RRP. See "Pro Forma Data" and "Management - Benefit Plans - Recognition and Retention Plan." Finally, the Holding Company will also record additional expense as a result of the adoption of the ESOP. See "Management - Benefit Plans - Employee Stock Ownership Plan."

         In November 1993, the American Institute of Certified Public Accountants ("AICPA") Accounting Standards Division issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP to be established in connection with the Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of New Accounting Standards" and "Pro Forma Data."

Regulatory Oversight

         The Bank is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of the Bank, the Holding Company will be subject to regulation and oversight by the OTS. See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the Banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. See "Regulation - Federal Regulation of Savings Associations" and "- Regulatory Capital Requirements." Any change in such regulation and oversight, whether by the OTS, the Federal Reserve Board, the FDIC or Congress, could have a material impact on the Holding Company, the Bank and their respective operations.

Risk of Delayed Offering

         The Subscription Offering will expire at noon, Chicago, Illinois time, on _______________, 1996 unless extended by the Bank and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may conduct a Public Offering through Webb. If the Offering is extended beyond _______________, 1996, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Offering will not be extended as set forth above.

         A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs in completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting, OTS regulations would require the Bank to charge accrued Conversion costs to then-current period operations.
See "The Conversion - Risk of Delayed Offering."

Absence of Active Market for the Common Stock

         The Holding Company, as a newly organized company, has never issued capital stock. Consequently, there is not at this time any market for the Common Stock. The Common Stock has received preliminary approval for listing on the Nasdaq National Market under the symbol "____." Webb has agreed to act as a market maker and to assist the Holding Company in securing a second market maker to make a market in the Common Stock. However, there can be no assurance that at least two market makers will be obtained, that the Bank will receive final approval for listing on the Nasdaq National Market, that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock."

Possible Consequences of Amendment to Plan of Conversion

         The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Holding Company, the Plan of Conversion may be substantively amended by a two-thirds vote of the respective Boards of Directors of the Bank and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the Securities and Exchange Commission ("SEC") and the OTS. Moreover, if the Plan of Conversion is amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the SEC or the OTS. If the Plan of Conversion is amended in a manner that is deemed to be material to the subscribers by the Holding Company, subscription funds will be returned to subscribers with interest unless they affirmatively elect to increase, decrease or maintain their subscriptions. No such amendments are currently contemplated, although the Bank reserves the right to increase or decrease purchase limitations without a subscriber resolicitation. See "The Conversion Approval, Interpretation, Amendment and Termination."

                               PS FINANCIAL, INC.

         The Holding Company was formed at the direction of Preferred Savings in July 1996 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of the Bank issued in the Conversion. The Holding Company is incorporated under the laws of the State of Delaware. The Holding Company is authorized to do business in the State of Illinois, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The business of the Holding Company initially will consist only of the business of Preferred Savings. The holding company structure will, however, provide the Holding Company with greater flexibility than the

Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of stock financial institutions, as well as, other companies. Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition, the Holding Company will be in a position after the Conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

         The assets of the Holding Company will consist initially of the stock of Preferred Savings, a note evidencing the Holding Company's loan to the ESOP and up to 50% of the net proceeds from the Conversion (less the amount used to fund the ESOP loan). See "Use of Proceeds." Initially, any activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon and dividends from Preferred Savings, if any. See "Dividends" and "Regulation - Holding Company Regulation." Thereafter, activities of the Holding Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Holding Company. At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of Common Stock in the Conversion. See "Management Benefit Plans - Employee Stock Ownership Plan."

         The executive office of the Holding Company is located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195. Its telephone number at that address is (312) 376-3800.

                                PREFERRED SAVINGS

         Preferred Savings serves the financial needs of communities in its market area through its office located at 4800 South Pulaski Road, Chicago, Illinois. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At May 31, 1996, Preferred Savings had total assets of $54.9 million, deposits of $41.9 million and retained earnings of $12.0 million (or 21.9% of total assets).

         Preferred Savings' business involves attracting deposits from the general public and using such deposits, together with other funds, to originate one- to four-family residential mortgage loans and, to a much lesser extent, multi-family, commercial real estate, and consumer loans primarily in its market area. At May 31, 1996, $26.2 million, or 71.8%, of the Bank's total loan portfolio consisted of residential one- to four-family mortgage loans. See "Business - Lending Activities."

         The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Business - Investment Activities - Securities" and "- Mortgage-Backed and Related Securities."

         The executive office of the Bank is located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195. Its telephone number at that address is (312) 376-3800.

                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $13.5 million and $18.4 million (or up to $21.2 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         In exchange for all of the common stock of Preferred Savings issued upon conversion, the Holding Company will contribute approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock to Preferred Savings. On an interim basis, the proceeds will be invested by the Holding Company and Preferred Savings in short-term investments similar to those currently in the Bank's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $1.1 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $1.5 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the IRS prescribed applicable federal rate at the time of origination.

         The net proceeds received by Preferred Savings will become part of Preferred Savings' general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank will redirect the net proceeds to the origination of residential loans and, to a lesser extent, commercial real estate and consumer loans, subject to market conditions.

         After the completion of the Conversion, the Holding Company will redirect the net proceeds invested by it in short-term assets into a variety of mortgage-backed securities and other securities similar to those already held by the Bank. Also, the Holding Company may use a portion of the proceeds to fund the RRP, subject to shareholder approval of such plan. Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the initial Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $561,000 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $759,000 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Business - Lending Activities" and " - Investment Activities" and "Management Benefit Plans
- - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program subject to limitations contained in OTS regulations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Bank's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to five percent of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter, other than limits on the Bank's ability to pay dividends to the Holding Company to fund the repurchase. For a description of the restrictions on the Bank's ability to provide the Holding Company with funds through dividends or other distributions, see "Dividends" and "The Conversion - Restrictions on Repurchase of Stock."

         The Holding Company or Preferred Savings might consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time.

                                    DIVIDENDS

         The Board of Directors may consider a policy of paying cash dividends on the Common Stock. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors at its discretion. They will take into account the Holding Company's consolidated financial condition, the Bank's regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors.

         It is not presently anticipated that the Holding Company will conduct significant operations independent of those of Preferred Savings for some time following the Conversion. As such, the Holding Company does not expect to have any significant source of income other than earnings on the net proceeds from the Conversion retained by the Holding Company (which proceeds are currently estimated to range from $13.5 million to $18.4 million based on the minimum and the maximum of the Estimated Valuation Range, respectively) and dividends from Preferred Savings, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of Preferred Savings to pay dividends to the Holding Company. See "Description of Capital Stock - Holding Company Capital Stock - Dividends." Preferred Savings, like all savings associations regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Rights in Proposed Converted Institution" and "Regulation Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." Earnings allocated to Preferred Savings' "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by Preferred Savings to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."

                             MARKET FOR COMMON STOCK

         Preferred Savings, as a mutual thrift institution, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. The Common Stock has been preliminarily approved for trading on the NASDAQ National Market System under the symbol "____" upon completion of the Conversion. In order to be quoted on the Nasdaq National Market, among other criteria, there must be at least two market makers for the Common Stock. Keefe, Bruyette & Woods has agreed, subject to certain conditions, to act as a market maker for the Holding Company's Common Stock following the Conversion, and assist in securing a second market maker to do the same. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                 PRO FORMA DATA

         The following table sets forth the historical net income, retained earnings and per share data of Preferred Savings at and for the five months ended May 31, 1996 and the fiscal year ended December 31, 1995, and after giving effect to the Conversion, the pro forma net income, capital stock and stockholders' equity and per share data of the Holding Company at and for the five months ended May 31, 1996 and the fiscal year ended December 31, 1995. The pro forma data has been computed on the assumptions that (i) the specified number of shares of Common Stock was sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated, (ii) 50% of such net proceeds were retained by the Holding Company and the remainder were used to purchase all of the stock of Preferred Savings, and (iii) such net proceeds, less the amount of the ESOP and RRP funding, were invested by the Bank and Holding Company at the beginning of the periods to yield a pre-tax return of 5.91% for the five months ended May 31, 1996 and 5.45% for the fiscal year ended December 31, 1995. The assumed return is based upon the market yield rate of one-year U.S. Government Treasury Securities as of August 15, 1996. The use of this current rate is viewed to be more relevant in the current interest rate environment than the use of an arithmetic average of the weighted average yield earned by the Bank on its interest-earning assets and the weighted average rate paid on its deposits during such periods. In calculating the underwriting fees, the table assumes that (i) no commission was paid on $950,000 of shares sold to directors, officers and employees, (ii) 8% of the total shares sold in the Conversion were sold to the ESOP at no commission, and (iii) the remaining shares were sold at a 1.5% commission. (These assumptions represent management's estimate as to the distribution of stock orders in the Conversion. However, there can be no assurance that such estimate will be accurate and that a greater proportion of shares will not be sold at a higher commission, thus increasing offering expenses.) Fixed expenses are estimated to be $310,000. Actual Conversion expenses may be more or less than those estimated because the fees paid to Webb and other brokers will depend upon the categories of purchasers, the Purchase Price and market conditions and other factors. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.

         The total number of shares to be issued in the Conversion may be increased or decreased significantly, or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $14,025,000 (the minimum of the Estimated Valuation Range) or more than $21,821,250 (15% above the maximum of the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."




                                                                       At or For the Five Months Ended May 31, 1996
                                                                    ---------------------------------------------------
                                                                                                                15% Above
                                                                     Minimum       Midpoint        Maximum        Maximum
                                                                    1,402,500      1,650,000      1,897,500      2,182,125
                                                                    Shares at      Shares at      Shares at      Shares at
                                                                   $10.00 per     $10.00 per     $10.00 per     $10.00 per
                                                                      Share          Share          Share          Share
                                                                   ----------     ----------     ----------      ---------
                                                                    (Dollars in Thousands, Except Share Amounts)

Gross proceeds ..............................................   $    14,025     $    16,500     $    18,975     $    21,821
Less offering expenses and commissions ......................          (489)           (520)           (552)           (588)
                                                                -----------     -----------     -----------     -----------
 Estimated net conversion proceeds(1) .......................        13,536          15,980          18,423          21,233
Less ESOP shares ............................................        (1,122)         (1,320)         (1,518)         (1,746)
Less RRP shares .............................................          (561)           (660)           (759)           (873)
                                                                -----------     -----------     -----------     -----------
 Estimated proceeds available for investment ................   $    11,853     $    14,000     $    16,146     $    18,614
                                                                ===========     ===========     ===========     ===========

Net Income:
  Historical ................................................   $       440     $       440     $       440     $       440
Pro Forma Adjustments:
   Net earnings from proceeds(2) ............................           184             217             251             289
   ESOP(3) ..................................................           (52)            (61)            (70)            (81)
   RRP(4) ...................................................           (29)            (35)            (40)            (45)
                                                                -----------     -----------     -----------     -----------
     Pro forma net income(5) ................................   $       543     $       561     $       581     $       602
                                                                ===========     ===========     ===========     ===========

Net Income Per Share:
    Historical(6) ...........................................   $      0.34     $      0.29     $      0.25     $      0.22
Pro forma Adjustments:
     Net earnings from proceeds .............................          0.14            0.14            0.14            0.14
     ESOP(3) ................................................         (0.04)          (0.04)          (0.04)          (0.04)
     RRP(4) .................................................         (0.02)          (0.02)          (0.02)          (0.02)
                                                                -----------     -----------     -----------     -----------
         Pro forma net income per share(4) ..................   $      0.42     $      0.37     $      0.33     $      0.30
                                                                ===========     ===========     ===========     ===========

    Ratio of offering price to pro forma net income per share
       (annualized) .........................................          9.92x          11.26x          12.63x          13.89x
                                                                ===========     ===========     ===========     ===========
    Number of shares using 93-6 .............................     1,294,198       1,522,584       1,750,972       2,013,618

Stockholders' Equity (Book Value)(7):
  Historical ................................................   $    12,029     $    12,029     $    12,029     $    12,029
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds .........................        13,536          15,980          18,423          21,233
  Less common stock acquired by:
   ESOP(3) ..................................................        (1,122)         (1,320)         (1,518)         (1,746)
   RRP(4) ...................................................          (561)           (660)           (759)           (873)
                                                                -----------     -----------     -----------     -----------
       Pro forma stockholder's equity(4) ....................   $    23,882     $    26,029     $    28,175     $    30,643
                                                                ===========     ===========     ===========     ===========

Stockholders' Equity (Book Value)(7):
Per Share(6):
  Historical ................................................   $      8.58            7.29            6.34     $      5.51
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds .........................          9.65            9.68            9.71            9.73
  Less common stock acquired by:
   ESOP(3) ..................................................         (0.80)          (0.80)          (0.80)          (0.80)
   RRP(4) ...................................................         (0.40)          (0.40)          (0.40)          (0.40)
                                                                -----------     -----------     -----------     -----------
       Pro forma book value per share(5) ....................   $     17.03     $     15.77     $     14.85     $     14.04
                                                                ===========     ===========     ===========     ===========

Pro forma price to book value ...............................         58.72%          63.41%          67.34%          71.23%
                                                                ===========     ===========     ===========     ===========
Number of shares ............................................     1,402,500       1,650,000       1,897,500       2,182,125




                                                                         At or For the Year Ended December 31, 1995
                                                                   ---------------------------------------------------
                                                                                                               15% Above
                                                                     Minimum      Midpoint        Maximum       Maximum
                                                                    1,402,500     1,650,000      1,897,500     2,182,125
                                                                    Shares at     Shares at      Shares at     Shares at
                                                                   $10.00 per    $10.00 per     $10.00 per    $10.00 per
                                                                      Share         Share          Share         Share
                                                                   ----------    ----------     ----------    -----------
                                                                       (Dollars in Thousands, Except Share Amounts)

Gross proceeds ...............................................   $    14,025    $    16,500    $    18,975    $    21,821
Less offering expenses and commissions .......................          (489)          (520)          (552)          (588)
                                                                 -----------    -----------    -----------    -----------
 Estimated net conversion proceeds(1) ........................        13,536         15,980         18,423         21,233
Less ESOP shares .............................................        (1,122)        (1,320)        (1,518)        (1,746)
Less RRP shares ..............................................          (561)          (660)          (759)          (873)
                                                                 -----------    -----------    -----------    -----------
 Estimated proceeds available for investment .................   $    11,853    $    14,000    $    16,146    $    18,614
                                                                 ===========    ===========    ===========    ===========

Net Income:
  Historical .................................................   $     1,055    $     1,055    $     1,055    $     1,055
Pro Forma Adjustments:
   Net earnings from proceeds(2) .............................           407            481            554            639
   ESOP(3) ...................................................          (124)          (146)          (168)          (193)
   RRP(4) ....................................................           (71)           (83)           (96)          (110)
                                                                 -----------    -----------    -----------    -----------
     Pro forma net income(5) .................................   $     1,267    $     1,307    $     1,345    $     1,391
                                                                 ===========    ===========    ===========    ===========

Net Income Per Share:
    Historical(6) ............................................   $      0.81    $      0.69    $      0.60    $      0.52
Pro forma Adjustments:
     Net earnings from proceeds ..............................          0.31           0.31           0.32           0.32
     ESOP(3) .................................................         (0.10)         (0.10)         (0.10)         (0.10)
     RRP(4) ..................................................         (0.05)         (0.05)         (0.05)         (0.05)
                                                                 -----------    -----------    -----------    -----------
         Pro forma net income per share(4) ...................   $      0.97    $      0.85    $      0.77    $      0.69
                                                                 ===========    ===========    ===========    ===========

    Ratio of offering price to pro forma net income per share          10.31x         11.76x         12.99x         14.49x
                                                                 ===========    ===========    ===========    ===========

           Number of shares using 93-6(3) ....................     1,299,650      1,529,000      1,758,350      2,022,103

Stockholders' Equity (Book Value)(7):
  Historical .................................................   $    11,724    $    11,724    $    11,724    $    11,724
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds ..........................        13,536         15,980         18,423         21,233
  Less common stock acquired by:
   ESOP(3) ...................................................        (1,122)        (1,320)        (1,518)        (1,746)
   RRP(4) ....................................................          (561)          (660)          (759)          (873)
                                                                 -----------    -----------    -----------    -----------
       Pro forma book value(4) ...............................   $    23,577    $    25,724    $    27,870    $    30,338
                                                                 ===========    ===========    ===========    ===========

Stockholders' Equity (Book Value)(7):
Per Share(6):
  Historical .................................................   $      8.36    $      7.11    $      6.18    $      5.37
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds ..........................          9.65           9.68           9.71           9.73
  Less common stock acquired by:
   ESOP(3) ...................................................         (0.80)         (0.80)         (0.80)         (0.80)
   RRP(4) ....................................................         (0.40)         (0.40)         (0.40)         (0.40)
                                                                 -----------    -----------    -----------    -----------
       Pro forma book value per share(5) .....................   $     16.81    $     15.59    $     14.69    $     13.90
                                                                 ===========    ===========    ===========    ===========
Offering Price Per Share as a Percentage of Pro Forma
   Stockholders' Equity Per Share ............................         59.49x         64.14x         68.07x         71.94x
                                                                 ===========    ===========    ===========    ===========
Number of shares .............................................     1,402,500      1,650,000      1,597,500      2,182,125

- ----------
(1) Reflects a reduction to net proceeds for the cost of the ESOP and the RRP (which is subject to shareholder ratification) which it is assumed will be funded from the net proceeds retained by the Holding Company.

(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP and RRP, which purchases are to be funded by the Holding Company and the Bank, have been deducted from net proceeds.

(3) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal installments of principal and interest over a 12-year period. However, assuming the Holding Company makes the ESOP loan, interest income earned by the Holding Company on the ESOP debt will offset the interest paid by the Bank. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Holding Company on a consolidated basis. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Holding Company would be expected to increase.

(4) Adjustments to both book value and net earnings have been made to give effect to the proposed open market purchase (based upon an assumed purchase price of $10.00 per share) following Conversion by the RRP (subject to stockholder ratification of such plan) of an amount of shares equal to 4% of the shares of Common Stock sold in the Conversion for the benefit of certain directors, officers and employees. Funds used by the RRP to purchase the shares will be contributed to the RRP by the Holding Company if the RRP is ratified by stockholders following the Conversion. Therefore, this funding is assumed to reduce the proceeds available for reinvestment. For financial accounting purposes, the amount of the contribution will be recorded as a compensation expense (although not an actual expenditure of funds) over the period of vesting. These grants are scheduled to vest in equal annual installments over the five years following stockholder ratification of the RRP. However, all unvested grants will be forfeited in the case of recipients who fail to maintain continuous service with the Holding Company or its subsidiaries. In the event the RRP is unable to purchase a sufficient number of shares of Common Stock to fund the RRP, the RRP may issue authorized but unissued shares of Common Stock from the Holding Company to fund the remaining balance. In the event the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interests of existing stockholders would be diluted by approximately 3.8%.

     In the event that the RRP is funded through authorized but unissued shares, for the five months ended May 31, 1996 and year ended December 31, 1995, pro forma net income per share would be $0.38, $0.33, $0.30, and $0.27 and $0.95, $0.83, $0.74 and $0.67, respectively, and pro forma stockholders' equity per share would be $16.76, $15.56, $14.66 and $13.89 and $15.78,
     $14.61, $13.74 and $12.98, respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

(5) No effect has been given to the shares to be reserved for issuance under the proposed Stock Option Plan which is expected to be adopted by the Holding Company following the Conversion, subject to stockholder approval. In the event the Stock Option Plan is funded by the issuance of authorized but unissued shares in an amount equal to 10% of the shares sold in the Conversion, at $10.00 per share, the interests of existing stockholders would be diluted as follows: pro forma net income per share for the five months ended May 31, 1996 and the year ended December 31, 1995 would be $0.38, $0.33, $0.30, and $0.27, and $0.88, $0.77, $0.69 and $0.62,
     respectively, and pro forma stockholders' equity per share would be $16.39, $15.13, $14.41 and $13.68 and $16.19, $15.08, $14.26 and $13.55,
     respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. In the alternative, the Holding Company may purchase shares in the open market to fund the Stock Option Plan following stockholder approval of such plan. To the extent, the entire 10% of the shares to be reserved for issuance under the Stock Option Plan were funded through open market purchases at the Purchase Price of $10.00 per share, proceeds available for reinvestment would be reduced by $1,402,500, $1,650,000, $1,897,500 and $2,182,125 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management - Benefit Plans - Stock Option and Incentive Plan."

(6) Historical pro forma per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated.

(7) "Book value" represents the difference between the stated amounts of the Bank's assets (based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Bank's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "Regulation - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

          At May 31, 1996, the Bank would have exceeded each of the OTS capital requirements on both a current and a fully phased-in basis. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of May 31, 1996 based on historical capital and also assuming that the indicated number of shares were sold as of such date using the assumptions contained under the caption "Pro Forma Data."


                                                                              Pro Forma at May 31, 1996
                                               -----------------------------------------------------------------------------------
                                                                                                                  2,182,125 Shares
                                                 1,402,500 Shares       1,650,000 Shares    1,897,500 Shares         15% above
                           Historical                Minimum               Midpoint             Maximum               Maximum
                      --------------------     -------------------    -------------------  --------------------  -----------------
                      Amount    Percent(1)     Amount    Percent(1)   Amount    Percent(1)  Amount   Percent(1)  Amount  Percent(1)
                      ------    ----------     ------    ----------   ------    ----------  ------   ----------  ------  ----------
                                                                      (Dollars in Thousands)

GAAP Capital(2)..... $12,029       21.9%      $17,114       28.6%    $18,039       29.6%    $18,964      30.7%    $20,027   31.9%
Tangible Capital(3):
  Capital level..... $12,107       22.1.%     $17,192       28.7%    $18,117       29.8%    $19,042      30.8%    $20,105   32.0%
  Requirement.......     823        1.5           899        1.5         913        1.5         927       1.5         943    1.5
                    --------      -----      --------      -----    --------      -----    --------     -----    --------  -----
  Excess............ $11,284       20.6%      $16,293       27.2%    $17,204       28.3%    $18,115      29.3%    $19,162   30.5%
                     =======       ====       =======      =====     =======      =====     =======      ====     =======   ====

Core Capital:
  Capital level..... $12,107       22.1%      $17,192       28.7%    $18,117       29.8%    $19,042      30.8%    $20,105   32.0%
  Requirement(4)....   1,646        3.0         1,798        3.0       1,826        3.0       1,854       3.0       1,886    3.0
                    --------      -----      --------      -----    --------      -----    --------     -----    --------  -----
  Excess............ $10,461       19.1%      $15,394       25.7%    $16,291       26.8%    $17,188      27.8%    $18,219   29.0%
                     =======      =====       =======      =====     =======      =====     =======     =====     =======  =====

Risk-Based Capital:
  Capital level(5).. $12,293       57.1%      $17,378       77.1%    $18,303       80.6%    $19,228      84.0%    $20,291   87.8%
  Requirement(6)....   1,721        8.0         1,802        8.0       1,817        8.0       1,832       8.0       1,849    8.0
                    --------      -----      --------      -----    --------      -----     -------     -----     -------  -----
  Excess............ $10,572       49.1%      $15,576       69.1%    $16,486       72.6%     17,396      76.0%    $18,442   79.8%
                     =======      =====       =======       ====     =======       ====      ======      ====     =======   ====

- ----------
(1) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weight, such as short-term interest-bearing deposits.
(2) Total retained earnings as calculated under generally accepted accounting principles ("GAAP"). Assumes that the Bank receives 50% of the net proceeds, offset in part, by the aggregate Purchase Price of Common Stock acquired at a price of $10.00 per share by the ESOP in the Conversion and the RRP (assuming stockholder ratification of such plan following completion of the Conversion).
(3) Unrealized gains and losses on debt securities available for sale are excluded from tangible, core and risk-based capital.
(4) In April 1991, the OTS proposed a core capital requirement for savings associations comparable to the requirement for national banks that became effective on November 30, 1990. This proposed core capital ratio is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness ("CAMEL" rating), with a 4% to 5% core capital requirement for all other thrifts. See "Regulation - Regulatory Capital Requirements."
(5) Includes $186,000 of general valuation allowances, all of which qualify as supplementary capital. See "Regulation - Regulatory Capital Requirements."
(6)  Assumes reinvestment of net proceeds in 0% risk-weighted assets.

                                 CAPITALIZATION

          Set forth below is the capitalization, including deposits, of Preferred Savings as of May 31, 1996, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."


                                                                             Holding Company - Pro Forma Based
                                                                               Upon Sale at $10.00 per share
                                                                   ------------------------------------------------------
                                                                                                              15% Above
                                                                     Minimum      Midpoint       Maximum       Maximum
                                                      Existing      1,402,500     1,650,000     1,897,500     2,182,125
                                                  Capitalization      Shares       Shares        Shares        Shares
                                                  --------------      ------       ------        ------        ------
                                                                              (In Thousands)
Deposits(1).................................          $41,945       $41,945      $41,945       $41,945       $41,945
                                                      =======       =======      =======       =======       =======
Stockholders' Equity:
  Serial Preferred Stock ($0.01 par value)
  authorized - 100,000 shares; none to be
  outstanding...............................        $     ---     $     ---    $     ---     $     ---     $     ---
  Common Stock ($0.01 par value authorized
  - 2,500,000 shares to be outstanding (as
  shown)(2).................................              ---            14           17            19            22
 Additional paid-in capital.................              ---        13,522       15,963        18,404        21,211
  Retained earnings, substantially
  restricted(3).............................           12,107        12,107       12,107        12,107        12,107
Less:
  Net unrealized loss on securities available
    for sale................................               78            78           78            78            78
  Common Stock acquired by ESOP(4)..........              ---         1,122        1,320         1,518         1,746
  Common Stock acquired by RRP(4)...........              ---           561          660           759           873
                                                    ---------      --------     --------      --------      --------
Total Stockholders' Equity..................          $12,029       $23,882      $26,029       $28,175       $30,643
                                                      =======       =======      =======       =======       =======


- ----------

(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the Stock Option Plan.

(3) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" regarding the liquidation account to be established upon Conversion.

(4) Assumes that 8% of the shares sold in the Conversion will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire the ESOP's debt. Also assumes that an amount of shares equal to 4% of the amount of shares sold in the Conversion will be acquired by the RRP, following shareholder ratification of such plan after completion of the Conversion. In the event that the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interest of existing stockholders would be diluted by approximately 3.8%. The amount to be borrowed by the ESOP and the Common Stock acquired by the RRP is reflected as a reduction of stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate one- to four- family residential mortgage and, to a significantly lesser extent, multi-family, commercial real estate, construction and consumer loans primarily in its market area. The Bank's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments and mortgage-backed and related securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. See "Risk Factors - Regulatory Oversight" and "- Competitive Disadvantage Caused by the Disparity Between BIF and SAIF Insurance Premiums." The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

         The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable, net and investments and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Financial Condition

Comparison of Financial Condition at May 31, 1996 and December 31, 1995

         Total assets at May 31, 1996 were $54.9 million compared to $53.5 million at December 31, 1995, an increase of $1.4 million, or 2.6%. The increase in total assets was due primarily to increases in loans receivable and securities available for sale, partially offset by decreases in cash and cash equivalents and mortgage-backed securities available for sale.

         Total liabilities at May 31, 1996 were $42.8 million compared to $41.8 million at December 31, 1995, an increase of $1.0 million, or 2.4%. Total deposits increased by $900,000 from $41.0 million at December 31, 1995 to $41.9 million at May 31, 1996 due to an increase in certificates of deposit of $300,000 and an increase in passbook savings and money markets of $600,000. In addition, other liabilities increased by $128,000 as a result of an increase in accrued federal and state income taxes of $83,000 and accrued interest payable on deposit accounts, which is paid at quarter end, of $173,000.

         Total equity at May 31, 1996 was $12.0 million compared to $11.7 million at December 31, 1995, an increase of $300,000, or 2.6% as a result of $440,000 in net income for the period, offset by a change in unrealized gain
(loss) on securities available for sale from $57,000 at December 31, 1995 to $(78,000) at May 31, 1996.

Comparison of Financial Condition at December 31, 1995 and December 31, 1994

         Total assets at December 31, 1995 were $53.5 million compared to $51.6 million at December 31, 1994, an increase of $1.9 million, or 3.7%. The Bank increased the amount of net loans receivable by $1.6 million, from $32.9 million at December 31, 1994 to $34.5 million at December 31, 1995, primarily due to lower levels of mortgage interest rates in 1995, which spurred increased customer demand. Securities available-for-sale increased by $5.0 million from $9.0 million to $14.0 million as a result of the investment of funds from the maturity of interest-bearing term deposits in other financial institutions and securities held-to-maturity. The Bank also increased the amount of cash and cash equivalents from $1.4 million at December 31, 1994 to $3.8 million at December 31, 1995 as a result of these maturities.

         Total liabilities were $41.8 million at December 31, 1995 compared to $41.1 million at December 31, 1994, an increase of $700,000, or 1.7%. Total deposit accounts increased by $1.0 million from $40.0 million at December 31, 1994 to $41.0 million at December 31, 1995. This increase was partially offset by a decrease in advances from borrowers for taxes and insurance of $396,000 as a result of changes in federal regulations which became effective during 1995 reducing the amount of escrowed funds required to be maintained by the Bank for borrowers.

         Equity at December 31, 1995 was $11.7 million compared to $10.5 million at December 31, 1994, an increase of $1.1 million or 11.4%, reflecting income of $1.1 million for the year and a change in unrealized gains (loss) on securities available for sale from $(101,000) at December 31, 1994 to $57,000 at December 31, 1995.

Results of Operations

         The Bank's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and securities, and the costs of the Bank's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of the Bank's noninterest income, including fee income and service charges, and affected by the level of its noninterest expenses, including its general and administrative expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

Comparison of Operating Results for the Five Months Ended May 31, 1996 and May 31, 1995

         General. Net earnings for the five months ended May 31, 1996 were $440,000, a decrease of $49,000 or 10.0%, from net earnings of $489,000 for the five months ended May 31, 1995. The decrease was primarily a result of an increase in the provision for loan losses.

         Interest Income. Interest income for the five months ended May 31, 1996 was $1.9 million compared to $1.8 million for the five months ended May 31, 1995, an increase of $100,000, or 5.6%. The increase in interest income was the result of an increase in the average balance of interest-earning assets from $50.7 million for the five months ended May 31, 1995 to $53.1 million for the five months ended May 31, 1996. The increase in average balance of interest-earning assets was largely the result of a $1.5 million increase in the average balance of loans receivable. In addition, the average balance of other interest-earning assets decreased by $2.8 million which was reinvested in mortgage-backed securities and US government and federal agency obligations. The average yield on interest-earning assets increased slightly to 8.38% for the five months ending May 31, 1996 from 8.33% for the five months ending May 31, 1995. The average yield on mortgage-backed securities increased from 5.20% for the five months ended May 31, 1995 to 5.95% for the five months ended May 31, 1996 as a result of the purchase of higher yielding mortgage-backed securities, and the upward repricing of adjustable-rate mortgage-backed securities which more than offset a decrease in the yield on securities from 6.95% to 6.73% for the same period due to the redemption of higher yielding securities. In addition, the yield on other interest-earning assets decreased from 6.13% to 6.00% due primarily to increased average balances of cash at the Federal Home Loan Bank with lower yields combined with decreases in other interest-earning assets with higher yields.

         Interest Expense. Interest expense for the five months ended May 31, 1996 was $725,000 compared to $632,000 for the five months ended May 31, 1995, an increase of $93,000, or 14.7%. The increase in interest expense was due in part to an increase in the average balance of interest-bearing liabilities from $39.9 million for the five months ended May 31,1995 to $41.6 million for the five months ended May 31, 1996. The increase in interest expense also reflects the higher interest rate environment, as the average cost of interest-bearing liabilities increased 39 basis points from 3.79% for the five months ended May 31, 1995 to 4.18% for the five months ended May 31, 1996. This increase reflects the increase in the cost of certificates of deposit from 4.74% for the five months ended May 31, 1995 to 5.43% for the five months ended May 31, 1996. The average balance of certificates of deposit increased from $18.0 million for the five months ended May 31, 1995 to $20.3 million for the five months ended May 31, 1996. The increase in the average balance of certificate of deposit accounts resulted from the increased customer demand arising from higher interest rates paid by the Bank on these accounts, in response to higher market rates.

         Net Interest Income. Net interest income remained stable at $1.1 million for the five months ended May 31, 1996 compared to the five months ended May 31, 1995. The average net interest spread narrowed from 4.54% for the five months ended May 31, 1995 to 4.20% for the five months ended May 31, 1996, due to a higher average cost of interest-bearing liabilities.

         Provision for Loan Losses. The Bank recorded a $50,000 provision for loan losses for the five months ended May 31, 1996 compared to no provision for the five months ended May 31, 1995. The increase was primarily a result of increased delinquencies of multi-family and commercial real estate loans. At May 31, 1996, the Bank's allowance for loan losses totaled $186,000, or .51% of total loans and 10.81% of total non-performing loans. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management. The absence of a loan loss provision for the five months ended May 31, 1995 is indicative of management's assessment of the adequacy of the allowance for loan losses, given the trends in historical loss experience of the portfolio and current economic conditions, as well as the fact that the majority of loans are single-family residential loans and the loan-to-values are generally less than 80%. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.

         Noninterest Income. Noninterest income for the five months ended May 31, 1996 was $27,000 compared to $24,000 for the five months ended May 31, 1995, an increase of $3,000, or 12.5%. The increase was primarily a result of an increase in service fees collected.

         Noninterest Expense. Noninterest expense was $353,000 for the five months ended May 31, 1996 compared to $344,000 for the five months ended May 31, 1995, an increase of $9,000, or 2.6%. The increase was primarily a result of increased loan expense of $10,000 due to the increase in the volume of loan applications. Occupancy and equipment expense increase by $4,000 as a result of increased property tax assessment and repairs and maintenance expenses. These increases were partially offset by a decrease in compensation and benefits of $10,000 as a result of an increase in the deferral of loan costs in accordance with Statement of Financial Accounting Standards No. 91.

         Management anticipates that non-interest expense will increase in the future due to increased costs associated with operations as a public company, including certain of the stock-based compensation plans proposed to be adopted in connection with the Conversion and the hiring of additional support staff. In addition, the deposits of savings associations such as the Bank are presently insured by the SAIF, which, along with the BIF, is one of the two insurance funds administered by the FDIC. Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because the BIF has achieved its required level of reserves while the SAIF has not yet achieved its required reserves. A recapitalization plan for the SAIF under consideration by Congress reportedly provides for a special assessment of 0.85% to 0.90% of deposits to be imposed on all SAIF-insured institutions to enable the SAIF to achieve its required level of reserves. If the proposed assessment of 0.90% was effected based on deposits as of March 31, 1995 (as proposed), the Bank's special assessment would amount to approximately $238,000, after taxes. Accordingly, this special assessment would significantly increase non-interest expense and adversely affect the Holding Company's results of operations. Conversely, depending upon the Bank's capital level and supervisory rating, and assuming the insurance premium levels for BIF and SAIF members are again equalized, future deposit insurance premiums are expected to decrease significantly, to as low as $2,000 per year from the 0.23% of deposits currently paid by the Bank, which would significantly reduce non-interest expense for future periods if enacted as proposed. See "Risk Factors - Proposed Special Assessment on SAIF-Insured Deposits."

         Income Tax Expense. The provision for income taxes totalled $312,000 for the five months ended May 31, 1996 compared to $317,000, a decrease of $5,000, or 1.6%. The decrease was due largely to a decrease in income before income taxes of $54,000 and an increase interest income from U.S.
Treasury securities which is exempt from Illinois taxation.

Comparison of Operating Results for the Years Ended December 31, 1995 and December 31, 1994

         General. Net income for the year ended December 31, 1995 was $1.1 million compared to $758,000 for the year ended December 31, 1994, an increase of $342,000, or 45.1%. The operating results were primarily affected by the decrease in security losses and the provision for loan losses in 1995, partially offset by an increase in noninterest expense.

         Interest Income. Interest income for the year ended December 31, 1995 was $4.3 million compared to $3.9 million for the year ended December 31, 1994, an increase of $400,000, or 10.3%. A contributing factor in the increase in interest income was a $733,000 increase in the average balance of interest-earning assets coupled with a 69 basis point increase in the yield on average interest-earning assets from 7.62% for the year ended December 31, 1994 to 8.31% for the year ended December 31, 1995. The increase in the average balance of interest-earning assets was due to increases in the average balance of loans receivable of $2.4 million and securities of $1.9 million due to the investment of proceeds from the repayment of maturing investment certificates of deposit and excess cash at the FHLB. The average yield on loans decreased from 9.56% at December 31, 1994 to 9.25% at December 31, 1995 due to the general decline in mortgage rates in 1995 as compared to 1994. The average yield on investment securities increased from 4.46% to 7.05% during the same periods due to the purchase of higher yielding securities and the maturity of lower yielding securities. The average balance of other interest earning assets decreased $3.6 million due to the maturity of investment certificates of deposit while the average yield on such assets increased from 4.28% to 6.22% due to the maturity of lower yielding investment certificates of deposit.

         Interest Expense. Interest expense for the year ended December 31, 1995 was $1.6 million compared to $1.3 million for the year ended December 31, 1994, an increase of $300,000, or 23.1%. The increase in interest expense reflects a higher interest rate environment, as the average cost of interest-bearing liabilities increased by 81 basis points from 3.24% for the year ended December 31, 1994 to 4.05% for the year ended December 31, 1995. Although total average interest-bearing liabilities remained relatively stable, customers shifted their deposits from savings accounts to higher yielding certificates of deposit. The average cost of savings accounts increased from 2.85% for the year ended December 31, 1994 to 3.02% for the year ended December 31, 1995. The average cost of certificates of deposit increased from 3.80% to 5.22% for the same period.

         Net Interest Income. Net interest income of $2.6 million for the year ended December 31, 1995 represented a $100,000 increase from the $2.5 million reported for the year ended December 31, 1994. This increase in net interest income was a result of the increase in average interest-earning assets to average interest-bearing liabilities from 125.08% for the year ended December 31, 1994 to 127.21% for the year ended December 31, 1995. This increase was partially offset by a narrowing of the average net interest spread from 4.38% for the year ended December 31, 1994 to 4.26% for the year ended December 31, 1995. The narrowing of the net interest spread was a result of the average cost of interest-bearing liabilities increasing more rapidly than the average yield on interest-earning assets.

         Provision for Loan Losses. The Bank's provision for loan losses on loans for the year ended December 31, 1995 was zero compared to $42,000 for the year December 31, 1994. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. The decrease in the provision for loan losses is indicative of management's assessment of the adequacy of the allowance for loan losses, given the trends in historical loss experience of the portfolio and current economic conditions, as well as the fact that the majority of loans are single-family residential loans and the loan-to-values are generally less than 80%. At December 31, 1995, the Bank's allowance for loan losses totaled $136,000 or .39% of total loans and 6.49% of total non-performing loans.

         Noninterest Income. Noninterest income for the year ended December 31, 1995 was $58,000 compared to $(289,000) for the year ended December 31, 1994, an increase of $347,000. The increase was primarily a result of a $365,000 decrease in security losses in 1995 from 1994, partially offset by an $18,000 decrease in other income in 1995.

         Noninterest Expense. Noninterest expense for the year ended December 31, 1995 was $1.0 million compared to $838,000 for the year ended December 31, 1994, an increase of $162,000, or 19.3%. The increase was primarily a result of a $199,000 increase in compensation and benefits, partially offset by a $9,000 decrease in occupancy and equipment expense and a $19,000 decrease in other operating expenses. The primary increase in compensation and benefits was due to the termination of the Bank's pension plan during 1995 which resulted in an increase in pension expense of $132,000.

         Income Taxes. Income tax expense was $630,000 for the year ended December 31, 1995 compared to $617,000 for the year ended December 31, 1994, an increase of $13,000. The increase was largely a result of an increase in income before income taxes from $1.4 million for the year ended December 31, 1994 to $1.7 million for the year ended December 31, 1995, partially offset by an increase in the deferred tax valuation allowance of $89,000 in 1994. See Note 9 of the Notes to the Consolidated Financial Statements for additional information on the Bank's income taxes.

Comparison of Operating Results for the Year Ended December 31, 1994 and the Ten Months Ended December 31, 1993

         General. The Bank reported net income for the year ended December 31, 1994 of $758,000 compared to net income of $942,000 for the ten months ended December 31, 1993, a decrease of $184,000, or 19.5%. The operating results were primarily affected by losses on securities sales of $365,000 in 1994 compared to $28,000 in 1993 and an increase in compensation and benefits of $110,000 of which $63,000 was due to two additional months of expense in 1994. In addition, net interest income increased by $311,000 of which $446,000 was due to two additional months of operations in 1994 offset by a decrease of $134,000 as a result of the decreasing rate environment.

         Interest Income. Interest income for the year ended December 31, 1994 was $3.9 million compared to $3.4 million for the ten months ended December 31, 1993, an increase of $500,000, or 14.7%. This increase in interest income was primarily the result of two additional months of operations during 1994 as compared to 1993. Interest income for the year ended December 31, 1994 compared to the annualized interest income for the ten months ended December 31, 1993 decreased by $200,000. A contributing factor in the decrease in interest income on an annualized basis was the 59 basis point decline in the average yield on interest-earning assets from 8.21% (annualized) for the ten months ended December 31, 1993 to 7.62% for the year ended December 31, 1994. The decrease in interest income due to lower interest rates was partially mitigated by an increase in average interest-earning assets from $49.7 million for the ten months ended December 31, 1993 to $50.6 million for the year ended December 31, 1994. The average yield on loans decreased by 65 basis points, from 10.21% (annualized) for the ten months ended December 31, 1993 to 9.56% for the year ended December 31, 1994, primarily as a result of higher yielding loans being repaid and replaced by loans originated at lower prevailing rates.

         Interest Expense. Interest expense for the year ended December 31, 1994 was $1.3 million compared to $1.2 million for the ten months ended December 31, 1993, an increase of $100,000, or 8.3%. This increase in interest expense was due largely to the two additional months of operations during 1994 as compared to 1993. Interest expense for the year ended December 31, 1994 compared to the annualized interest expense for the ten months ended December 31, 1993 decreased by $100,000. The decrease in interest expense on an annualized basis was due in part to the 19 basis point decline in the average cost of interest-bearing liabilities from 3.43% (annualized) for the ten months ended December 31, 1993 to 3.24% for the year ended December 31, 1994, as a result of the Bank's decision to reduce the rates paid on its deposits in light of the lower rate environment experienced during fiscal 1994.

         Net Interest Income. Net interest income was $2.5 million for the year ended December 31, 1994 compared to $2.2 million on an annualized basis for the ten months ended December 31, 1993. The decrease in annualized net interest income resulted primarily from the narrowing of the net interest spread from 4.78% (annualized) for the ten months ended December 31, 1993 to 4.38% for the year ended December 31, 1994. The narrowing of the net interest spread was a result of interest-earning assets repricing more rapidly than interest-bearing liabilities in a declining rate environment during 1994.

         Provision for Loan Losses. The Bank's provision for loan losses on loans was $42,000 for the year ended December 31, 1994 compared to $27,000 for the ten months ended December 31, 1993. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. The increase in the provision for loan losses in 1994 is indicative of management's assessment of the adequacy of the allowance for loan losses, given the trends in historical loss experience of the portfolio and current economic conditions.

         Noninterest Income. Noninterest income was $(289,000) for the year ended December 31, 1994 compared to $12,000 for the ten months ended December 31, 1993, a decrease of $301,000. The decrease in noninterest income was due to a $365,000 loss on security sales for the year ended December 31, 1994 compared to a $28,000 loss for the ten months ended December 31, 1993. This decrease was partially offset by an increase in other income of $36,000 due primarily to the increased service charges and $8,000 due to two additional months of income in 1994.

         Noninterest Expense. Noninterest expense was $838,000 for the year ended December 31, 1994 compared to $647,000 for the ten months ended December 31, 1993, an increase of $191,000, or 29.5%. Compensation and benefits increased by $110,000 of which $63,000 was due to two additional months of expense during 1994. The remaining increase of $47,000 was due to increased pension plan expense and the addition of a Bank officer during 1994. In addition, occupancy and equipment expense increased by $27,000 of which $18,000 was due to two additional months of expense in 1994 and $9,000 was due to increased expenditures on repairs and maintenance during 1994.

         Income Taxes. The provision for income taxes was $617,000 for the year ended December 31, 1994 compared to $628,000 for the ten months ended December 31, 1993, a decrease of $11,000, or 1.8%. The decrease in the provision for income taxes was due to a decrease in pretax income of $195,000 partially offset by an increase in the deferred tax valuation allowance in 1994.

Analysis of Net Interest Income

         Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

         The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                  Five Months Ended May 31,                   Year Ended December 31,
                                 ---------------------------------------------------------  ------------------------------
                                            1996(3)                       1995(3)                       1995
                                 ---------------------------  ----------------------------  ----------------------------
                                   Average  Interest            Average   Interest            Average  Interest
                                 Outstanding Earned/  Yield/  Outstanding  Earned/  Yield/  Outstanding Earned/   Yield/
                                   Balance    Paid     Rate     Balance     Paid     Rate     Balance    Paid      Rate
                                 --------------------------------------------------------------------- --------- --------
                                                        (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)............    $35,294    $1,377     9.36%   $33,783    $1,313     9.32%  $34,131    $3,156     9.25%
 Securities(2)..................     10,807       303     6.73      7,735       224     6.95     9,250       652     7.05
 Mortgage-backed securities.....      4,074       101     5.95      3,511        76     5.20     3,549       186     5.24
 Other..........................      2,879        72     6.00      5,674       145     6.13     4,407       274     6.22
                                   --------   -------            --------     -----            -------    ------
  Total interest-earning
    assets(1)(2) ...............    $53,054     1,853     8.38%   $50,703     1,758     8.33%  $51,337     4,268     8.31
                                    =======    ------             =======     -----            =======     -----

Interest-Earning Liabilities:
 Passbook savings...............    $21,334       267     3.00%   $21,922       277     3.02%  $21,512       649     3.02
 Certificate accounts...........     20,250       458     5.43     17,982       355     4.74    18,843       983     5.22
                                    -------   -------            --------   -------            -------    ------
  Total interest-bearing
    liabilities ................    $41,584       725     4.18    $39,904       632     3.79   $40,355     1,632     4.05
                                    =======   -------     ----    =======   -------     ----   =======    ------     ----
Net interest income.............               $1,128                        $1,126                       $2,636
                                               ======                        ======                       ======
Net interest rate spread........                          4.20%                         4.54%                        4.26%
                                                          ====                          ====                         ====
Net earning assets..............    $11,470                       $10,799                      $10,982
                                    =======                       =======                      =======
Net yield on average interest-
 earning assets.................                          5.09%                         5.33%                        5.13%
                                                          ====                          ====                         ====
Average interest-earning assets
 for average interest-bearing
 liabilities ...................               127.58%                     127.06%                       127.21%
                                               ======                      ======                        ======


                                    Year Ended December 31,
                                 -------------------------------  Ten Months Ended December 31,
                                                1994                        1993(3)
                                 ------------------------------  -----------------------------
                                   Average  Interest              Average   Interest
                                 Outstanding Earned/  Yield/    Outstanding  Earned/  Yield/
                                   Balance    Paid     Rate       Balance     Paid     Rate
                                 ----------------------------   ----------------------------
                                                       (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)............    $31,685    $3,014    9.56%   $32,708    $2,783   10.21%
 Securities(2)..................      7,357       327    4.46      9,919       391    4.74
 Mortgage-backed securities.....      3,600       172    4.78        184         2    1.30
 Other..........................      7,962       341    4.28      6,909       225    3.91
                                   --------    ------           --------    ------
  Total interest-earning
    assets(1)(2) ...............    $50,604     3,854    7.62    $49,720     3,401    8.21
                                    =======     -----            =======     -----

Interest-Earning Liabilities:
 Passbook savings...............    $23,882       680    2.85    $24,508       575    2.82
 Certificate accounts...........     16,576       630    3.80     16,320       594    4.37
                                   --------    ------           --------    ------
  Total interest-bearing
    liabilities ................    $40,458     1,310    3.24    $40,828     1,169    3.43
                                    =======     -----    ----    =======     -----    ----
Net interest income.............               $2,544                       $2,232
                                               ======                       ======
Net interest rate spread........                         4.38%                        4.78%
                                                         ====                         ====
Net earning assets..............    $10,146                       $8,892
                                    =======                       ======
Net yield on average interest-
 earning assets.................                         5.03%                       5.39%
                                                         ====                        =====
Average interest-earning assets
 to average interest-bearing
 liabilities ...................               125.08%                      121.78%
                                               ======                        ======

- ----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2)  Calculated based on amortized cost.
(3)  Annualized yield/rate.

         The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the date indicated. Weighted average balances are based on monthly balances.


                                                                                                   At December 31,
                                                                          At May 31,      ------------------------------
                                                                              1996         1995         1994         1993
                                                                         -------------    ---------------------- --------

Weighted average yield on:
 Loans receivable...............................................             8.64%        8.75%       8.81%        9.15%
 Mortgage-backed securities.....................................             6.08         6.08        5.51         6.00
 Securities.....................................................             6.67         6.98        6.95         4.46
 Other interest-earning assets..................................             5.49         5.22        5.18         3.25
   Combined weighted average yield on interest-earning
       assets...................................................             7.84         7.98        7.87         7.07


Weighted average rate paid on:
 Passbook savings deposits......................................             3.02         3.02        3.05         2.81
 Certificate accounts...........................................             5.33         5.58        4.33         3.67
   Combined weighted average rate paid on interest-bearing
      liabilities...............................................             4.14         4.27        3.61         3.15

Spread..........................................................             3.70         3.71        4.26         3.92

- ----------
(1)  Excluding amortization of deferred loan fees.

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                         Five Months Ended                                                   Ten Months Ended
                                              May 31,                     Year Ended December 31,        December 31, 1993(1) vs.
                                           1995 vs. 1996                       1994 vs. 1995           Year Ended December 31, 1994
                                   -----------------------------   ---------------------------------  ------------------------------
                                         Increase                        Increase                         Increase
                                       (Decrease)                       (Decrease)                       (Decrease)
                                         Due to         Total            Due to           Total            Due to            Total
                                     -------------     Increase      ---------------     Increase     ----------------     Increase
                                     Volume   Rate    (Decrease)      Volume     Rate   (Decrease)    Volume      Rate    (Decrease)
                                     ------   ----    ----------      ------     ----   ----------    ------      ----    ----------
                                                                        (Dollars in Thousands)
Interest-earning assets:
 Loans receivable..................  $  59    $   5     $  64          $228     $(86)      $142      $  (102)    $(225)       $(327)
 Mortgage-backed securities........     13       12        25            (2)      16         14          144        26          170
 Securities........................     86       (7)       79            99      226        325         (116)      (26)        (142)
 Other.............................    (70)      (3)      (73)         (186)     119        (67)          44        27           71
                                     -----    -----     -----          ----      ----     -----       ------      ----        -----

   Total interest-earning assets...  $  88    $   7        95          $139     $275        414      $   (30)    $(198)        (228)
                                     =====    =====     -----          ====     ====       ----      =======     =====        -----

Interest-bearing liabilities:
 Passbook savings deposits.........  $  (8)     $(2)      (10)         $(70)    $(39)       (31)      $   (18)       8          (10)
 Certificate accounts..............     49       54       103            95      258        353            11      (94)         (83)
                                     -----      ---       ---          ----     ----       ----       -------    -----        -----

   Total interest-bearing
     liabilities...................  $  41      $52        93          $ 25     $297        322      $    (7)     $(86)         (93)
                                     =====      ===      ----          ====     ====       ----      =======      ====         ----

Net interest income................                      $  2                              $ 92                               $(135)
                                                         ====                              ====                                ====

- ----------

(1)  Ten months ended December 31, 1993 is annualized.

Asset/Liability Management

         The measurement and analysis of the exposure of the Bank to changes in the interest rate environment is referred to as asset/liability management. One method used to analyze the Bank's sensitivity to changes in interest rates is to measure the difference between the amount of interest-earning assets which are anticipated to mature or reprice within a given period of time as compared to the amount of interest-bearing liabilities which are expected to mature or reprice within the same period. This difference is known as the interest rate sensitivity "gap". A gap is considered positive when the amount of interest rate sensitive assets exceed the amount of interest rate sensitive liabilities in a given period. A gap is considered negative when the amount of interest rate sensitive liabilities exceed the amount of interest rate sensitive assets in a given period.

         In a period of declining interest rates, a negative gap would theoretically be expected to enhance net interest income as maturing and/or repricing liabilities can be replaced with lower rate liabilities more quickly than the rate would decline on maturing assets. Conversely, a positive gap would theoretically tend to adversely affect net interest income in a period of declining rates. In a period of rising interest rates, a positive gap would theoretically be expected to enhance net interest income as maturing and/or repricing assets can be reinvested or repriced at higher rates more quickly than maturing liabilities would increase in rate. A negative gap would tend to adversely affect net interest income in a period of rising rates.

         Historically, management of the Bank has pursued a strategy of maintaining its net interest margin by investing in long-term fixed rate mortgage loans which generally are higher yielding than adjustable-rate mortgage loans. The Bank's yield on interest-earning assets has adjusted, and, management believes will in the future continue to adjust, to changes in interest rates at a slower rate than the cost of its interest-bearing liabilities. As a consequence, any significant increase in interest rates will have an adverse effect on the Bank's results of operations. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as U.S. government and corporate securities, and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than savings institutions. Although in periods of falling interest rates the opposite effect on net interest income is expected, the Bank has experienced prepayments of its fixed-rate mortgage loans, which has resulted in the reinvestment of such proceeds at lower market rates. At May 31, 1996, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $25.8 million, representing a negative cumulative one-year gap ratio of 47.1% of total assets. Management believes that net interest income will be adversely affected in the event of an increase in interest rates. See "Risk Factors-Interest Rate Risk Exposure."

         In an attempt to manage its exposure to changes in interest rates, management monitors the Bank's interest rate risk. The Board of Directors meets at least quarterly to review the Bank's interest rate risk position and profitability. The Board of Directors also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Bank's objectives in the most effective manner. In addition, the Board anticipates reviewing on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

         In managing its asset/liability mix, Preferred Savings, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, often places more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

         Management has taken a number of steps to reduce interest rate risk. First, the bank focuses its fixed rate loan originations on loans with maturities of 15 years or less. At May 31, 1996, $23.0 million or 88.7% of the Bank's one- to four family residential loan portfolio consisted of fixed rate loans having original terms to maturity of 15 years or less. Second, the Bank offers balloon loans of 10 years or less in an attempt to decrease its asset/liability mismatch. Third, the Bank maintains a portfolio of securities and liquid assets with weighted average lives of three years or less. At May 31, 1996, the Bank had $14.8 million of securities and cash items with a remaining average life of 2.66 years. Fourth, the Bank has maintained a mortgage-backed securities portfolio with adjustable-rates. At May 31, 1996, adjustable rate mortgage-backed securities totaled $1.7 million which represented 3.1% of interest-earning assets. Finally, a substantial proportion of the Bank's liabilities consists of passbook savings accounts which are believed by management to be somewhat less sensitive to interest rate changes than certificate accounts.

         The primary objective of Preferred Savings' investment strategy is to provide liquidity necessary to meet funding needs as well as to address daily, cyclical and long-term changes in the asset/liability mix, while contributing to profitability by providing a stable flow of dependable earnings. Investments generally include interest-bearing deposits in other federally insured financial institutions, FHLB stock and U.S. Government securities.

         Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, to provide collateral for borrowings, and to fulfill the Bank's asset/liability management policies.

         Preferred Savings' cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are heavily influenced by the levels of short-term interest rates. Preferred Savings offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.

         The following table sets forth the interest rate sensitivity of the Bank's assets and liabilities and certain associated weighted average yields and costs at May 31, 1996 on the basis of the assumptions described below.


                                                                       Maturing or Repricing
                                           --------------------------------------------------------------------------
                                                        Over 6
                                            6 Months   Months to  Over 1 to  Over 3 to    Over     No Stated
                                             or less    1 Year     3 Years    5 Years    5 Years   Maturity     Total
                                           ---------  ----------  ----------  ---------  --------  ----------  ------
                                                                   (Dollars in Thousands)

Interest -Earning Assets
Loans receivable, gross:
         Fixed-rate mortgages...........   $  1,200   $  1,235   $  5,163   $  5,216    $23,348  $     ---    $36,162
         Adjustable-rate construction...        243        ---        ---        ---        ---        ---        243
         Consumer.......................         14          1          2        ---        ---        ---         17

Securities available for sale:
         Treasury and agency securities.      2,012      3,758        996      3,404        888        ---     11,058
         Mortgage-backed securities.....      1,060        825        534        602        863        ---      3,884
Interest bearing term deposits in other
     financial institutions.............        ---         99         50        ---         99        ---        248
Interest earning accounts...............      2,871        ---        ---        ---        ---        ---      2,871
FHLB Stock..............................        ---        ---        ---        ---        ---        362        362
                                           --------  ---------  ---------  --------- ---------- ----------   --------
         Total interest-earning assets..      7,400      5,918      6,745      9,222     25,198        362     54,845

Interest-Bearing Liabilities
Passbooks...............................     19,604        ---        ---        ---        ---        ---     19,604
Money Market accounts...................      1,998        ---        ---        ---        ---        ---      1,998
Certificates of Deposit.................     13,559      4,000      2,336        448        ---        ---     20,343
                                           --------  ---------  ---------  --------- ---------- ----------   --------
         Total interest-bearing
           liabilities .................     35,161      4,000      2,336        448        ---        ---     41,945
Interest-earning assets less interest-
   bearing liabilities..................   $(27,761)  $  1,918   $  4,409   $  8,774     $25,198   $    362    $12,900
                                           ========    ========   ========   ========    =======   ========    =======
Cumulative interest rate gap............   $(27,761)  $(25,843)  $(21,434)  $(12,660)    $12,538    $12,900    $12,900
                                           ========   ========   ========   ========     =======    =======    =======
Cumulative interest rate gap as a
   percentage of total assets at
   May 31, 1996.........................    (50.56)%    (47.07)%   (39.04)%   (23.06)%     22.84%     23.50%     23.50%
                                           =======     =======    =======    =======      ======     ======     ======


         The preceding table was prepared utilizing the following assumptions regarding prepayment and decay ratios which were determined by management of the Bank based upon its review of historical prepayment speeds and future prepayment projections produced from industry data reflecting expected future prepayments embedded in quarter end prices of mortgage-backed instruments actively traded in financial markets. Fixed-rate loans were assumed to prepay monthly at annual rates of between 8% and 55%, depending on the coupon and period to maturity. Consumer loans were assumed to prepay monthly at an annual rate of 5% in each of the periods. Savings accounts were assumed to decay in 6 months or less. Finally, certificate accounts are assumed not to be withdrawn prior to maturity.

         The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and that can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an interest rate index; (2) an asset or liability, such as a mortgage loan, may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at the current market rates. Management believes these prepayment and erosion rates represent reasonable estimates based on Preferred Savings' experience except that based upon historical experience management believes that its savings accounts are a relatively stable source of funds.

         Certain shortcomings are inherent in the method of analysis presented in the foregoing table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rate. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         Because of various shortcomings inherent in using repricing assumptions in calculating the Bank's gap position, the Banks's negative gap ratio at May 31, 1996 may not fully reflect the Bank's vulnerability to increases in interest rates as certain assets and liabilities may react in different degrees to, or lag behind, changes in market interest rates even though they have similar maturities or periods to repricing. See "Risk Factors - Interest Rate Risk Exposure."

         Another approach used by management to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Pursuant to this regulation, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Savings institutions, however, with less than $300 million in assets and a total capital ratio in excess of 12%, will be exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the rule until further notice. Since the Bank was a state-chartered savings bank at May 31, 1996, information on its NPV was not computed by the OTS. Based upon its asset size and capital level at May 31, 1996, the Bank would qualify for an exemption from this rule; however, management believes that the Bank would be required to make a deduction from capital if it were subject to this rule.

         The following table sets forth, at May 31, 1996, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+/-400 basis points, measured in 100 basis point increments).

                                                             Estimated Increase (Decrease) in NPV
    Change in Interest Rates          Estimated NPV          ------------------------------------
         (Basis Points)                  Amount                 Amount                  Percent
    ------------------------          --------------         -------------             ----------
                                             (Dollars in Thousands)

             +400                      $ 9,172                $(4,329)                     (32)%
             +300                       10,327                 (3,174)                     (24)
             +200                       11,551                 (1,950)                     (14)
             +100                       12,746                   (755)                      (6)
              ---                       13,501                    ---                      ---
             -100                       13,610                    109                        1
             -200                       13,671                    170                        1
             -300                       13,747                    246                        2
             -400                       14,214                    713                        5


         Certain assumptions utilized in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.


Liquidity and Capital Resources

         The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed and related securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Preferred Savings generally manages the pricing of its deposits to be competitive and increase core deposit relationships.

         Federal regulations require Preferred Savings to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. Preferred Savings has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At May 31, 1996, Preferred Savings' liquidity ratio for regulatory purposes was 30.5%.

         The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $718,000 and $759,000 for the five months ended May 31, 1996 and May 31, 1995 respectively, $1,218,000 and $1,143,000 for the years ended December 31, 1995 and December 31, 1994, respectively, and $937,000 for the ten months ended December 31, 1993. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of activity in deposit and escrow accounts. The net increase (decrease) in deposits was $898,000, and $(269,000) for the five months ended May 31, 1996 and May 31, 1995, respectively, $990,000 and $(1,082,000) for the years ended December 31, 1995 and December 31, 1994, respectively, and $776,000 for the ten months ended December 31, 1993.

         The Bank's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At May 31, 1996, cash and short-term investments totaled $2.9 million. The Bank has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Bank may also utilize the sale of securities available-for-sale and Federal Home Loan Bank advances as a source of funds.

         At May 31, 1996, the Bank had outstanding commitments to originate loans of $537,000, all of which had fixed interest rates. These loans are to be secured by properties located in its market area. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from May 31, 1996 totaled $17.6 million. Management believes that a significant portion of such deposits will remain with the Bank.

         Liquidity management is both a daily and long-term responsibility of management. Preferred Savings adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If Preferred Savings requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago.

         Preferred Savings is subject to various regulatory capital requirements imposed by the OTS. At May 31, 1996, Preferred Savings was in compliance with all applicable capital requirements on a fully phased-in basis. See "Regulation
- - Regulatory Capital Requirements" and "Pro Forma Regulatory Capital Analysis and Note 8 of the Notes to the Consolidated Financial Statements.

         Preferred Savings' principal sources of funds are deposits, amortization and prepayment of loan principal and mortgage-backed securities, maturities of investment securities and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, floors and caps on loan rates, general economic conditions and competition. Preferred Savings generally manages the pricing of its deposits to be competitive and increase core deposit relationships, but has from time to time decided not to pay deposit rates that are as high as those of its competitors.

         Federal regulations require Preferred Savings to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. Preferred Savings has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At May 31,

1996, Preferred Savings' liquidity ratio for regulatory purposes was 30.5%. See "Regulation - Liquidity."

Impact of Inflation and Changing Prices

         The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

         In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No.114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), which has been amended by SFAS No. 118. Under the provisions of SFAS No. 114, as amended, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by recording a valuation allowance with a corresponding charge to the provision for loan losses. The Bank adopted the provisions of SFAS No. 114 and SFAS No. 118 effective in 1995. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material impact on the results of operations or financial condition of the Bank.

         In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." SFAS No. 121 requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. The adoption of SFAS No. 121 in 1996 did not have a material impact on the results of operations or financial condition of the Bank.

         In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122"), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. The Bank is currently not originating mortgage loans for sale and therefore, the adoption of this statement did not have a material impact on the results of operations or financial condition of the Bank. SFAS No. 122 will be superseded by Statement of Financial Accounting Standards No. 125 after December 31, 1996.

         In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation," ("SFAS No. 123"). This statement establishes financial accounting standard for stock-based employee compensation plans. SFAS No. 123 permits the Bank to choose either a new fair value based method or the current APB Opinion 25 intrinsic value based method or accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion 25. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. Any effect that this statement will have on the Bank will be applicable upon the consummation of the Conversion.

         In June 1996, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial condition or operations of the Bank.

                                    BUSINESS

General

         As a community-oriented financial institution, Preferred Savings seeks to serve the financial needs of communities in its market area. Preferred Savings' business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans and, to a lesser extent, multi-family, commercial real estate and consumer loans in its market area. See "Risk Factors." The Bank also invests in mortgage-backed and other securities and other permissible investments.

         The Bank offers a variety of accounts having a range of interest rates and terms. The Bank's deposits include passbook accounts, money market accounts and certificate accounts with terms of six months to five years. The Bank solicits deposits only in its primary market area and does not accept brokered deposits.

Market Area

         Preferred Savings serves primarily the southwest side of Chicago and Cook County, Illinois through its office located at 4800 South Pulaski Road in Chicago, Illinois. Preferred Savings' market area for loans includes primarily Cook County, Illinois and, to a lesser extent, portions of DuPage and Will Counties, Illinois. The market area for deposits includes primarily the southwest side of the City of Chicago including the Garfield Ridge, Archer Heights and Brighton Park areas of Chicago. The southwest side of Chicago includes a diverse population of low- and moderate-income neighborhoods. The housing in these neighborhoods consists primarily of two- to six-unit apartments and single family residences.

         The Bank's market area also includes small strip shopping centers, small retail and medical offices, and small- to medium-size manufacturing facilities.

Lending Activities

         General. The principal lending activity of the Bank is originating for its portfolio fixed rate mortgage loans secured by one- to four-family residences located primarily in the Bank's market area. To a much lesser extent, Preferred Savings also originates commercial real estate, multi-family and consumer loans in its market area. At May 31, 1996, the Bank's total loans receivable, net totaled $35.7 million. See "- Originations, Purchases and Sales of Loans and Mortgage-Backed Securities" and "Use of Proceeds."

         Loan Portfolio Composition. The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.


                                                                             December 31,
                                          May 31,       --------------------------------------------------
                                           1996               1995              1994             1993
                                 -------------------    ----------------   ---------------  ---------------
                                    Amount   Percent    Amount   Percent   Amount  Percent  Amount  Percent
                                    ------   -------    ------   -------   ------  -------  ------  -------
                                                         (Dollars in Thousands)

Real Estate Loans:
  One- to four-family............  $26,150     71.80%  $25,858    73.44%  $24,711   73.62% $23,403   74.45%
  Multi-family...................    6,604     18.13     6,094    17.31     5,929   17.66    5,452   17.34
  Commercial.....................    3,408      9.36     2,953     8.39     2,904    8.65    2,331    7.42
  Construction...................      243      0.67       286     0.81       ---   ---        215    0.68
                                   -------    ------   -------   ------   -------  ----    -------  ------
     Total real estate loans.....   36,405     99.96    35,191    99.95    33,544   99.93   31,401   99.89
                                   -------    ------   -------   ------   -------  ------  -------  ------

Consumer Loans:
 Deposit account.................       17      0.04        18     0.05        24    0.07       35    0.11
                                   -------    ------   -------   ------   -------  ------- -------  ------
     Total loans.................   36,422    100.00%   35,209   100.00%   33,568  100.00%  31,436  100.00%
                                              ======             ======            ======           ======

Less:
 Loans in process................      ---                 ---                ---              ---
 Deferred fees and discounts.....      534                 548                542              521
 Allowance for loan losses.......      186                 136                136               94
                                   -------             -------            -------          -------
    Total loans receivable, net..  $35,702             $34,525            $32,890          $30,821
                                   =======             =======            =======          =======





                                       February 28,      February 29,
                                         1993                1992
                                    ----------------  ----------------
                                    Amount  Percent   Amount   Percent
                                    ------  -------   ------   -------
                                              (Dollars in Thousands)

Real Estate Loans:
  One- to four-family............   $25,411   76.32%  $24,670    76.51%
  Multi-family...................     6,157   18.49     6,046    18.75
  Commercial.....................     1,681    5.05     1,424     4.42
  Construction...................       ---   ---         ---    ---
                                    -------  ----   ---------   ------
     Total real estate loans.....    33,249   99.86    32,140    99.68
                                    -------  ------   -------   ------

Consumer Loans:
 Deposit account.................        45    0.14       105     0.32
                                    -------  ------   -------   ------
     Total loans.................    33,294  100.00%   32,245   100.00%
                                             ======             ======

Less:
 Loans in process................       ---               ---
 Deferred fees and discounts.....       511               496
 Allowance for loan losses.......        67                43
                                    -------         ---------
    Total loans receivable, net..   $32,716           $31,706
                                    =======           =======

         The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                                             December 31,
                                         May 31,              -------------------------------------------------------------------
                                           1996                         1995                    1994                   1993
                                 --------------------------   -------------------------------------------------------------------
                                    Amount          Percent     Amount      Percent     Amount      Percent    Amount      Percent
                                 --------------------------   ---------    --------   ---------    ---------   -------    --------
                                                                                         (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate
  One- to four-family............     $26,150         71.80%    $25,858     73.44%    $24,711       73.62%     $23,403       74.45%
  Multi-family...................       6,604         18.13       6,094     17.31       5,929       17.66        5,452       17.34
  Commercial.....................       3,408          9.36       2,953      8.39       2,904        8.65        2,331        7.42
  Construction...................         ---         ---           ---     ---           ---       ---            215        0.68
                                      -------      --------     -------    ------     ---------    ------       ------       -----
     Total real estate loans.....      36,162         99.29      34,905     99.14      33,544       99.93       31,401       99.89
 Consumer loans..................          15          0.04          16      0.04          15        0.05           19        0.06
                                      -------      --------     -------    ------     -------      ------       ------       -----
     Total fixed-rate loans......      36,177         99.33      34,921     99.18      33,559       99.98       31,420       99.95
                                      -------      --------     -------    ------     -------      ------       ------       -----

Adjustable-Rate Loans:
 Real estate - construction......         243          0.67         286      0.81         ---       ---            ---       ---
 Consumer loans..................           2         ---             2      0.01           9        0.02           16        0.05
                                      -------      --------     -------    ------     -------      ------       ------       -----
     Total adjustable-rate loans.         245          0.67         288      0.82           9        0.02           16        0.05
                                      -------      --------     -------    ------     -------      ------       ------       -----
     Total loans.................      36,422        100.00%     35,209    100.00%     33,568      100.00%      31,436      100.00%
                                                     ======                ======                  ======                   ======

Less
 Loans in process................         ---                       ---                   ---                      ---
 Deferred fees and discounts.....         534                       548                   542                      521
 Allowance for loan losses.......         186                       136                   136                       94
                                      -------                   -------               -------                 --------
    Total loans receivable, net..     $35,702                   $34,525               $32,890                  $30,821
                                      =======                   =======               =======                  =======





                                          February 28,            February 29,
                                             1993                    1992
                                 ------------------------   --------------------
                                     Amount      Percent     Amount      Percent
                                 ------------    --------   ------     ---------

Fixed-Rate Loans:
 Real estate
  One- to four-family............    $25,411      76.32%     $24,670         76.51%
  Multi-family...................      6,157      18.49        6,046         18.75
  Commercial.....................      1,681       5.05        1,424          4.42
  Construction...................        ---      ---            ---         ---
                                     -------     ------      -------      --------
     Total real estate loans.....     33,249      99.86       32,140         99.68
 Consumer loans..................         23       0.07           32          0.10
                                     -------     ------      -------       -------
     Total fixed-rate loans......     33,272      99.93       32,172         99.78
                                     -------                 -------

Adjustable-Rate Loans:
 Real estate - construction......        ---      ---            ---         ---
 Consumer loans..................         22       0.07           73          0.22
                                     -------     ------      -------       -------
     Total adjustable-rate loans.         22       0.07           73          0.22
                                     -------     ------      -------       -------
     Total loans.................     33,294     100.00%      32,245        100.00%
                                                 ======                     ======

Less
 Loans in process................        ---                     ---
 Deferred fees and discounts.....        511                     496
 Allowance for loan losses.......         67                      43
                                     -------                 -------
    Total loans receivable, net..    $32,716                 $31,706
                                     =======                 =======

         The following schedule illustrates the interest rate sensitivity of the Bank's loan portfolio at May 31, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                                                       Real Estate
                        -----------------------------------------------------------------------------------------------------
                           One- to Four-Family         Multi-family              Commercial              Construction
                        -----------------------    ---------------------     ----------------------   -----------------------
                                      Weighted                  Weighted                 Weighted                 Weighted
                                       Average                   Average                  Average                  Average
                           Amount       Rate        Amount        Rate       Amount        Rate       Amount        Rate
                        ------------------------------------- ------------------------ -------------------------------------
                                                             (Dollars in Thousands)

      Due During
     Period Ending
        May 31,

1997...................     $     31      7.43%   $     14        9.50%    $    ---      --%         $   243          9.25%
1998...................          323      8.37         ---       ---            ---      ---             ---         ---
1999 and 2000..........          281      9.50         269        9.91          164      10.60           ---         ---
2001 to 2005...........        3,676      8.78       2,981        8.85        1,857       9.47           ---         ---
2006 to 2020...........       21,839      8.32       3,340        9.27        1,387       9.37           ---         ---
2021 and following.....          ---     ---           ---       ---            ---      ---             ---         ---
                           ---------             ---------                ---------                  -------
  Total:                     $26,150      8.52%    $ 6,604        9.11%      $3,408       9.48%      $   243          9.25%
                             =======               =======                   ======                  =======



                               Consumer                   Total
                            -----------------     ---------------------
                                     Weighted                  Weighted
                                      Average                   Average
                          Amount       Rate        Amount        Rate
                        ---------   ----------    ---------   ---------
                                   (Dollars in Thousands)

      Due During
     Period Ending
        May 31,

1997...................   $     14       7.83%     $   302         9.01%
1998...................        ---      ---            323         8.37
1999 and 2000..........          3       4.00          717         9.88
2001 to 2005...........        ---      ---          8,514         8.84
2006 to 2020...........        ---      ---         26,566         8.53
2021 and following.....        ---      ---            ---        ---
                          --------                 -------
  Total:                  $     17       7.18%     $36,422         8.64%
                          ========                 =======


         The total amount of loans due after May 31, 1997 which have predetermined interest rates is $36.1 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $0.

         Under federal law, the aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At May 31, 1996, based on the above, the Bank's regulatory loans-to-one borrower limit was approximately $1.8 million. On the same date, the Bank had no borrowers with outstanding balances in excess of this amount. As of May 31, 1996, the largest dollar amount outstanding or committed to be lent to one borrower or, group of related borrowers, was 13 loans totaling $1.3 million secured by multi-family and one- to four-family real estate. The second largest group of loans outstanding to a group of related borrowers was 5 loans totaling $1.2 million secured by multi-family real estate. At May 31, 1996 these loans have been performing in accordance with their terms.

         All of the Bank's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Bank's appraisal policy). The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns or confirmations. All loans originated by Preferred Savings are approved by the full board.

         The Bank requires title insurance or other evidence of title on its mortgage loans, as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Bank also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         One- to Four-Family Residential Real Estate Lending. The cornerstone of the Bank's lending program is the origination of loans secured by mortgages on owner-occupied one- to four-family residences. Historically, the Bank focused on fixed rate loans with 15 year terms with 25 year amortization maturities. Substantially all of the Bank's one- to four-family residential mortgage originations are secured by properties located in its market area. All mortgage loans originated by the Bank are retained and serviced by it.

         As of May 31, 1996, $14.4 million or 54.9% the Bank's one- to four-family residential loan portfolio was secured by properties with two or more units. At that date, the average outstanding residential loan balance was approximately $61,000.

         The Bank currently offers fixed-rate mortgage loans with maturities from 15 to 25 years and balloon loans with terms of up to 15 years with 25 year amortization schedules. Interest rates and fees charged on these fixed-rate loans are established on a regular basis according to market conditions. See
"- Originations, Purchases and Sales of Loans and Mortgage-Backed Securities."

         The Bank also originates a limited number of loans secured by condominiums located in its market area. Condominium loans are made on substantially the same terms as one- to four-family loans.
At May 31, 1996, the Bank had $1.3 million of condominium loans.

         Preferred Savings will generally lend up to 80% (or up to 85% on a case-by-case basis) of the lesser of the sales price or appraised value of the security property on owner occupied one- to four-family loans. The loan-to-value ratio on non-owner occupied, one- to four-family loans is generally 80% of the lesser of the sales price or appraised value of the security property. Non-owner occupied one- to four-family loans may pose a greater risk to the Bank than traditional owner occupied one- to four-family loans. In underwriting one- to four-family residential real estate loans, the Bank currently evaluates both the borrower's ability to make principal, interest and escrow payments, the value of the property that will secure the loan and debt to income ratios.

         Residential loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Properties securing one- to four-family residential real estate loans made by Preferred Savings are appraised by independent appraisers.

         Since under its current policy, the Bank originates all mortgage loans for its portfolio, the Bank's loans are not underwritten to permit their sale in the secondary market.

         The Bank's residential mortgage loans customarily include due-on-sale clauses giving the Bank the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

         Multi-family and Commercial Real Estate Lending. In recognition of the many small apartment buildings and businesses in the Bank's market area and in order to increase the interest rate sensitivity and yield of its loan portfolio and to complement residential lending opportunities, the Bank has originated permanent multi-family and commercial real estate loans. At May 31, 1996, the Bank had $3.4 million in commercial real estate loans, representing 9.4% of the total loan portfolio, and $6.6 million in multi-family loans, or 18.1% of the Bank's total loan portfolio.

         The Bank's multi-family and commercial real estate loan portfolio includes loans secured by small apartment buildings, office buildings and other income producing properties located in its market area.

         The Bank's permanent multi-family and commercial real estate loans generally carry a maximum term of 15 years and have fixed rates. These loans are generally made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the property. Appraisals on properties securing multi-family and commercial real estate loans are performed by an independent appraiser designated by the Bank at the time the loan is made. All appraisals on multi-family or commercial real estate loans are reviewed by the Bank's board. In addition, the Bank's underwriting procedures require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. The Bank obtains personal guarantees on these loans.

         The table below sets forth, by type of security property, the number and amount of Preferred Savings' multi-family and commercial real estate loans at May 31, 1996. Substantially all of the loans referred to in the table below are secured by properties located in the Bank's market area.


                                                                                            Outstanding        Amount
                                                                               Number of     Principal     Non-Performing
                                                                                 Loans        Balance       or of Concern
                                                                                 -----        -------       -------------
                                                                                           (Dollars in Thousands)

Commercial real estate:
    Small business facilities.......................................             18            $2,156               $211
    Office buildings................................................              5               659                ---
    Apartment buildings.............................................              4               281                ---
    Three flats.....................................................              3               312                ---
Multi-family........................................................             44             6,604                299
                                                                              -----             -----             ------
    Total multi-family and commercial real estate loans.............             74           $10,012             $  510
                                                                              =====           =======             ======


         At May 31, 1996, the Bank's largest commercial real estate or multi-family loan outstanding totaled $321,000 and was secured by a 15 unit apartment complex located in Berwyn, Illinois.

         Multi-family and commercial real estate loans may present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. At May 31, 1996, one multi-family loan totaling $299,000 was delinquent 90 days or more. On the same date, there were no commercial real estate loans delinquent 90 days or more.

         Construction Lending. The Bank occasionally purchases participation interests in construction loans to builders or developers for the construction of small residential or commercial properties. Such properties are generally located in Illinois. At May 31, 1996 the Bank's construction lending portfolio consisted of a participation interest in a construction loan of $243,000 or .67% of the Bank's real estate loan portfolio.

         Consumer Lending. Federally chartered savings institutions may invest up to 35% of assets in consumer loans (including any investment in investment grade and commercial paper and corporate debt securities). The Bank originates consumer loans secured by deposit accounts. At May 31, 1996, consumer loans totaled $17,000, or 0.04% of the Bank's total loan portfolio. In order to increase the yield and interest rate sensitivity of its loan portfolio, management is also considering offering various types of home equity loans.

Originations and Purchases of Loans

         Real estate loans are originated by Preferred Savings' staff through referrals from existing customers or real estate agents.

         The Bank's ability to originate loans is dependent upon customer demand for loans in its market and to a limited extent, various marketing efforts. Demand is affected by both the local economy and the interest rate environment. See "- Market Area." Under current policy, all loans originated by Preferred Savings are retained in the Bank's portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

         In the past, the Bank has purchased participation interests in construction loans originated by a local financial institution. All such loans are secured. At May 31, 1996, the Bank had $243,000 of participation interests in construction loans. The Bank intends to continue to purchase such loans in the future, subject to market conditions.

         From time to time, in order to supplement loan originations, the Bank has acquired mortgage-backed and other securities which are held, depending on the investment intent, in the "held-to-maturity" or "available-for-sale" portfolios. See "- Investment Activities - Mortgage-Backed Securities" and Note 2 to the Notes to Consolidated Financial Statements.

         The following table shows the loan origination, purchase, sale and repayment activities of the Bank for the periods indicated.



                                                           Five Months Ended            Year Ended          10 Months
                                                                May 31,                December 31,           Ended
                                                      --------------------------   --------------------     December 31,
                                                          1996         1995         1995         1994           1993
                                                      -----------   ------------   ----------  ---------     ----------
                                                                                 (In Thousands)

Originations by type:
    Real estate - one- to four-family...........      $ 2,499      $ 2,255      $ 5,162      $ 6,951         $ 6,050
                - multi-family..................        1,250          421          821        1,180             ---
                - commercial....................        1,031          445        1,270        1,315           1,080
    Passbook....................................            9            2            9           12              40
                                                     --------     --------     --------     --------        --------
         Total loans originated.................        4,789        3,123        7,262        9,458           7,170
                                                      -------      -------      -------      -------         -------

Purchases:
    Real estate - construction..................          ---          ---          551          ---             ---

Sales and Repayments:
    Principal repayments........................        3,151        1,820        5,533        7,596           9,935
    Increase (decrease) in other items, net.....        (461)           56         (645)         207             870
                                                    --------      --------    --------      --------        --------
         Net increase (decrease)................      $ 1,177      $ 1,359      $ 1,635      $ 2,069        $(1,895)
                                                      =======      =======      =======      =======        =======


Delinquencies and Non-Performing Assets

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the delinquency by contacting the borrower. Generally, Bank personnel work with the delinquent borrower on a case by case basis to solve the delinquency. Generally, a late notice is sent on all delinquent loans over 20 days delinquent. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date. If the loan is contractually delinquent for 90 days, the Bank may institute appropriate action to foreclose on the property. If a borrower agrees to a payment plan to bring a delinquent loan current, a designated lending officer monitors the loan for compliance with the payment agreement. If foreclosed, the property is sold at public sale and may be purchased by the Bank.

         Real estate acquired by Preferred Savings as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or estimated fair value less estimated selling costs. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized. The Bank had no real estate acquired as a result of foreclosure during the last five years.

         The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at May 31, 1996.


                                                       Loans Delinquent For:
                                -----------------------------------------------------------------
                                           30-59 Days                       60-89 Days
                                -------------------------------   -------------------------------
                                                        Percent                         Percent
                                                        of Loan                         of Loan
                                  Number    Amount     Category    Number    Amount    Category
                                --------   -------    ---------    -------  --------   ----------
                                                 (Dollars in Thousands)
Real Estate:
  One- to four-family...........   9       $  707        2.70%       3     $  217       0.83%
  Multi-family.................. ---          ---       ---          1        299       4.53
  Commercial real estate........   1          211        6.19      ---        ---      ---
  Construction or development... ---          ---       ---        ---        ---      ---
  Consumer...................... ---          ---       ---        ---        ---      ---
  Commercial business........... ---          ---       ---        ---        ---      ---

Consumer........................ ---          ---       ---        ---        ---      ---
Commercial business............. ---          ---       ---        ---        ---      ---
     Total......................  10       $  918        2.27%       4     $  516       1.42%
                                 ===       ======                 ====     ======



                                        Loans Delinquent For:
                                --------------------------------
                                         90 Days and Over             Total Delinquent Loans
                                --------------------------------  ------------------------------
                                                        Percent                          Percent
                                                        of Loan                          of Loan
                                  Number     Amount    Category    Number    Amount     Category
                                ---------- ---------- ----------  --------  --------   ---------
                                               (Dollars in Thousands)
Real Estate:
  One- to four-family...........   7      $  600        2.29%       19     $ 1,524       5.83%
  Multi-family.................. ---         ---       ---           1         299       4.53
  Commercial real estate........ ---         ---       ---           1         211       6.19
  Construction or development... ---         ---       ---         ---         ---      ---
  Consumer...................... ---         ---       ---         ---         ---      ---
  Commercial business........... ---         ---       ---         ---         ---      ---

Consumer........................ ---         ---       ---         ---         ---      ---
Commercial business............. ---         ---       ---         ---         ---      ---
     Total......................   7      $  600        1.65%       21      $2,034       7.78%
                                 ===      ======                  ====      ======

                                       55

         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a loss, the institution charges off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         On the basis of management's review of its assets, at May 31, 1996, the Bank had classified a total of $600,000 of its loans consisting of one- to four-family residential real estate as follows:


                                                      May 31, 1996
                                                      ------------
                                                     (In Thousands)

Substandard...................................             $600
Doubtful......................................              ---
Loss..........................................              ---
                                                         ------
     Total....................................             $600
                                                           ====


         At May 31, 1996, Preferred Savings' classified assets consist of the non-performing loans. As of the date hereof, these asset classifications are materially consistent with those of the OTS and FDIC. When loans are classified as a "loss," they are charged off against the loan loss allowance.

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. For all years presented, the Bank has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.


                                                                     December 31,
                                                 May 31,      ----------------------------   February 28,  February 29,
                                                   1996       1995       1994       1993         1993          1992
                                                ---------   --------   --------   --------   ------------  ------------
                                                                         (Dollars in Thousands)

Non-accruing loans over 90 days delinquent:
  One- to four-family.......................      $  584     $  775     $  334     $  170        $  106        $  207
  Multi-family..............................         ---        ---        ---        ---           ---           ---
  Commercial real estate....................         ---        ---        ---        ---           ---           ---
  Commercial business.......................         ---        ---        ---        ---           ---           ---
                                               ---------  ---------  ---------  ---------     ---------     ---------
     Total..................................         584        775        334        170           106           207
                                               ---------  ---------  ---------  ---------     ---------     ---------

Accruing loans delinquent more than 90 days.          16        ---        ---          6           ---           ---

Foreclosed assets...........................         ---        ---        ---        ---           ---           ---

Total non-performing assets.................    $    600   $    775  $     334  $     176     $     106     $     207
                                                ========   ========  =========  =========     =========     =========
Total as a percentage of total assets.......       1.09%      1.45%      0.65%      0.33%         0.21%         0.45%
                                                =======     ======    =======    =======       =======       =======


         For the year ended December 31, 1995 and for the five months ended May 31, 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $69,000 and $22,000, respectively. The amounts that were included in interest income on such loans were $58,000 and $14,000 for the year ended December 31, 1995, and for the five months ended May 31, 1996, respectively.

         At May 31, 1996, the Bank's non-accruing loans greater than 90 days included 7 loans secured by single-family real estate totaling $600,000.

         The following is a description of all non-accruing loans over $200,000.

         Other Assets of Concern. In addition to the non-performing assets set forth in the table above, as of May 31, 1996, there were $510,000 in loans or other assets with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

         The following is a description of all other assets of concern over $250,000.

         In October 1992, the Bank originated a $322,000 loan secured by a 16 unit apartment building located in Cicero, Illinois. Due to financial difficulties of the borrower, the loan became delinquent in December 1995.
At May 31, 1996, the loan was 75 days delinquent and had an outstanding balance of $299,000. The Bank is continuing to closely monitor this loan.

         Management considers the Bank's non-performing and "of concern" assets in establishing its allowance for loan losses.

         The following table sets forth an analysis of the Bank's allowance for loan losses.



                                                           Five Months        Year Ended       10 Months            Year Ended
                                                          Ended May 31,      December 31,        Ended      -----------------------
                                                      ------------------- ------------------  December 31, February 28, February 29,
                                                        1996       1995      1995      1994      1993        1993         1992
                                                      --------   --------  ------------------ ------------  -----------  ----------
                                                             (Dollars in Thousands)

Balance at beginning of period.......................   $136        $136      $136     $ 94       $ 67        $ 43         $ 19

Charge-offs..........................................    ---         ---       ---      ---        ---         ---          ---
Recoveries...........................................    ---         ---       ---      ---        ---         ---          ---
Net charge-offs......................................    ---         ---       ---      ---        ---         ---          ---
Additions charged to operations......................     50         ---       ---       42         27          24           24
                                                       -----      ------    ------    -----      -----       -----        -----
Balance at end of period.............................   $186        $136      $136     $136       $ 94        $ 67         $ 43
                                                        ====        ====      ====     ====       ====        ====         ====

Ratio of net charge-offs during the period to
 average loans outstanding during the period.........   ---%        ---%      ---%     ---%       ---%        ---%         ---%
                                                       ====       =====    ======     ====     ======      ======       ======

Ratio of net charge-offs during the period to
 average non-performing assets.......................   ---%        ---%      ---%     ---%       ---%        ---%         ---%
                                                       ====       =====    ======     ====     ======      ======       ======

Ratio of allowance for loan losses to total loans....  0.51%       0.38%     0.39%    0.41%      0.30%       0.20%        0.13%
                                                       ====        ====      ====     ====       ====        ====         ====

                  The distribution of the Bank's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                                December 31,
                                                      ------------------------------------------------------------
                                  May 31, 1996                     1995                      1994
                      ------------------------------- ---------------------------- -------------------------------
                                             Percent                      Percent                       Percent
                                             of Loans                     of Loans                      of Loans
                                   Loan in     Each              Loan in    Each               Loan in     Each
                        Amount of  Amounts  Category  Amount of  Amounts  Category  Amount of  Amounts  Category
                        Loan Loss    by     to Total  Loan Loss    by      to Total Loan Loss    by     to Total
                        Allowance  Category   Loans   Allowance  Category   Loans   Allowance  Category   Loans
                        ---------  --------   -----   ---------  --------   -----   ---------  --------   -----
                                                            (In Thousands)

One- to four-family...     $ 26     $26,150    71.80%  $ 26     $25,858     73.44%     $ 25     $24,711     73.62%
Multi-family..........       17       6,604    18.13     15       6,094     17.31        15       5,929     17.66
Commercial real estate        8       3,408     9.36      7       2,953      8.39         7       2,904      8.65
Construction..........        1         243      .67      1         286       .81        --          --        --
Consumer..............       --          17      .04     --          18       .05        --          24       .07
Unallocated...........      134         --        --     87          --        --        89          --        --
                           ----     -------   ------   ----     -------    ------      ----     -------    ------
     Total............     $186     $36,422   100.00%  $136     $35,209    100.00%     $136     $33,568    100.00%
                           ====     =======   ======   ====     =======    ======      ====     =======    ======

                              December 31,
                      ----------------------------
                                  1993                     February 28, 1993             February 29, 1992
                      ---------------------------- -------------------------------   ----------------------------
                                           Percent                         Percent                       Percent
                                          of Loans                         of Loans                      of Loans
                                  Loan in    Each                Loan in     Each              Loan in    Each
                       Amount of  Amounts  Category   Amount of  Amounts  Category  Amount of  Amounts  Category
                       Loan Loss    by     to Total  Loan Loss     by     to Total  Loan Loss    by      to Total
                       Allowance  Category   Loans   Allowance  Category   Loans    Allowance  Category    Loans
                       ---------  --------   -----   ---------  --------   -----    ---------  --------   -----
                                                                 (In Thousands)

One- to four-family...    $23     $23,403     74.45%    $25     $25,411     76.32%    $25     $24,670     76.51%
Multi-family..........     14       5,452     17.34      15       6,157     18.49      15       6,046     18.75
Commercial real estate      6       2,546      8.10       4       1,681      5.05       3       1,424      4.42
Construction..........     --          --        --      --          --        --      --          --        --
Consumer..............     --          35       .11      --          45       .14      --         105       .32
Unallocated...........     --          51        --      --          23        --      --          --        --
                          ---     -------    ------     ---     -------    ------     ---     -------    ------
     Total............    $94     $31,436    100.00%    $67     $33,294    100.00%    $43     $32,245    100.00%
                          ===     =======    ======     ===     =======    ======     ===     =======    ======

                                       59

         The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect the borrower's ability to repay, prevailing and projected economic conditions and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current and prospective loan portfolio and current economic conditions are considered.

         While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

Investment Activities

         General. Preferred Savings must maintain minimum levels of investments and other assets that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, Preferred Savings has maintained liquid assets at levels significantly above the minimum requirements imposed by the OTS regulations and above levels believed adequate to meet the requirements of normal operations, including potential deposit outflows. At May 31, 1996, Preferred Savings' liquidity ratio for regulatory purposes was 30.5%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" and "- Liquidity and Capital Resources."

         Generally, the investment policy of Preferred Savings is to invest funds among categories of investments and maturities based upon the Bank's asset/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. Prior to December 31, 1993, the Bank recorded its investments in its investment securities portfolio at the lower of cost or current market value if held for sale or at amortized cost if held for investment. Unrealized declines in the market value of securities held to maturity were not reflected in the financial statements; however, unrealized losses in the market value of securities held for sale were recorded as a charge to current earnings. Effective December 31, 1993, Preferred Savings adopted SFAS
115. As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of operations. Securities that Preferred Savings has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. At May 31, 1996, Preferred Savings had no securities which were classified as trading and no securities classified as held-to-maturity. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, in a separate component of retained earnings. At May 31, 1996, $11.1 million of securities and $3.9 million of mortgage-backed securities were classified as available-for-sale.

         Securities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         In order to supplement loan volume and to increase holding of its short and medium term assets, the Bank invests in liquidity investments and in high-quality investments, such as U.S. Treasury and agency obligations. At May 31, 1996 and December 31, 1995, the Bank's securities portfolio totaled $11.1 million and $9.7 million, respectively. At May 31, 1996, the Bank did not own any investment securities of a single issuer which exceeded 10% of the Bank's retained earnings, other than U.S. government securities and federal agency obligations. See Note 2 of the Notes to the Consolidated Financial Statements for additional information regarding the Bank's securities portfolio.

         The following table sets forth the composition of the Bank's securities at the dates indicated.

                                                                                              December 31,
                                                                                       --------------------------
                                                                   May 31, 1996                   1995
                                                            -------------------------- --------------------------
                                                              Carrying       % of        Carrying       % of
                                                                Value        Total         Value        Total
                                                                -----        -----         -----        -----
                                                                                (Dollars in Thousands)

Securities held-to-maturity:
  U.S. government securities.........................    $      ---         ---%     $     ---         ---%

Securities available-for-sale:
  U.S. government securities.........................         2,511          22.71       3,527          36.22
  Federal agency obligations.........................         8,547          77.29       6,212          63.78
  Marketable equity securities.......................           ---          ---           ---          ---
                                                            -------         ------      ------        -------
     Total securities................................       $11,058         100.00%     $9,739         100.00%
                                                            =======         ======      ======         ======

Average remaining life of securities.................     2.66 yrs.                  3.97 yrs.

Other interest-earning assets:
  Interest-bearing deposits with other banks.........       $ 2,758          88.40%    $ 3,086          90.05%
  Repurchase agreements..............................           ---            ---         ---            ---
  Money market mutual finds..........................           ---            ---         ---            ---
  Federal funds sold.................................           ---            ---         ---            ---
  Federal Home Loan Bank Stock.......................           362          11.60         341           9.95
                                                            -------        -------     -------         ------
     Total...........................................       $ 3,120         100.00%    $ 3,427         100.00%
                                                            =======         ======     =======         ======

                                                                             December 31,
                                                       --------------------------------------------------
                                                                   1994                       1993
                                                        -------------------------- ----------------------
                                                          Carrying       % of        Carrying       % of
                                                            Value        Total         Value        Total
                                                            -----        -----         -----        -----
                                                                          (Dollars in Thousands)

Securities held-to-maturity:
  U.S. government securities.........................  $    201           2.67%   $    403           4.27%

Securities available-for-sale:
  U.S. government securities.........................     4,880          64.84       2,999          31.74
  Federal agency obligations.........................     2,445          32.49         ---            ---
  Marketable equity securities.......................       ---          ---         6,045          63.99
                                                         ------         ------      -------        ------
     Total securities................................    $7,526         100.00%     $9,447         100.00%
                                                         ======         ======      ======         ======

Average remaining life of securities.................   2.00 yrs.               1.41 yrs.(1)

Other interest-earning assets:
  Interest-bearing deposits with other banks.........   $ 6,060          95.15%    $ 7,151          72.13%
  Repurchase agreements..............................       ---            ---         750           7.57
  Money market mutual finds..........................       ---            ---         165           1.66
  Federal funds sold.................................       ---            ---       1,500          15.13
  Federal Home Loan Bank Stock.......................       309           4.85         348           3.51
                                                        -------         ------     -------         ------
     Total...........................................   $ 6,369         100.00%    $ 9,914         100.00%
                                                        =======         ======     =======         ======


         The composition and maturities of the securities portfolio, excluding FHLB stock, are indicated in the following table.


                                                                            May 31, 1996
                                   -----------------------------------------------------------------------------------------
                                       Less Than      1 to 5        5 to 10            Over
                                        1 Year         Years         Years            10 Years         Total Securities
                                   --------------     -------       -------        -------------   --------------------------
                                    Carrying Value  Carrying Value  Carrying Value Carrying Value  Carrying Value  Fair Value
                                    --------------  --------------  -------------- --------------  --------------  ----------
                                                               (Dollars in Thousands)

U.S. government securities....        $ 1,515         $   996        $    ---          $   ---       $ 2,511        $ 2,511
Federal agency obligations....          4,255           3,405             887              ---         8,547          8,547
                                      -------         -------         -------          -------      --------       --------
Total investment securities...        $ 5,770         $ 4,401          $  887          $   ---       $11,058        $11,058
                                      =======         =======          ======          =======       =======        =======
Weighted average yield........          5.76%           5.61%          18.72%             ---%         6.74%


         See Note 2 of the Notes to the Consolidated Financial Statements for a discussion of the Bank's securities portfolio.

         Mortgage-Backed Securities. In order to supplement loan and investment activities, the Bank invests in mortgage-backed and related securities.

         Consistent with its asset/liability management strategy, at May 31, 1996, $1.7 million, or 42.7% of Preferred Savings' mortgage-backed securities have adjustable interest rates. For information regarding the Bank's mortgage-backed securities portfolio, see Note 2 of the Notes to the Consolidated Financial Statements.

         As of May 31, 1996, all of the mortgage-backed securities owned by the Bank were issued, insured or guaranteed either directly or indirectly by a federal agency. As a result, the Bank did not have any mortgage-backed or related securities in excess of 10% of retained earnings except for federal agency obligations.

         To assess price volatility, the Federal Financial Institutions Examination Council ("FFIEC") adopted a policy in 1992 which requires an annual "stress" test of mortgage derivative securities. This policy, which has been adopted by the OTS, requires the Bank to annually test its CMOs and other mortgage-related securities to determine whether they are high-risk or nonhigh-risk securities. Mortgage derivative products with an average life or price volatility in excess of a benchmark 30-year, mortgage-backed, pass-through security are considered high-risk mortgage securities. Under the policy, savings institutions may generally only invest in high-risk mortgage securities in order to reduce interest rate risk. In addition, all high-risk mortgage securities acquired after February 9, 1992 which are classified as high risk at the time of purchase must be carried in the institution's trading account or as assets held for sale. At May 31, 1996, none of the Bank's mortgage-backed securities were classified as "high-risk."

         The following table sets forth the composition of the Bank's mortgage-backed securities at the dates indicated.


                                                                                          December 31,
                                                                       ------------------------------------------------------------
                                                    May 31, 1996             1995                   1994                   1993
                                                -------------------    -----------------     ------------------    ----------------
                                                 Carrying     % of     Carrying    % of      Carrying     % of     Carrying    % of
                                                   Value      Total      Value     Total       Value      Total      Value     Total
                                                   -----      -----      -----     -----       -----      -----      -----     -----
                                                                                 (Dollars in Thousands)

Mortgage-backed securities held to maturity:
  FNMA......................................... $    ---     ---%     $   ---      ---%      $1,792        51.41%   $2,026  100.00%
Mortgage-backed securities available for sale:
  GNMA.........................................      706      18.18       766       18.15       773        22.17       ---    ---
  FNMA.........................................    2,223      57.23     2,426       57.49       ---          ---       ---    ---
  FHLMC........................................      955      24.59     1,028       24.36       921        26.42       ---    ---
                                                 -------     ------    ------      ------    ------       ------  --------   ----
     Total mortgage-backed securities..........   $3,884     100.00%   $4,220      100.00%   $3,486       100.00%   $2,026  100.00%
                                                  ======     ======    ======      ======    ======       ======    ======  ======

         The following table sets forth the contractual maturities of the Bank's mortgage-backed securities at May 31, 1996.




                                                                        Due In                            May 31,
                                                ------------------------------------------------------     1996
                                                   Less than       1 to        5 to 10       Over         Balance
                                                    1 Year        5 Years       Years      10 Years     Outstanding
                                                 ------------- -----------  ----------   ------------- ------------

Federal Home Loan Mortgage Corporation.......     $   ---      $    ---      $   ---       $  955        $  955
Federal National Mortgage Association........         ---         1,397          826          ---         2,223
Government National Mortgage Association.....         ---           706          ---          ---           706
                                                  -------       -------       ------       ------        ------
     Total...................................     $   ---        $2,103       $  826       $  955        $3,884
                                                  =======        ======       ======       ======        ======


         At May 31, 1996, the dollar amount of all mortgage-backed securities due after May 31, 1997, which had fixed interest rates and floating or adjustable rates totaled $2.2 million and $1.7 million, respectively.

         The market values of a portion of the Bank's mortgage-backed securities held-to-maturity have been from time to time lower than their carrying values. However, for financial reporting purposes, such declines in value are considered to be temporary in nature since they have been due to changes in interest rates rather than credit concerns. See Note 2 of the Notes to the Consolidated Financial Statements.

         The following table shows mortgage-backed securities purchase, sale and repayment activities of the Bank for the periods indicated.



                                              Five Months Ended             Year Ended             10 Months
                                                   May 31,                 December 31,              Ended
                                           ------------------------    ---------------------     December 31,
                                             1996          1995         1995          1994           1993
                                           -----------   ----------    ----------   --------     -------------
                                                                     (In Thousands)

Purchases:
  Adjustable-rate(1)..................    $    ---      $    ---      $ 1,023       $ 2,047         $    ---
  Fixed-rate(1).......................         ---           ---          917           ---            2,026
                                         ---------     ---------    ---------     ---------          -------
         Total purchases..............         ---           ---        1,940         2,047            2,026

Sales:
  Adjustable-rate(1)..................         ---           ---          814           ---              ---

Repayments:
  Principal repayments................         295           200          476           437              ---
  Other increase (decrease)...........         (41)           95           84          (150)             ---
                                          -------        --------    ---------      -------          -------
         Net increase (decrease)......    $   (336)      $  (105)     $   734       $ 1,460          $ 2,026
                                          ========       =======      ========       =======          =======

- ----------
(1)  Consists of pass-through securities.

Sources of Funds

         General. The Bank's primary sources of funds are deposits, payments (including prepayments) of loan principal, interest earned on loans and securities, repayments of securities, borrowings and funds provided from operations.

         Deposits. Preferred Savings offers deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of passbook, money market and various certificate accounts. The Bank does not currently offer transaction accounts but may consider offering such accounts in the future depending on the level of consumer demand for such accounts in its market area. The Bank only solicits deposits in its market area and does not currently use brokers to obtain deposits.

         The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. As a result, as customers have become more interest rate conscious, the Bank has become more susceptible to short-term fluctuations in deposit flows. In the future, the Bank may offer transaction accounts to meet the needs of changing customers as well as increase its deposit promotion and advertising.

         Management believes that the "core" portion of the Bank's regular savings and money market accounts can have a lower cost and be more resistant to interest rate changes than certificate accounts. These accounts decreased $1.7 million during fiscal 1995. Although a majority of such funds were believed by management to have been reinvested in certificate accounts. However, management believes that this outflow represents the most interest rate sensitive portion of such accounts and that the majority of the remaining portion of the Bank's regular savings and money market accounts are relatively stable sources of deposits. The Bank continues to utilize customer service and marketing initiatives in an effort to maintain and increase the volume of such deposits. However, the ability of the Bank to attract and maintain these accounts (as well as certificate accounts) has been and will be affected by market conditions.

         The following table sets forth the savings flows at the Bank during the periods indicated.

                                                                                                    10 Months
                                                 Five Months Ended            Year Ended              Ended
                                                       May 31,               December 31,           December 31,
                                             ----------------------     ----------------------     ------------
                                                 1996         1995          1995         1994           1993
                                             ---------    ---------     ---------    ---------     ------------
                                                                    (Dollars in Thousands)

Opening balance..........................     $ 41,047     $ 40,057      $ 40,057     $ 41,139        $ 40,363
Deposits.................................       11,721        9,566        24,295       24,604          15,841
Withdrawals..............................      (11,322)     (10,238)      (24,759)     (26,856)        (16,193)
Interest credited........................          499          403         1,454        1,170           1,128
                                              --------     --------      --------     --------        --------

Ending balance...........................     $ 41,945     $ 39,788      $ 41,047     $ 40,057        $ 41,139
                                              ========     ========      ========     ========        ========

Net increase (decrease)..................    $     898   $    (269)     $     990    $ (1,082)       $     776
                                             =========   =========      =========    ========        =========

Percent increase (decrease)..............        2.19%      (0.67)%         2.47%      (2.63)%           1.92%
                                               ------      ------         ------      ------           ------

         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Bank as of the dates indicated.


                                                 May 31,                                         December 31,
                                        ------------------------ ------------------------------------------------------------------
                                                  1996                     1995                     1994               1993
                                        ------------------------ ------------------------  -------------------   ------------------
                                                       Percent                  Percent               Percent               Percent
                                          Amount       of Total    Amount       of Total    Amount    of Total   Amount     of Total
                                          ------       --------    ------       --------    ------    --------   ------     --------
                                                                 (Dollars in Thousands)

Transactions and Savings Deposits:
- ----------------------------------

Passbook Accounts - 3.00%(1)............ $19,604       46.74%      $19,409         47.29%   $20,750    51.80%   $22,989      55.88%
Money Market Accounts - 3.25%(1)........   1,998        4.76         1,601          3.90      1,924     4.80      2,029       4.93
                                        --------      ------      --------        ------   --------   ------   --------     ------

Total Non-Certificates..................  21,602       51.50        21,010         51.19     22,674    56.60     25,018      60.81
                                        --------      ------      --------        ------   --------   ------   --------     ------

Certificates:
- -------------

 0.00 -  3.99%..........................       4        0.01            49          0.12      5,130    12.81     12,935      31.44
 4.00 -  5.99%..........................  18,570       44.27        16,222         39.52     11,669    29.13      2,343       5.70
 6.00 -  7.99%..........................   1,769        4.22         3,766          9.17        494     1.23        668       1.62
 8.00 and over..........................     ---       ---             ---         ---           90      .23        175        .43
                                        --------      ------      --------      --------    ---------  -------  ---------    -------

Total Certificates......................  20,343       48.50        20,037         48.81     17,383    43.40     16,121      39.19
                                        --------      ------      --------        ------   --------   ------   --------     ------
Total Deposits.......................... $41,945      100.00%      $41,047        100.00%   $40,057   100.00%   $41,139     100.00%
                                         =======      ======       =======        ======    =======   ======    =======     ======

- ----------
(1)  At May 31, 1996.

         The following table shows rate and maturity information for the Bank's certificates of deposit as of May 31, 1996.



                         Less Than       1 to 2         2 to 3         3 to 4         4 to 5
                          1 Year          Years          Years          Years          Years          Total
                       -----------   ------------   ------------     ----------    -----------     ----------
                                                    (Dollars in Thousands)

3.00 - 3.99%..........  $       4    $       ---    $       ---       $    ---     $      ---       $      4
4.00 - 4.99%..........        743            ---            ---            ---            ---            743
5.00 - 5.99%..........     15,752          1,079            847             11            138         17,827
6.00 - 6.99%..........        900            410            ---             90            111          1,511
7.00 - 7.99%..........        160            ---            ---             98            ---            258
                         --------    -----------    -----------       --------     ----------       --------
                          $17,559    $     1,489    $       847       $    199     $      249        $20,343
                          =======    ===========    ===========       ========     ==========        =======



         The following table indicates the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of May 31, 1996.


                                                                        Maturity
                                                   --------------------------------------------------
                                                                     Over         Over
                                                     3 Months       3 to 6       6 to 12        Over
                                                      or Less       Months       Months       12 months      Total
                                                      -------       ------       ------       ---------      -----
                                                                              (In Thousands)

Certificates of deposit of less than $100,000....      $ 6,266       $ 6,481      $ 3,899       $ 2,684      $19,330

Certificates of deposit of $100,000 or more......          610           203          100           100        1,013
                                                      --------      --------     --------      --------     --------

Total certificates of deposit....................      $ 6,876       $ 6,684      $ 3,999       $ 2,784      $20,343
                                                       =======       =======      =======       =======      =======


         For additional information regarding the composition of the Bank's deposits, see Note 6 of the Notes to the Consolidated Financial Statements.

         Borrowings. In the past, the Bank has not utilized borrowings to fund its operations. Preferred Savings' available sources of funds include advances from the FHLB of Chicago and other borrowings. As a member of the FHLB of Chicago, the Bank is required to own capital stock in the FHLB of Chicago and is authorized to apply for advances from the FHLB of Chicago. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Chicago may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions.

Subsidiary Activities

         As a federally chartered savings bank, Preferred Savings is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries, and may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings association may engage in directly.

         At May 31, 1996, Preferred Savings had one wholly owned service corporation, Preferred Service Corporation (the "Subsidiary"). The Subsidiary, an Illinois corporation, was incorporated in 1969 and sells casualty, disability and credit life insurance on an agency basis.

         The Subsidiary had nominal net income for the five months ended May 31, 1996 and the year ended December 31, 1995, respectively. At May 31, 1996, Preferred Savings' investment in the Subsidiary totaled $4,300.

Competition

         Preferred Savings faces strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from commercial banks, credit unions mortgage bankers and other savings institutions, which also make loans secured by real estate located in Cook County, Illinois. At May 31, 1996, there were 344 savings institutions, 551 commercial bank offices, 40 savings bank offices and 265 credit unions located in Cook County, Illinois. Preferred Savings competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         Competition for those deposits is principally from commercial banks, credit unions, mutual funds, securities firms and other savings institutions located in the same communities. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Bank competes for these deposits by offering competitive rates, convenient business hours and a customer oriented staff. At May 31, 1996, Preferred Savings' share of deposits in its market area was approximately .04%.

Employees

         At May 31, 1996, the Bank had a total of 15 full-time employees. None of the Bank's employees are represented by any collective bargaining agreement. Management considers its employee relations to be good.

Properties

         Preferred Savings conducts its business at its stand-alone office located at 4800 South Pulaski Road, Chicago, Illinois. The Bank's 5,000 square foot office was acquired in 1980 and had a net book value of $314,000 at May 31, 1996. At May 31, 1996, the total net book value of Preferred Savings' premises and equipment (including land, building and leasehold improvements, and furniture, fixtures and equipment) was approximately $457,000.

         The Bank's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by the Bank at May 31, 1996 was approximately $5,000.

Legal Proceedings

         From time to time, Preferred Savings is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Holding Company's and Preferred Savings' financial position or results of operations.

                                   REGULATION

General

         Preferred Savings is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Preferred Savings is subject to broad federal regulation and oversight extending to all its operations. Preferred Savings is a member of the FHLB of Chicago and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Prior to August, 1996, the Bank was a state chartered savings bank and was subject to the regulation of the State of Illinois Office of Banks and Real Estate (the "Illinois Office of Banks"). As the savings and loan holding company of Preferred Savings, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. Preferred Savings is a member of the Savings Association Insurance Fund ("SAIF") and the deposits of Preferred Savings are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over Preferred Savings.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, Preferred Savings is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. Prior to its conversion to a federal charter in August 1996, the Bank was examined and filed periodic reports with the Illinois Office of Banks. The last regular Illinois Office of Banks, OTS and FDIC examinations of Preferred Savings were as of May 1994, March 1992 and August 1992, respectively. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require Preferred Savings to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS.

                  The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Preferred Savings and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of Preferred Savings is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. Preferred Savings is in compliance with the noted restrictions.

         Preferred Savings' general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and

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surplus). At May 31, 1996, Preferred Savings' lending limit under this restriction was $1.8 million. Assuming the sale of the minimum number of shares in the Conversion at May 31, 1996, that limit would be increased to $2.9 million. Preferred Savings is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards. No assurance can be given as to whether or in what form the proposed regulations will be adopted.

Insurance of Accounts and Regulation by the FDIC

         Preferred Savings is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period. For the first six months of 1995, the assessment schedule for Bank Insurance Fund ("BIF") members and SAIF members ranged from .23% to .31% of deposits.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF-insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF-insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to .27% with a minimum annual assessment of $2,000.

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The SAIF rates, however, were not adjusted. As a result of these revisions, BIF members will generally pay lower premiums.

         The SAIF is not expected to attain the designated reserve ratio until the year 2002 due to the shrinking deposit base for SAIF assessments and the requirement that SAIF premiums be used to make the interest payments on bonds issued by the Financing Corporation ("FICO") in order to finance the costs of resolving thrift failures in the 1980s. As a result, SAIF members will generally be subject to higher deposit insurance premiums than BIF members until, all things being equal, the SAIF attains the required reserve ratio.

         The effect of this disparity on Preferred Savings and other SAIF members is uncertain at this time. It may have the effect of permitting BIF-insured institutions to offer loan and deposit products on more attractive terms than SAIF members due to the cost savings achieved through lower deposit premiums, thereby placing SAIF members at a competitive disadvantage. In order to eliminate this disparity a number of proposals to recapitalize the SAIF have been recently considered by the United States Congress. The plan under current consideration provides for a one-time assessment, anticipated to range from .80% to .90%, to be imposed on all deposits assessed at the SAIF rates as of March 31, 1995, including those held by commercial banks, and for BIF deposit insurance premiums to be used to pay the FICO bond interest on a pro rata basis together with SAIF premiums. The BIF and SAIF would be merged into one fund as soon as practicable, but no later than January 1, 1998. There can be no assurance that any particular proposal will be enacted or that premiums for either BIF or SAIF members will not be adjusted in the future by the FDIC or by legislative action.

Regulatory Capital Requirements

         Federally insured savings associations, such as Preferred Savings, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual Preferred Savings stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At May 31, 1996, Preferred Savings did not have any intangible assets recorded as assets on its financial statements.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital.

         Assuming the Bank would have been subject to the OTS capital requirements, at May 31, 1996, Preferred Savings had tangible capital of $12.1 million, or 22.1% of adjusted total assets, which is approximately $11.3 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, Preferred Savings would have had

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tangible capital equal to 28.7%, 29.8% and 30.8%, respectively, of adjusted total assets at May 31, 1996, which is $16.3 million, $17.2 million and $18.1 million, respectively, above the requirement.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At May 31, 1996, Preferred Savings had no intangibles which were subject to these tests.

         At May 31, 1996, Preferred Savings had core capital equal to $12.1 million, or 22.1% of adjusted total assets, which is $10.5 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, Preferred Savings would have had core capital equal to 28.7%, 29.8% and 30.8%, respectively, of adjusted total assets at May 31, 1996, which is $15.4 million, $16.3 million and $17.2 million, respectively, above the requirement.

          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At May 31, 1996, Preferred Savings had $186,000 of general loss reserves that qualify as supplementary capital, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. Preferred Savings had no such exclusions from capital and assets at May 31, 1996.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total

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capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. Based upon its capital level and assets size at May 31, 1996, Preferred Savings would qualify for an exemption from the requirement.

         On May 31, 1996, Preferred Savings had total capital of $12.3 million (including $12.1 million in core capital and $186,000 in qualifying supplementary capital) and risk-weighted assets of $21.5 million; or total capital of 57.2% of risk-weighted assets. This amount was $10.6 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to Preferred Savings of 50% of the net Conversion proceeds and the investment of those proceeds to Preferred Savings in 20% risk-weighted government securities, Preferred Savings would have had total capital of 77.1%, 80.6% and 84.0%, respectively, of risk-weighted assets, which is above the current 8% requirement by $15.6 million, $16.5 million and $17.4 million, respectively.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on Preferred Savings may have a substantial adverse effect on Preferred Savings' operations and profitability and the value of the Common Stock purchased in the Conversion. Holding Company stockholders do not have preemptive rights, and therefore, if the Holding Company is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution in the percentage of ownership of the Holding Company of those persons purchasing shares in the Conversion.


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Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "-Restrictions on Repurchase of Stock."

         Generally, savings associations, such as Preferred Savings, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. Preferred Savings may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association that is a subsidiary of a holding company may make a capital distribution with notice to the OTS provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings associations, including Preferred Savings are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what Preferred Savings includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the

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association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At May 31, 1996, Preferred Savings was in compliance with both requirements, with an overall liquid asset ratio of 30.5% and a short-term liquid assets ratio of 18.7%.

Accounting

         An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. Preferred Savings is in compliance with these amended rules.

         The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test

         All savings associations, including Preferred Savings, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At May 31, 1996, Preferred Savings met the test and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Preferred Savings, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger

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or the establishment of a branch, by Preferred Savings. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, Preferred Savings may be required to devote additional funds for investment and lending in its local community. Preferred Savings was examined for CRA compliance in March 1995 and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Preferred Savings include the Holding Company and any company which is under common control with Preferred Savings. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. Preferred Savings' subsidiary is not deemed an affiliate, however; the OTS has the discretion to treat a subsidiary of savings associations as an affiliate on a case-by-case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than Preferred Savings or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Preferred Savings fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such

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interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Holding Company is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At May 31, 1996, Preferred Savings was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         Preferred Savings is a member of the FHLB of Chicago, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Preferred Savings is required to purchase and maintain stock in the FHLB of Chicago. At May 31, 1996, Preferred Savings had $362,000 in FHLB stock, which was in compliance with this requirement. In past years, Preferred Savings has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 6.1% and were 6.2% for calendar year 1995.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Preferred Savings' FHLB stock may result in a corresponding reduction in Preferred Savings' capital.

         For the year ended December 31, 1995, dividends paid by the FHLB of Chicago to Preferred Savings totaled $22,000, which constitute a $3,000 increase from the amount of dividends received in calendar year 1994. The $10,000 dividend received for the five months ended May 31, 1996 reflects an annualized rate of 6.6%, or 0.4% below the rate for calendar 1995.

Federal and State Taxation

         Savings associations such as Preferred Savings that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

         Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         The percentage of specially computed taxable income that is used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

         If an association's specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the association may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period. No representation can be made as to whether Preferred Savings will meet the 60% test for subsequent taxable years.

         Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "non-qualifying loans" equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At May 31, 1996, the 6% limitation did not restrict the percentage bad debt deduction available to Preferred Savings, however the 12% limitation restricted the bad debt deduction.

         In addition to the regular income tax, corporations, including savings associations such as Preferred Savings, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as Preferred Savings, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of December 31, 1995, Preferred Savings' Excess for tax purposes totaled approximately $1.6 million.

         Preferred Savings and its subsidiary file consolidated federal income tax returns on a fiscal year basis using the cash method of accounting. The Holding Company intends to file consolidated federal income tax returns with Preferred Savings and its subsidiary. [CONFIRM] Savings associations, such as Preferred Savings, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

         Preferred Savings and its consolidated subsidiary have not been audited by the IRS with respect to consolidated federal income tax returns in the past five years. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiary and predecessors of, or entities merged into, Preferred Savings) would not result in a deficiency which could have a material adverse effect on the financial condition of Preferred Savings and its consolidated subsidiary.

         Illinois Taxation. For Illinois income tax purposes, the Bank is taxed at an effective rate equal to 7.18% of Illinois taxable income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations).

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

                                   MANAGEMENT

Directors and Executive Officers of the Holding Company and the Bank

         Directors and Executive Officers of the Holding Company. The Board of Directors of the Holding Company currently consists of six members. The directors of the Holding Company are currently comprised of the directors of the Bank and Lorraine G. Ptak. See "- Directors of the Bank." Each Director of the Holding Company has served as such since August 1996. Directors of the Holding Company will serve three-year staggered terms so that one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as that of the Bank's board. The term of Ms. Ptak expires in 1999. The Holding Company intends to pay directors a fee for attendance at Board meetings of $250. See also "- Directors and Executive Officers of the Bank." For information regarding stock options and restricted stock proposed to be awarded to directors following stockholder ratification of such plans, see "- Benefit Plans."

         The business experience of L.G. Ptak, a director of the Holding Company and an executive officer of the Bank, is set forth below.

         L. G. Ptak, age 71. Ms. Ptak is currently serving as
Secretary-Treasurer of the Bank, a position she has held since 1975. Mrs. Ptak is also a director of the Holding Company. Ms. Ptak is the wife of Chairman S.
J. Ptak and the mother of President Rooney.

         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The following table sets forth information regarding executive officers of the Holding Company. Each executive officer of the Holding Company has held his or her position since the incorporation of the Holding Company in July 1996.


       Name                                        Title
- -------------------            -----------------------------------------------
S. J. Ptak                     Chairman of the Board
Kimberly P. Rooney             President, Chief Executive Officer and Director
Jeffrey Przybyl                Treasurer and Chief Financial Officer
L. G. Ptak                     Director and Secretary

The Holding Company does not initially intend to pay executive officers any fees in addition to fees payable to such persons as executive officers of the Bank. For information regarding compensation of directors and executive officers of the Bank, see "Management - Director Compensation" and "- Executive Compensation." For information regarding stock options and restricted stock proposed to be awarded to directors and executive officers following stockholder ratification of the Holding Company's stock-based plans, see "- Benefit Plans."

         Board of Directors of the Bank. Prior to the Conversion, the direction and control of the Bank, as a mutual savings institution, was vested in its Board of Directors. Upon conversion of the Bank to stock form, each of the directors of the Bank will continue to serve as a director of the converted Bank. The Board of Directors of the Bank currently consists of five members. The directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of members. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Bank after the Conversion, directors of the Holding Company will elect the directors of the Bank.

         The following table sets forth certain information regarding the directors of the Bank.


                                                                                               Director     Term
            Name                        Position(s) Held With the Bank              Age(1)       Since     Expires
- -------------------          -------------------------------------------------      ------       -----     -------
S. J. Ptak                   Chairman of the Board                                    71         1969       1999
Kimberly P. Rooney           President, Chief Executive Officer and Director          39         1989       1999
Edward Wolak                 Director                                                 72         1969       1998
Jeanine M. McInerney         Director                                                 38         1996       1997
Rocco Di Iorio               Director                                                 64         1990       1997

- ----------
(1)  At May 31, 1996.

         The business experience of each director of the Holding Company or the Bank for at least the past five years is set forth below.

         Sylvester J. Ptak. Mr. Ptak is the Chairman of the Board and Vice President of the Bank, a position he has held since 1995. Mr. Ptak has been a member of the Board of Directors of the Bank since 1969. He also served as Secretary of the Bank from 1969 to 1975 and President and Chief Executive Officer of the Bank from 1975 to 1995. Mr. Ptak is the father of President Rooney and husband of Secretary-Treasurer Lorraine Ptak. As Chairman of the Board and Vice President of the Bank, Mr. Ptak supervises the lending department.

         Kimberly P. Rooney. Ms. Rooney is currently serving as President and Chief Executive Officer of the Bank, a position she has held since 1995. Prior to joining the Bank as President, Ms. Rooney served as an attorney for the Bank. From time to time, Ms. Rooney performs legal work for long time clients. Ms. Rooney is the daughter of Chairman Ptak and Secretary-Treasurer Lorraine Ptak.

         Edward Wolak. Mr. Wolak is a retired plant engineer with Crown Stove, Inc., a position he held for approximately 40 years. Mr. Wolak is the spouse of Lorraine Ptak's sister.

         Jeanine McInerny. Ms. McInerny is a clinical nurse consultant with Healthpoint Medical. She has been employed as a nurse for approximately 15 years.

         Rocco Di Iorio.  Mr. Di Iorio is a retired sewer contractor.

         Executive Officers Who Are Not Directors. Each of the executive officers of the Bank will retain his or her office in the converted Bank. Officers are elected annually by the Board of Directors of the Bank. The business experience of the executive officers who are not also directors is set forth below. L. G. Ptak is also an executive officer of the Bank. Her business experience is set forth on the preceding page.

         Jeffrey Przybyl, age 30. Mr. Przybyl is currently serving as Chief Financial Officer of the Bank, a position he has held since 1993. As Chief Financial Officer, Mr. Przybyl is responsible for overseeing the accounting and financial reporting functions of the Bank.


         Marianne I. Maciejewski, age 58. Ms. Maciejewski is currently serving as Vice President of the Bank, a position she has held since 1995. As Vice President of the Bank, Ms. Maciejewski is responsible for overseeing the compliance function of the Bank. Prior to serving as Vice President, Ms. Maciejewski served in various capacities with the Bank since 1985. Marianne I. Maciejewski is the mother of Linda Peterson.

         Linda M. Peterson, age 38. Ms. Peterson is currently serving as Vice President of the Bank. In that capacity, Ms. Peterson is responsible for overseeing the mortgage lending functions of the Bank. Ms. Peterson joined the Bank in 1987 as a loan officer. Linda Peterson is the daughter of executive officer Maciejewski.

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring shareholder derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company may obtain such insurance.

Meetings and Committees of Board of Directors

         The Bank. The Bank's Board of Directors meets on a monthly basis. The Board of Directors met 12 times during the fiscal year ended December 31, 1995. During fiscal 1995, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Bank has standing Loan, Proxy, Investment, Audit, CRA and Interest Rate Risk Committees.

         The Loan Committee meets to approve all loans originated by the Bank and sets interest rates for all loan types. The entire Board of Directors comprises the loan committee. This committee met approximately 12 times during calendar year 1995.

         The Proxy Committee is comprised of Chairman Ptak, President Rooney and Secretary-Treasurer Ptak. This Committee meets to vote proxies at a special or annual meeting of the Bank. This committee met one time during calendar year 1995.

         The Investment Committee develops investment objectives and performance standards consistent with the Bank's financial needs and reviews the Bank's investment policies and recommends changes to the full Board. This committee is comprised of Chairman Ptak, President Rooney and Chief Financial Officer Przybyl and met 12 times during calendar year 1995.

         The Audit Committee meets at least annually to review and recommend the Bank's engagement of external auditors. Such committee reviews audit reports and related matters and acts as the liaison between Preferred Savings' internal and external auditors and the Board. Directors Di Iorio and Wolak currently comprise the committee. This committee met one time in 1995.

         The CRA Committee meets on a monthly basis to review compliance with the Community Reinvestment Act. The CRA Committee is composed of the entire board of directors and executive officer Maciejewski. This committee met 12 times during calendar year 1995.

         The Interest Rate Risk Committee is comprised of Chairman Ptak, Director Rooney and officer Przybyl. This committee meets quarterly to review the Bank's interest rate risk position and product mix and make recommendations for adjustments to the full Board. This committee met four times in fiscal 1995.

         The Holding Company. In August 1996, the Board of Directors of the Holding Company established standing Executive, Audit, Compensation and Nominating Committees. These committees did not meet during fiscal 1995.

Director Compensation

         Directors of the Bank are paid a monthly fee of $300 for service on the Board of Directors. Directors do not receive any additional compensation for committee meetings attended.

Executive Compensation

         The following table sets forth information concerning the compensation for services in all capacities to Preferred Savings for the fiscal year ended December 31, 1995 of the Bank's Chief Executive Officer. No executive officer's aggregate annual compensation (salary plus bonus) exceeded $100,000 in fiscal 1995.


- ----------------------------------------------------------------------------------------------------------------------------------
                                                    Summary Compensation Table
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Long Term Compensation
                                                    Annual Compensation(1)                   Awards
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                  Other Annual    Restricted Stock   Options/        All Other
     Name and Principal Position     Year   Salary($) Bonus($)   Compensation($)    Award ($)(2)   SARs (#)(2)    Compensation($)
- ----------------------------------------------------------------------------------------------------------------------------------
Kimberly P. Rooney, President and
 Chief Executive Officer             1995    $55,200   $24,000        $---             $ N/A           N/A             $---
S.J. Ptak, Chairman of the Board     1995    $36,000   $20,000        $---             $ N/A           N/A             $---
===================================================================================================================================

- ----------
(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, as informally interpreted by the SEC's Staff, Summary Compensation information is excluded for the fiscal years ended December 31, 1994 and 1993.

(2) Pursuant to the proposed Stock Option Plan, the Holding Company intends to grant Ms. Rooney and Mr. Ptak an option to purchase a number of shares equal to 2.5% and 2.5%, respectively (35,063 and 35,063 shares at the minimum and 47,438 and 47,438 shares at the maximum of the Estimated Valuation Range) of the total number of shares of Common Stock issued in the Conversion at an exercise price equal to the market value per share of the Common Stock on the date of grant. See "- Stock Option and Incentive Plan." In addition, pursuant to the proposed RRP, the Holding Company intends to grant to Ms. Rooney and Mr. Ptak a number of shares of restricted stock equal to 1% and 1%, respectively (14,025 shares and 14,025 shares at the minimum and 18,975 and 18,975 shares at the maximum of the Estimated Valuation Range) of the total number of shares of Common Stock sold in the Conversion. See
         "- Management Recognition Plan."

         Employment Agreements and Severance Agreements. The Bank intends to enter into employment agreements with Chairman Ptak and President Rooney providing for an initial term of three years. The agreements have been filed with the OTS as part of the application of the Holding Company for approval to become a savings and loan holding company. The employment agreements become effective upon completion of the Conversion and provides for an annual base salary in an amount not less than each individual's respective current salary and provide for an annual extension subject to the performance of an annual formal evaluation by disinterested members of the Board of Directors of the Bank. The agreements also provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days' notice to the Bank.

         The employment agreements provide for payment to Chairman Ptak and President Rooney of an amount equal to 299% of their five-year annual average base compensation, respectively, in the event there is a "change in control" of the Bank where employment involuntarily terminates in connection with such change in control or within twelve months thereafter. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Section 574.3 or 4. Such events are generally triggered prior to the acquisition or control of 10% of the Holding Company's common stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." If the employment of Chairman Ptak or President Rooney had been terminated as of May 31, 1996 under circumstances entitling them to severance pay as described above, they would have been entitled to receive a lump sum cash payment of approximately $135,000 and $225,000, respectively. The agreements also provide for the continued payment to Chairman Ptak and President Rooney of health benefits for the remainder of the term of their contract in the event such individual is involuntarily terminated in the event of change in control.

         The Bank intends to enter into change in control severance agreements with Officers Jeffrey Przybyl, Marianne Maciejewski and Linda Peterson. The agreements become effective upon completion of the Conversion and provide for an initial term of 12 months. The agreements provide for extensions of one year, on each anniversary of the effective date of the agreement, subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreement provides for termination for cause or in certain events specified by OTS regulations.

         The agreements provide for a lump sum payment to the employee of $40,000 and the continued payment for the remaining term of the contract of life and health insurance coverage maintained by the Bank in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Code to be contingent on a "change in control," and may not exceed one time the employee's average annual compensation over the most recent five-year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Section 574.3 or 4 or any successor regulation. Such events are generally triggered prior to the acquisition of control of 10% of the Company's Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."


Benefit Plans

         General. Preferred Savings currently provides insurance benefits to its employees, including health and life insurance, subject to certain deductibles and copayments.

         Pension Plan. Prior to June 30, 1995, the Bank maintained a defined benefit pension plan for the benefit of its employees. The Pension Plan was terminated as of June 30, 1995. The noncontributory defined benefit pension plan covered all employees who met certain minimum service requirements. See Note 7 to the Notes to Consolidated Financial Statements. The benefits were distributed during the year.


         Employee Stock Ownership Plan. The Boards of Directors of Preferred Savings and the Holding Company have approved the adoption of an ESOP for the benefit of employees of Preferred Savings. The ESOP is also designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Common Stock.

         It is anticipated that the ESOP will be funded with a loan from the Holding Company (not to exceed an amount equal to 8% of the gross Conversion proceeds). The interest rate of the ESOP loan will be equal to the applicable federal interest rate as determined by the Internal Revenue Service for the month in which the loan is made, as calculated pursuant to Section 1274(d) of the Code.

         GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Holding Company's Consolidated Financial Statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Holding Company or the Bank. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

         All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Bank's contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account become fully vested upon such participant's completing six years of service. Credit will be given for prior years of service for vesting purposes. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Holding Company or Preferred Savings.

         The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund for purposes other than the benefit of participants or their beneficiaries.

         Stock Option and Incentive Plan. Among the benefits to the Bank anticipated from the Conversion is the ability to attract and retain personnel through the prudent use of stock options and other stock-related incentive programs. The Board of Directors of the Holding Company intends to adopt the Stock Option Plan, subject to ratification by stockholders of the Holding Company at a meeting to be held not earlier than six months after completion of the Conversion. Under the terms of the proposed Stock Option Plan, stock options covering shares representing an aggregate of up to 10% of the shares of Common Stock issued in the Conversion may be granted to directors, officers and employees of the Holding Company or its subsidiaries under the Stock Option Plan.

         Options granted under the Stock Option Plan may be either options that qualify under the Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer) or options that do not so qualify. The exercise price of stock options granted under the Stock Option Plan is required to be at least equal to the fair market value per share of the stock on the date of grant. All grants are made in consideration of past and future services rendered to the Bank, and in an amount deemed necessary to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Bank. In this regard, all options are intended to vest in five equal annual installments commencing one year from the date of grant, subject to the continued service of the holder of such option.

         The proposed Stock Option Plan provides for the grant of stock appreciation rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options.

         Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. The Holding Company has no present intention to grant any SARs or Limited SARs.

         The proposed Stock Option Plan will be administered by the Holding Company's Compensation Committee which will consist of at least two disinterested directors. The Compensation Committee will select the recipients and terms of awards made pursuant to the Stock Option Plan. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors of a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         The Compensation Committee, presently consisting of non-employee Directors Wolak, McInerney and Di Iorio, intends to grant options in amounts expressed as a percentage of the shares issued in the Conversion, as follows:
President Rooney - 2.5%, S.J. Ptak - 2.5%, and to all executive officers as a group (6 persons) - 6.8%. In addition, under the terms of the Stock Option Plan, each non-employee director of the Holding Company at the time of stockholder ratification of the Stock Option Plan will be granted an option to purchase shares of Common Stock equal to .5% of the shares sold in the Conversion. The remaining balance of the available awards is unallocated and reserved for future use. All options will expire 10 years after the date such option was granted, which, for the option grants listed above, is expected to be the date of stockholder ratification of the Stock Option Plan. All proposed option grants to officers are subject to modification by the Compensation Committee based upon its performance evaluation of the option recipients at the time of stockholder ratification of the Stock Option Plan following completion of the Conversion.

         After stockholder ratification, the Stock Option Plan will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the Stock Option Plan could dilute the holdings of stockholders who purchased Common Stock in the Conversion. See "Pro Forma Data." In no event will the Stock Option Plan acquire an amount of shares, which, in the aggregate, represent more than 10% of the shares issued in the Conversion.


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         Under SEC regulations, so long as certain criteria are met, an optionee may be able to exercise the option at the Purchase Price and immediately sell the underlying shares at the then-current market price without incurring short-swing profit liability. This ability to exercise and immediately resell, which under the SEC regulations applies to stock option plans in general, allows the optionee to realize the benefit of an increase in the market price for the stock without the market risk which would be associated with a required holding period for the stock after payment of the exercise price. Under SEC regulations, the short-swing liability period now runs for six months before and after the option grant. All grants are subject to ratification of the Stock Option Plan by stockholders of the Holding Company following completion of the Conversion.

         Recognition and Retention Plan. The Holding Company intends to establish the RRP in order to provide employees with a proprietary interest in the Holding Company in a manner designed to encourage such persons to remain with the Holding Company and the Bank. The RRP will be subject to ratification by stockholders at a meeting to be held not earlier than six months after the completion of the Conversion. The Holding Company will contribute funds to the RRP to enable it to acquire in the open market or from authorized but unissued shares (with the decision between open market or authorized but unissued shares based on the Holding Company's future stock price, alternate investment opportunities and capital needs), following stockholder ratification of such plan, an amount of stock equal to 4% of the shares of Common Stock issued in the Conversion.

         The Compensation Committee of the Board of Directors of the Holding Company will administer the proposed RRP. Under the terms of the proposed RRP, awards ("Awards") can be granted to key employees in the form of shares of Common Stock held by the RRP. Awards are non-transferable and non-assignable. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors of a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         Recipients will earn (i.e., become vested in), over a period of time, the shares of Common Stock covered by the Award. Awards made pursuant to the RRP will vest in five equal annual installments commencing one year from the date of grant. Awards will be 100% vested upon termination of employment due to death or disability. In addition, no awards under the RRP to directors and executive officers shall vest in any year in which the Bank is not meeting all of its fully phased-in capital requirements. When shares become vested and are actually distributed in accordance with the RRP, but in no event prior to such time, the participants will also receive amounts equal to any accrued dividends with respect thereto. Earned shares are distributed to recipients as soon as practicable following the date on which they are earned.

         The Compensation Committee presently intends to grant restricted stock awards at the Purchase Price, in amounts expressed as a percentage of the shares sold in the Conversion, as follows: to President Rooney - 1.0%, S.J. Ptak -1.0%, and to all executive officers as a group (6 persons) - 2.75%. Pursuant to the terms of the proposed RRP, each non-employee director of the Holding Company at the time of stockholder ratification of the RRP will be awarded an amount of shares equal to .25% of the shares sold in the Conversion. All proposed RRP awards to officers of the Bank are subject to modification by the Compensation Committee based upon its performance evaluation of the award recipients at the time of stockholder ratification of the RRP following completion of the Conversion.

         After stockholder ratification, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock issued to the RRP by the Holding Company. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who had purchased Common Stock in the Conversion. In the event the RRP purchases stock in the open market at prices above the initial Purchase Price, the total RRP expense may be above that

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disclosed under the caption "Pro Forma Data." In no event will the RRP acquire an amount of shares which, in the aggregate, represent more than 4% of the shares issued in the Conversion.

Certain Transactions

         The Bank follows a policy of granting loans to the Bank's directors, officers and employees. The loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors and executive officers cannot exceed $25,000 or 5% of the Bank's capital and unimpaired surplus, whichever is greater, unless a majority of the Board of Directors approves the credit in advance and the individual requesting the credit abstains from voting. Under the Bank's policy the Bank may make loans to executive officers to finance a child's education or to finance the purchase, construction, maintenance or improvement of the borrower's residence. Loans to executive officers for other purposes are permitted as long as they qualify as low or minimal risk loans and do not exceed 2.5% of the Bank's capital and unimpaired surplus, or $25,000, whichever is greater up to a maximum of $100,000. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Federal law currently requires that all loans to directors and executive officers be made on terms and conditions comparable to those for similar transactions with non-affiliates. Loans to all directors and executive officers and their associates, including outstanding balances and commitments totaled $193,000 at May 31, 1996, which was 1.6% of the Bank's retained earnings at that date. At May 31, 1996, there were no loans to any single director, executive officer or their affiliates made at preferential rates or terms which in the aggregate exceeded $60,000 during the three years ended December 31, 1995.

                                 THE CONVERSION

         The Board of Directors of the Bank and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the material terms of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained by contacting Preferred Savings.

General

         The Board of Directors of the Bank unanimously adopted the Plan, subject to approval by the OTS and the members of the Bank. Pursuant to the Plan, the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of a holding company.

         The Conversion will be accomplished through amendment of the Bank's federal charter to authorize capital stock, at which time the Bank will become a wholly owned subsidiary of the Holding Company. The Conversion will be accounted for as a pooling of interests.

         Subscription Rights have been granted to the Eligible Account Holders as of March 31, 1995, Tax-Qualified Employee Plans of the Bank and Holding Company, Supplemental Eligible Account Holders as of September 30, 1996, Other Members, and officers, directors and employees of the Bank. Additionally, subject to the availability of shares and market conditions at or near the completion of the Subscription Offering, the Common Stock may be offered for sale in a Public Offering to selected persons on a best-efforts basis through Webb. See "- Offering of Holding Company Common Stock." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.


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Business Purposes

         Preferred Savings has several business purposes for the Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Bank with additional equity capital in order to support the expansion of its existing operations, subject to market conditions. See "Business." The sale of the Common Stock is the most effective means of increasing the Bank's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of that part of the net Conversion proceeds paid by the Holding Company to the Bank is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.

         The Board of Directors of the Bank believes that a holding company structure could facilitate the acquisition of both mutual and stock savings institutions in the future as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Bank. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as having representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings regarding the acquisition of any other institutions.

         The Board of Directors of the Bank also believes that a holding company structure can facilitate the diversification of the Bank's business activities. While diversification will be maximized if a unitary holding company structure is utilized because the types of business activities permitted to a unitary holding company are broader than those of a multiple holding company, either type of holding company may engage in a broader range of activities than may a thrift institution directly. Currently, there are no plans that the Holding Company engage in any material activities apart from holding the shares of the Bank and investing the remaining net proceeds from the sale of Common Stock in the Conversion.

         The preferred stock and additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions and for issuance and sale to raise additional equity capital, generally without stockholder approval or ratification, but subject to market conditions. Although the Holding Company currently has no plans with respect to future issuances of equity securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Bank in competing more aggressively with other financial institutions in its principal market area.

         The Conversion will structure the Bank in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will permit the Bank's members to become stockholders of the Holding Company, thereby allowing members to own stock in the financial organization in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership should encourage members to promote the Bank to others, thereby further contributing to the Bank's earnings potential.

         The Bank is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank

         Voting Rights. Deposit account holders will have no voting rights in the converted Bank or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Bank.

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Subsequent to Conversion, voting rights will be vested exclusively in the
Holding Company as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Description of Capital Stock."

         Deposit Accounts and Loans. The general terms of the Bank's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

         Tax Effects. The Bank has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion from Crow, Chizek and Company LLP with regard to Illinois taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Illinois tax purposes to the Bank or the Holding Company. See "- Income Tax Consequences."

         Liquidation Rights. The Bank has no plans to liquidate, either before or subsequent to the completion of the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after Conversion would be as follows:

         Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Bank, each holder of a deposit account in the Bank in its present mutual form would receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Bank at the time of liquidation.

         Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Bank, would have a claim of the same general priority as the claims of all other general creditors of the Bank in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Bank above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders (i.e., eligible depositors at March 31, 1995) and Supplemental Account Holders (eligible depositors at September 30, 1996) in an amount equal to the net worth of the Bank as of the date of its latest consolidated statement of financial condition contained in the final prospectus relating to the sale of shares of Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on the qualifying date. An Eligible Account Holder and Supplemental Eligible Account Holder's interest as to each deposit account would be in the same

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



         proportion of the total liquidation account as the balance in his or her account on March 31, 1995 and September 30, 1996, respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such dates. However, if the amount in the deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder on any annual closing date of the Bank is less than the lowest amount in such account on March 31, 1995 or September 30, 1996 and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and would only decrease.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Bank believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other governmental agency.

         The Bank will continue, immediately after completion of the Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Bank. Other than for payment of certain expenses incident to the Conversion, no assets of the Bank will be distributed in the Conversion. Preferred Savings will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of Preferred Savings will continue to be directed by the existing Board of Directors and management.

Offering of Holding Company Common Stock

         Under the Plan of Conversion, 1,897,500 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below, initially through the Offering. Federal conversion regulations require, with certain exceptions, that all shares offered in a conversion be sold in order for the conversion to become effective.


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         The Subscription Offering will expire at noon, Chicago, Illinois time, on _______________, 1996 (the "Subscription Expiration Date") unless extended by the Bank and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may effect a Public Offering of shares to selected persons through Webb. To order Common Stock in connection with the Public Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by Webb prior to the termination of the Public Offering. The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering. OTS regulations require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and Preferred Savings will remain in mutual form. This period expires on _______________, 1996, unless extended with the approval of the OTS. In addition, if the Offering is extended beyond _______________, 1996, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event that the Conversion is not effected, all funds submitted and not previously refunded pursuant to the Offering will be promptly refunded to subscribers with interest at the Bank's current passbook rate and all withdrawal authorizations will be terminated.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. Keller, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Bank and the Holding Company upon Conversion.

         Keller will receive a fee of approximately $15,000 for its appraisal in addition to its reasonable out-of-pocket expenses incurred in connection with the appraisal. Keller has also agreed to assist in the preparation of the Bank's business plan and to perform certain records management services for the Bank for a separate fee of $5,000. The Bank has agreed to indemnify Keller under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

         Keller has prepared an appraisal of the estimated pro forma market value of the Bank as converted. The Keller appraisal concluded that, at September 29, 1996, an appropriate range for the estimated pro forma market value of the Bank and the Holding Company was from a minimum of $14,025,000 to a maximum of $18,975,000 with a midpoint of $16,500,000 million. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares to be issued in the Conversion is expected to be between 1,402,500 and 1,897,500. The Purchase Price of $18,975,000 was determined by discussion among the Boards of Directors of the Bank, the Holding Company and Keller, taking into account, among other factors, (i) the requirement under OTS regulations that the Common Stock be offered on a manner that would achieve the widest distribution of shares and (ii) liquidity in the Common Stock subsequent to the Conversion.

         The appraisal involved a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in Illinois, which affect the operations of thrift institutions, the competitive environment within which the Bank operates and the effect of the Bank becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Holding Company's and the Bank's assets and

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



liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Offering be sold at the same price per share. The Board of Directors reviewed the appraisal, including the methodology and the appropriateness of the assumptions utilized by Keller and determined that in its opinion the appraisal was not unreasonable. The Estimated Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of the Bank or market conditions generally. As described below, an amendment to the Estimated Valuation Range above $21,821,250 would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.

         If, upon completion of the Offering, at least the minimum number of shares are subscribed for, Keller, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Bank and the Holding Company upon Conversion, as of the close of the Offering.

         If, based on the estimate of Keller, the aggregate pro forma market value is not within the Estimated Valuation Range, Keller, upon the consent of the OTS, will determine a new Estimated Valuation Range ("Amended Valuation Range"). If the aggregate pro forma market value of the Bank as converted and the Holding Company has increased in the Amended Valuation Range to an amount that does not exceed $21,821,250 (i.e., 15% above the maximum of the Estimated Valuation Range), then the number of shares to be issued may be increased to accommodate such increase in value without a resolicitation of subscriptions and/or proxies. In such event the Bank and the Holding Company do not intend to resolicit subscriptions and/or proxies unless the Bank and the Holding Company then determine, after consultation with the OTS, that circumstances otherwise require such a resolicitation. If, however, the aggregate pro forma market value of the Holding Company and the Bank, as converted, at that time is less than $14,025,000 or more than $21,821,250, a resolicitation of subscribers and/or proxies may be made, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken. In the event that upon completion of the Offering, the pro forma market value of the Holding Company and Bank, as converted, is below $14,025,000 or above $21,821,250 (15% above the maximum of the Estimated Valuation Range), the Holding Company intends to file the revised appraisal with the SEC by post-effective amendment to its Registration Statement on Form S-1. See "Additional Information." If the Plan of Conversion is terminated, all funds would be returned promptly with interest at the rate of the Bank's current passbook rate, and holds on funds authorized for withdrawal from deposit accounts would be released. If there is a resolicitation of subscriptions, subscribers will be given the opportunity to cancel or change their subscriptions and to the extent subscriptions are so canceled or reduced, funds will be returned with interest at the Bank's current passbook rate and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. Stock subscriptions received by the Holding Company and the Bank may not be withdrawn by the subscriber and, if accepted by the Holding Company and the Bank, are final. If the Conversion is not completed prior to _______, 1998 (two years after the date of the Special Meeting), the Plan of Conversion will automatically terminate.

         Any increase in the total number of shares of Common Stock to be offered in the Conversion will dilute a subscriber's percentage ownership interest and will reduce the pro forma net income and net worth on a per share basis. A decrease in the number of shares to be issued in the Conversion will increase a subscriber's proportionate ownership interest and will increase both pro forma net income and net worth on a per share basis while decreasing that amount on an aggregate basis.

         No sale of the shares will take place unless, prior thereto, Keller confirms to the OTS that, to the best of Keller's knowledge and judgment, nothing of a material nature has occurred which would cause Keller to conclude that the actual Purchase Price on an aggregate basis is incompatible with its estimate of the aggregate pro forma market value of the Holding Company and the Bank as converted at the time of the sale. If, however, the facts do not justify such a statement, the Offering or other sale may be canceled, a new Estimated Valuation Range set and new offering held.

         In preparing its valuation of the pro forma market value of the Bank and the Holding Company upon Conversion, Keller relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Bank and the Holding Company. Keller also considered information based upon other publicly available sources which it believes are reliable. However, Keller does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Bank and the Holding Company or independently value the assets or liabilities of the Bank and the Holding Company. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Preferred Savings and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Preferred Savings or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Subscription Offering

         In accordance with OTS regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Bank maintaining an aggregate balance of $50 or more as of March 31, 1995), (2) Tax-Qualified Employee Plans; provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (3) Supplemental Eligible Accounts Holders (deposit account holders of the Bank maintaining a balance of $50 or more as of September 30, 1996), (4) Other Members (depositors and certain borrowers of the Bank at the close of business on ___________, 1996, the voting record date for the Special Meeting) and (5) officers, directors and employees of the Bank. All subscriptions received will be subject to the availability of Holding Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

         Category No. 1 is reserved for the Bank's Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent (.10%) of the total shares offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Eligible Account Holders in the Bank, in each case on the Eligibility Record Date. To the extent shares are oversubscribed in this category, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase, to the extent possible, 100 shares and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion under this category. Subscription Rights received pursuant to

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



this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Bank's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $150,000 of Common Stock, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Supplemental Eligible Account Holders in the converting Bank in each case on September 30, 1996 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. Any non-transferable Subscription Rights received by an Eligible Account Holder shall reduce, to the extent thereof, the subscription rights to be distributed to such person as a Supplemental Eligible Account Holder. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase in this Category up to the greater of $150,000 of Common Stock, or one-tenth of one percent (.10%) of the Common Stock offered in the Conversion. In the event of an oversubscription, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of this Plan of Conversion.

         Each depositor (including individual retirement accounts ("IRAs") and Keogh account beneficiaries) as of ___________, 1996 and the date of the Special Meeting is entitled at the Special Meeting to cast one vote for each $100 or fraction thereof, of the aggregate withdrawal value of all of such depositor's savings accounts in the Bank as of the applicable voting record date, up to a maximum of 1,000 votes. However, no member may vote more than 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account for a total of 3,000 votes.

         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Bank, to purchase in this Category up to $150,000 of the Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this category based on the number of shares ordered by each subscriber.

Public Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, the Holding Company may offer shares pursuant to the Plan to selected persons in a Public Offering on a best-efforts basis through Webb in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Public Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering by persons properly exercising Subscription Rights. In addition depending on market conditions, Webb may utilize selected broker-dealers ("Selected Dealers") in connection with the sale of shares in the Public Offering. Common Stock sold in the Public Offering will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion. The Holding Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Public Offering.

         No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than $150,000 of Common Stock in the Public Offering. To order Common Stock in connection with the Public Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by Webb prior to the termination of the Public Offering. The date by which orders must be received in the Public Offering will be set by the Holding Company at the time of commencement of the Public Offering; provided however, if the Offering is extended beyond _______________, 199_, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise.

         It is estimated that the Selected Dealers will receive a negotiated commission of up to 1.0% of the Common Stock sold by the Selected Dealers, payable by the Holding Company, and Webb will also receive a fee of 4.5% of Common Stock sold by such firms. Such fees in the aggregate will not exceed 5.5%. See "- Marketing Arrangements.

         Webb may enter into agreements with Selected Dealers to assist in the sale of shares in the Public Offering. Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock with the authorization of Webb. When and if Webb and the Holding Company believe that enough indications of interest and orders have been received to consummate the Conversion, Webb will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmation of the orders to such customers on the next business day after the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the closing date of the Conversion. On the closing date, Selected Dealers will remit funds to the account that the Holding Company established for each Selected Dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured up to the applicable legal limit. After payment has been received by the Holding Company from Selected Dealers, funds will earn interest at the Bank's passbook rate until the completion of the Offering. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage account.

         In the event the Holding Company determines to conduct a Public Offering, persons to whom a prospectus is delivered may subscribe for shares of Common Stock by submitting a completed stock order and account withdrawal authorization (provided by Webb) and an executed certification along with immediately available funds (which may be obtained by debiting a Webb account) to Webb by not later than the public offering expiration date (as established by the Holding Company). Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization and certification, Webb will forward such funds to Preferred Savings to be deposited in a subscription escrow account.

         If a subscription in the Public Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to Webb as nominee for the beneficial owner. In the event that a subscription is not accepted or the Conversion is not consummated, the Bank will promptly refund with interest the subscription funds to Webb which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of the Company and the Bank, as converted, is less than $14.0 million or more than $21.8 million, each subscriber will have the right to modify or rescind his or her subscription.

         If a Public Offering is held, the opportunity to subscribe for shares of Common Stock in the Public Offering is subject to the right of the Bank and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Additional Purchase Restrictions

         The Plan also provides for certain additional limitations to be placed upon the purchase of shares in the Conversion. Specifically, no person (other than a Tax-Qualified Employee Plan) by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $900,000 of Common Stock. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. See "- Stock Pricing and Number of Shares to be Issued" regarding potential changes in Subscription Rights in the event of a decrease in the number of shares to be issued in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Bank, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Bank or a majority-owned subsidiary of the Holding Company or the Bank) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Bank or any subsidiary of the Holding Company or the Bank.

         The Boards of Directors of the Holding Company and the Bank, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares to be offered in the Offering, provided that orders for shares exceeding 5.0% of the shares being offered in the Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Offering or decrease the maximum purchase limitation to one percent of the Common Stock offered in the Conversion. Requests to purchase additional shares of Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Holding Company and the Bank, with the approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations.

         To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Conversion will be freely transferable except for shares purchased by executive officers and directors of the Bank or the Holding Company. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing Arrangements

         Preferred Savings has retained Webb, a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), to consult with and advise the Bank and to assist in the distribution of shares in the Offering on a best-efforts basis. Webb is headquartered in Dublin, Ohio and its phone number is (614) 766-8400. Among the services Webb will perform are (i) training and educating Preferred Savings employees, who will be performing certain ministerial functions in the Offering, regarding the mechanics and regulatory requirements of the stock sale process, (ii) keeping records of orders for shares of Common Stock, (iii) targeting Preferred Savings' sales efforts including preparation of marketing materials, (iv) assisting in the collection of proxies from Members for use at the Special Meeting, and (v) providing its registered stock representatives to staff the Stock Information Center and meeting with and assisting potential subscribers. For its services, Webb will receive a success fee of 1.5% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering, excluding Common Stock purchased by directors, officers and employees of the Association, or members of their immediate families and purchases by tax-qualified plans. A management fee of $25,000, payable in four monthly installments of $6,250, is being applied against this fee. If the Subscription and Community Offering is terminated before completion, Webb will be entitled to retain such monthly payments already accrued or received and shall be entitled to reimbursement for all reasonable expenses (not to exceed $5,000).

         To the extent registered broker-dealers are utilized, the Holding Company will pay a fee (to be negotiated, but not to exceed 4.5% of the aggregate Purchase Price of shares of Common Stock sold in the Public Offering) to such Selected Dealers, including any sponsoring dealer fees. The Holding Company will also pay Webb a fee of 1.0% of the aggregate Purchase Price of shares of Common Stock sold in the Offering by Selected Dealers, which together with the fee to be paid to Selected Dealers will result in an aggregate fee not to exceed 5.5% of the Common Stock sold in the Offering. Fees paid to Webb and to any other broker-dealer may be deemed to be underwriting fees, and Webb and such other broker-dealers may be deemed to be underwriters. The Holding Company has agreed to reimburse Webb for its reasonable out-of-pocket expenses (not to exceed $5,000), and its legal fees and expenses (not to exceed $35,000) and to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act.

         In the event there is a Public Offering, procedures may be implemented to permit a purchaser to pay for his or her shares with funds held by or deposited with Webb or a "Selected Dealer." See "- Public Offering."

         Directors and executive officers of the Holding Company and the Bank may, to a limited extent, participate in the solicitation of offers to purchase Common Stock. Sales will be made from a Stock Information Center located away from the publicly accessible areas (including teller windows) of the Bank's office. Other employees of the Bank may participate in the Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this Prospectus or other offering document. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Webb Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. To the extent permitted under applicable law, directors and executive officers of the Holding Company and the Bank may participate in the solicitation of offers to purchase Common Stock, except in the State of Texas where only a representative of Webb will be able to offer and sell securities to Texas residents. The Holding Company will rely on Rule 3a4-1 under the Exchange Act and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

         The Bank and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares pursuant to the Plan of Conversion reside. However, no shares will be offered or sold under the Plan of Conversion to any such person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Bank and the Holding Company determine that compliance with the securities law of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Bank or the Holding Company or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesmen or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Method of Payment for Subscriptions

         To purchase shares in the Subscription Offering, an executed order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by noon, Chicago, Illinois time, on _______________, 1996. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted.

         To order Common Stock in connection with the Public Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by Webb prior to the termination of the Public Offering. The date by which orders must be received in the Public Offering will be set by the Holding Company at the time of commencement of the Public Offering; provided however, if the Offering is extended beyond _______________, 1996, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise. In addition, the Holding Company and the Bank are not obligated to accept orders submitted on photocopies or facsimile order forms.

         The Holding Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form or stock order and account withdrawal authorization may not be modified, amended or rescinded without the consent of the Holding Company and the Bank unless the Conversion has not been completed by _________, 1996.

         Payment for subscriptions in the Subscription Offering, may be made (i) in cash if delivered in person at the office of the Bank, (ii) by check, bank draft or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Interest will be paid on payments made by cash, check, bank draft or money order, whether or not the Conversion is completed or terminated, at the Bank's current passbook rate from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit or certificate accounts, the funds authorized to be withdrawn from such account will continue to accrue interest at the contractual rates until completion or termination of the Conversion. Such funds will be unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Bank to withdraw the amount of the Purchase Price from his certificate account, the Bank will do so as of the effective date of Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts at Preferred Savings for the purpose of purchasing Common Stock. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the rate paid on the remaining balance of the certificate will earn interest the then-current passbook rate.

         Owners of self-directed IRAs may under certain circumstances use the assets of such IRAs to purchase shares of Common Stock in the Offering, provided that such IRAs are self-directed and are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offering. In addition, the provisions of the ERISA and Internal Revenue Service regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Offering make such purchases for the exclusive benefit of the IRAs.

         If the ESOP subscribes for shares during the Subscription Offering, such plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         For information regarding the submission of orders in connection with the Public Offering, see "- Public Offering."

         All refunds and any interest due will be paid after completion of the Conversion. Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. The Bank will accept for processing only orders submitted on original order forms with the form of certification. Photocopies or facsimile copies of order forms or certifications will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Bank must accompany the order form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (March 31, 1995), Supplemental Eligibility Record Date (September 30, 1996) and/or the Voting Record Date (___________, 1996) and borrowers as of the Voting Record Date must list all accounts on the stock order form giving all names on each account and the account number as of the applicable record date.

         In addition to the foregoing, if shares are offered through Selected Dealers, a purchaser may pay for his shares with funds held by or deposited with a Selected Dealer. If an order form is executed and forwarded to the Selected Dealer or if the Selected Dealer is authorized to execute the order form on behalf of a purchaser, the Selected Dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the Selected Dealer. Alternatively, Selected Dealers may solicit indications of interest from their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed order forms and certifications to their Selected Dealer or authorize the Selected Dealer to execute such forms. The Selected Dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with Selected Dealers until the debit date.

Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and employees, officers and directors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The OTS regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Bank and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors and executive officers of the Bank and the Holding Company, the shares of Common Stock sold in the Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and their associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Bank and the Holding Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company stock (like the stock of most companies) is subject to the requirements of the Securities Act. Accordingly, Holding Company stock may be offered and sold only in compliance with registration requirements or pursuant to an applicable exemption from registration.

         Holding Company stock received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below.

         Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities bank, the average weekly reported volume of trading during the four weeks preceding the sale.

Participation by the Board and Executive Officers

         The directors and executive officers of Preferred Savings have indicated their intention to purchase in the Conversion an aggregate of $950,000 of Common Stock, equal to 6.8%, 5.8%, 5.0% or 4.4% of the number of shares to be issued in the Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The following table sets forth information regarding Subscription Rights to Common Stock intended to be exercised by each of the directors of the Bank, including members of their immediate family and their IRAs, and by all directors and executive officers as a group. The following table assumes that 1,650,000 shares, the midpoint of the Estimated Valuation Range, of Common Stock are issued at the Purchase Price of $10.00 per share and that sufficient shares will be available to satisfy the subscriptions indicated. The table does not include shares to be purchased through the ESOP (8% of shares issued in the Conversion) or awarded under the proposed RRP (an amount of shares which may be acquired after stockholder ratification of such plan equal to 4% of the shares sold in the Conversion) or proposed Stock Option Plan (an amount of shares which may be issued after stockholder ratification of such plan equal to 10% of the shares sold in the Conversion).


                                                                                                Number of
                                                                               Aggregate        Shares at      Percent of
                                                                               Purchase          $10.00         Shares at
           Name                                 Title                            Price        per Share(1)      Midpoint
- --------------------------- ---------------------------------------------    -----------      ------------     ----------
Sylvester J. Ptak           Chairman of the Board                               $350,000         35,000            2.1%
Kimberly P. Rooney          President, Chief Executive Officer and Director     $200,000         20,000            1.2
Edward Wolak                Director                                            $100,000         10,000            0.6
Jeanine M. McInerney        Director                                            $100,000         10,000            0.6
Rocco Di Iorio              Director                                            $100,000         10,000            0.6
All other executive                                                             $100,000         10,000            0.6
 officers as a group
All directors and                                                               $950,000         95,000            5.8%
 executive officers as a
 group (8 persons)

- ----------
(1) Does not include subscriptions by the ESOP, or options which are intended to be granted under the proposed Stock Option Plan or restricted stock awards which are intended to be granted under the proposed RRP, subject to stockholder ratification of such plans.

Risk of Delayed Offering

         The completion of the sale of all unsubscribed shares in the Offering will be dependent, in part, upon the Bank's operating results and market conditions at the time of the Offering. Under the Plan of Conversion, all shares offered in the Conversion must be sold within a period ending 24 months from the date of the Special Meeting. While the Bank and the Holding Company anticipate completing the sale of shares offered in the Conversion within this period, if the Board of Directors of the Bank and the Holding Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Common Stock, then the Offering may be delayed until such conditions improve.

         A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs of completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting of Members, the Bank would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by the Bank and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Holding Company, the Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS and the SEC. In the event the Plan of Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Holding Company intends to notify subscribers of the change and to refund subscription funds with interest unless subscribers affirmatively elect to increase, decrease or maintain their subscriptions. The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Boards of Directors of the Holding Company and the Bank with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Holding Company and the Bank would be required to terminate the Plan of Conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

         For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12-month period, (iii) the

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repurchases do not cause the Bank to become undercapitalized, and (iv) the
Holding Company provides notice to the OTS at lease 10 days prior to the commencement of a repurchase program and the OTS does not object to such regulations. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized.

Income Tax Consequences

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling from the IRS or an opinion of Silver, Freedman & Taff, L.L.P. with respect to federal taxation, and an opinion of Crowe, Chizek and Company LLP with respect to Illinois taxation, to the effect that consummation of the Conversion will not be taxable to the converted Bank or the Holding Company. The full text of the Silver, Freedman & Taff, L.L.P. opinion, the Keller Letter (hereinafter defined) and the Crowe, Chizek and Company LLP opinion, which opinions are summarized herein, were filed with the SEC as exhibits to the Holding Company's Registration Statement on Form S-1. See "Additional Information."

         An opinion which is summarized below has been received from Silver, Freedman & Taff, L.L.P. with respect to the proposed Conversion of the Bank to the stock form. The Silver, Freedman Taff, L.L.P. opinion states that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Bank in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Bank; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank in its stock form will include the period during which the assets were held by the Bank in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Bank upon the constructive issuance to them of withdrawable deposit accounts of the Bank in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero;
(viii) based on the Keller Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Offering will commence on the date following the date on which such stock is purchased; (xi) the Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Bank, in its mutual form, as of the date of Conversion; (xii) the Bank, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Bank, in mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank

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will receive a letter from Keller (the "Keller Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

         The Bank has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Keller Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Bank on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Bank or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the Keller Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Bank and/or the Holding Company may be taxable on the distribution of the Subscription Rights. In any event, all recipients are encouraged to consult with their own tax advisors as to the tax consequences which may result.

         With respect to Illinois taxation, the Bank has received an opinion from Crowe, Chizek and Company LLP to the effect that the Illinois tax consequences to the Bank, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Crowe, Chizek and Company LLP, as well as the Keller Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Delaware or Illinois tax authorities.

                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS

         Although the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Bank, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's Conversion Application filed with the OTS and the Holding Company's Registration Statement filed with the SEC. See "Additional Information."


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Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of eight directors, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's certificate of incorporation also provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose cer tain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions on Call of Special Meetings. The certificate of incorporation of the Holding Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorizes 100,000 shares of serial preferred stock, $.01 par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If the Holding Company issued any preferred stock which disparately reduced the voting rights of the Common Stock within the meaning of Rule 19c-4 under the Exchange Act, the Common Stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Bene ficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the

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Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power but shall not include shares beneficially owned by directors, officers and employees of the Bank or the Holding Company. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain Business Combinations. The Holding Company's certificate of incorporation requires that certain business combinations (including transactions initiated by management) between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Holding Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.

         It should be noted that, since the Board and management intend to purchase approximately $950,000 of the shares offered in the Conversion and may control the voting of additional shares through the ESOP and proposed RRP and Stock Option Plan, the Board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Bank believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank in the orderly deployment of the conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Bank and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.


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         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Bank and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Bank and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Holding Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. No prediction can be made as to whether the Holding

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Company will be listed on Nasdaq National Market or have 2,000 stockholders.
Preferred Savings may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer to acquire (if the offer is opposed by the savings association) more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the secu rities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. The Board of Directors reserves the right to ask the OTS or other federal regulators to enforce these restrictions against persons seeking to obtain control of the Holding Company, whether in a proxy solicitation or otherwise. The policy of the Board is that these legal restrictions must be observed in every case, including instances in which an acquisition of control of the Holding Company is favored by a majority of the stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the OTS regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The OTS regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

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                          DESCRIPTION OF CAPITAL STOCK

Holding Company Capital Stock

         The 2,600,000 shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of 2,500,000 shares of Common Stock (par value $.01 per share) and 100,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue between 1,402,500 and 1,897,500 shares (subject to increase to 2,182,125) of Common Stock in the Conversion and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the Conversion will be duly authorized, fully paid and nonassessable. The balance of the purchase price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws - Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the Bank, the Holding Company, as the sole holder of the Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible and Supplemental Account Holders, all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. See "The Conversion Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.


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         Except as discussed above, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering, or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described herein or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

         Dividends. The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Holding Company's then current and projected consolidated operating results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Holding Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of the Bank to pay dividends to the Holding Company. OTS regulations do not permit the Bank to declare or pay a cash dividend on its stock or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. See "Regulation - Limitations on Dividends and Other Capital Distributions" for information regarding OTS regulations governing the Bank's ability to pay dividends to the Holding Company.

         Delaware law generally limits dividends of the Holding Company to an amount equal to the ex cess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Holding Company does not anticipate, for the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by the Bank and (ii) holding the stock of Preferred Savings, the Holding Company's ability to pay dividends will be limited, in part, by the Bank's ability to pay dividends, as set forth above.

         Earnings appropriated to the Bank's "Excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."

                              LEGAL AND TAX MATTERS

         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for Preferred Savings by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 7th Floor, East Tower, 1100 New York Avenue,

NW, Washington, DC 20005. Silver, Freedman & Taff, L.L.P. has consented to the references herein to its opinions. The Illinois income tax consequences of the Conversion will be passed upon by Crowe, Chizek and Company LLP. Crowe, Chizek and Company LLP has consented to references herein to its opinion. Webb has been represented in the Conversion by McDermott, Will & Emery, 227 West Monroe Street, Chicago, IL 60606-5096.

                                     EXPERTS

         The consolidated financial statements of Preferred Savings and its subsidiary as of December 31, 1995, 1994 and 1993 included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as indicated in their report which is included herein and has been so included in reliance upon such report, given the authority of that firm as experts in accounting and auditing.

         Keller has consented to the inclusion herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Bank as converted and to the reference to its opinion that subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value.

                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof which describe only the material provisions of such documents; each such statement is qualified by reference to such contract or document.

         The Bank has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, NW, Washington, DC 20552 and at the Chicago District Office of the OTS, Suite 1300, 200 West Madison Street, Chicago, Illinois 60606, without charge.

         In connection with the Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Bank.

                             PREFERRED SAVINGS BANK
                                Chicago, Illinois

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                             PREFERRED SAVINGS BANK
                                Chicago, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)






                                    CONTENTS






REPORT OF INDEPENDENT AUDITORS......................................   F-1


FINANCIAL STATEMENTS

     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.................   F-2

     CONSOLIDATED STATEMENTS OF INCOME..............................   F-3

     CONSOLIDATED STATEMENTS OF EQUITY..............................   F-4

     CONSOLIDATED STATEMENTS OF CASH FLOWS..........................   F-5

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................   F-7

           All schedules are omitted because the required information is not applicable or is included in the Consolidated
                     Financial Statements and related notes.

              Financial Statements of the Holding Company have not
                  been provided because PS Financial, Inc. has
                    not conducted any operations to date and
                            has not been capitalized.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Preferred Savings Bank
Chicago, Illinois


We have audited the accompanying consolidated statements of financial condition of Preferred Savings Bank, and its wholly-owned subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, equity and cash flows for the years ended December 31, 1995 and 1994 and the ten months ended December 31, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Preferred Savings Bank and its wholly-owned subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994 and the ten months ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Bank changed its method of accounting for debt securities as of December 31, 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 115.




                                           Crowe, Chizek and Company LLP

Oak Brook, Illinois
March 1, 1996

                             PREFERRED SAVINGS BANK
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1995 and 1994
                            May 31, 1996 (Unaudited)

- -------------------------------------------------------------------------------------------------------------------


                                                                  (Unaudited)
                                                                    May 31,           -----December 31,-----
                                                                     1996             1995              1994
                                                                     ----             ----              ----
ASSETS
Cash on hand and in banks                                      $      361,740    $      916,175   $      619,979
Interest-bearing deposit accounts in other
  financial institutions                                            2,509,564         2,837,617          808,702
                                                               --------------    --------------   --------------
    Total cash and cash equivalents                                 2,871,304         3,753,792        1,428,681
Interest-bearing term deposits in other financial
  institutions                                                        248,000           248,000        5,250,818
Securities available-for-sale (Note 2)                             11,058,390         9,738,928        7,325,698
Mortgage-backed securities
  available-for-sale (Note 2)                                       3,883,734         4,220,095        1,694,349
Securities held-to-maturity (fair value:
  1994 - $201,500) (Note 2)                                                 -                 -          200,899
Mortgage-backed securities
  held-to-maturity (fair value:  1994 - $1,618,528)
  (Note 2)                                                                  -                 -        1,791,511
Loans receivable, net (Notes 3 and 4)                              35,701,500        34,525,038       32,890,017
Federal Home Loan Bank stock                                          362,100           341,400          308,600
Premises and equipment, net (Note 5)                                  456,678           466,647          457,129
Accrued interest receivable                                           246,721           180,960          104,645
Other assets                                                           24,324            45,456          166,424
                                                               --------------    --------------   --------------

    Total assets                                               $   54,852,751    $   53,520,316   $   51,618,771
                                                               ==============    ==============   ==============

LIABILITIES AND EQUITY
Liabilities
    Deposits (Note 6)                                          $   41,944,953    $   41,046,705   $   40,057,209
    Advances from borrowers for taxes and
      insurance                                                       409,356           459,105          854,801
    Accrued interest payable                                          244,765            71,874           44,332
    Deferred income taxes                                               5,794           126,974           68,206
    Other liabilities                                                 218,948            91,258           82,720
                                                               --------------    --------------   --------------
       Total liabilities                                           42,823,816        41,795,916       41,107,268

Commitments (Note 10)

Equity
    Retained earnings, substantially restricted
      (Notes 8 and 9)                                              12,106,999        11,666,976       10,612,445
    Net unrealized gain (loss) on securities
      available-for-sale (Note 2)                                     (78,064)           57,424         (100,942)
                                                               --------------    --------------   --------------
       Total equity                                                12,028,935        11,724,400       10,511,503
                                                               --------------    --------------   --------------

          Total liabilities and equity                         $   54,852,751    $   53,520,316   $   51,618,771
                                                               ==============    ==============   ==============

- -------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                             PREFERRED SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 1995, 1994 and
                       Ten months ended December 31, 1993
               Five months ended May 31, 1996 and 1995 (Unaudited)

- -------------------------------------------------------------------------------



                                                     -----(Unaudited)-----
                                                       -----May 31,-----                  -----December 31,-----
                                                            -------                            ------------
                                                     1996            1995           1995           1994            1993
                                                     ----            ----           ----           ----            ----
Interest income
    Loans                                        $  1,377,206   $  1,312,450    $  3,156,211   $  3,013,874   $  2,782,592
    Securities                                        302,747        224,079         651,687        327,052        391,551
    Mortgage-backed securities                        101,722         76,386         186,495        171,514          2,317
    Other interest-earning assets                      71,914        144,959         274,084        341,281        225,094
                                                 ------------   ------------    ------------   ------------   ------------
                                                    1,853,589      1,757,874       4,268,477      3,853,721      3,401,554

Interest expense on deposits (Note 6)                 725,297        631,544       1,632,593      1,310,243      1,169,110
                                                 ------------   ------------    ------------   ------------   ------------


Net interest income                                 1,128,292      1,126,330       2,635,884      2,543,478      2,232,444

Provision for loan losses (Note 4)                     50,000              -               -         41,722         27,278
                                                 ------------   ------------    ------------   ------------   ------------


Net interest income after provision for
  loan losses                                       1,078,292      1,126,330       2,635,884      2,501,756      2,205,166

Noninterest income
    Net loss on sale of securities                          -              -            (218)      (365,331)       (27,650)
    Other                                              26,555         23,847          58,343         75,922         39,899
                                                 ------------   ------------    ------------   ------------   ------------
                                                       26,555         23,847          58,125       (289,409)        12,249

Noninterest expense
    Compensation and benefits                         181,847        191,613         627,651        428,803        318,550
    Occupancy and equipment expense                    43,889         40,178         106,927        116,493         89,413
    Data processing                                    19,462         18,130          42,800         39,730         33,887
    Federal deposit insurance premiums                 39,519         38,642          92,921         94,366         78,000
    Other operating expenses                           68,203         55,323         139,069        158,369        127,526
                                                 ------------   ------------    ------------   ------------   ------------
                                                      352,920        343,886       1,009,368        837,761        647,376
                                                 ------------   ------------    ------------   ------------   ------------


Income before income tax provision                    751,927        806,291       1,684,641      1,374,586      1,570,039

Provision for income taxes (Note 9)                   311,904        317,467         630,110        616,799        627,903
                                                 ------------   ------------    ------------   ------------   ------------


Net income                                       $    440,023   $    488,824    $  1,054,531   $    757,787   $    942,136
                                                 ============   ============    ============   ============   ============

- -------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                             PREFERRED SAVINGS BANK
                        CONSOLIDATED STATEMENTS OF EQUITY
                     Years ended December 31, 1995 and 1994
                     Ten months ended December 31, 1993 Five
                      months ended May 31, 1996 (Unaudited)

- -------------------------------------------------------------------------------


                                                                                    Unrealized
                                                                                    Gain (Loss)
                                                                                   on Securities
                                                                     Retained       Available-
                                                                     Earnings        for-Sale          Total
                                                                     --------      -------------       -----

Balance at February 28, 1993                                     $     8,912,522   $   (79,736)  $    8,832,786

Effect of adopting Statement of
 Financial Accounting Standards
 No. 115, as of December 31, 1993 (Note 2)                                     -        (1,262)          (1,262)

Change in unrealized gain (loss) on
 securities available-for-sale                                                 -      (128,934)        (128,934)

Net income                                                               942,136             -          942,136
                                                                 ---------------   -----------   --------------


Balance at December 31, 1993                                           9,854,658      (209,932)       9,644,726

Change in unrealized gain (loss) on
  securities available-for-sale                                                -       108,990          108,990

Net income                                                               757,787             -          757,787
                                                                 ---------------   -----------   --------------


Balance at December 31, 1994                                          10,612,445      (100,942)      10,511,503

Reclassification of securities from
   held-to-maturity to available-for-
   sale, net of tax of $12,626 (Note 2)                                        -       (19,966)         (19,966)

Change in unrealized gain (loss) on
  securities available-for-sale                                                -       178,332          178,332

Net income                                                             1,054,531             -        1,054,531
                                                                 ---------------   -----------   --------------


Balance at December 31, 1995                                          11,666,976        57,424       11,724,400

Change in unrealized gain (loss) on
  securities available-for-sale                                                -      (135,488)        (135,488)

Net income                                                               440,023             -          440,023
                                                                 ---------------   -----------   --------------


Balance at May 31, 1996 (unaudited)                              $    12,106,999   $   (78,064)  $   12,028,935
                                                                 ===============   ===========   ==============


- -------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                             PREFERRED SAVINGS BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995 and 1994
                     Ten months ended December 31, 1993 Five
                 months ended May 31, 1996 and 1995 (Unaudited)

- -------------------------------------------------------------------------------


                                          -----(Unaudited)-----
                                            -----May 31,-----                  -----December 31,-----
                                                 -------                            ------------
                                          1996            1995           1995           1994            1993
                                          ----            ----           ----           ----            ----
Cash flows from operating activities
   Net income                         $    440,023   $    488,824    $  1,054,531   $    757,787   $    942,136
   Adjustments to reconcile net
     income to net cash from
     operating activities
   Depreciation                             12,787         13,979          34,570         34,188         27,625
   Amortization of discounts and
     premiums on securities                 11,263        (13,180)         89,163        (29,971)         1,738
   Provision for loan losses                50,000              -               -         41,722         27,278
   Net loss on sale of securities
     available-for-sale                          -              -             218        365,331         27,650
   Stock dividends received on
     Federal Home Loan Bank stock                -         (4,700)         (4,700)             -              -
   Change in
     Deferred loan origination fees        (13,999)        12,676           6,292         20,556          9,747
     Accrued interest receivable
       and other assets                    (44,629)      (591,126)         44,653        (69,294)          (895)
     Other liabilities and deferred
       income taxes                        262,442        852,432          (6,251)        22,233        (98,011)
                                      ------------   ------------    ------------   ------------   ------------
       Net cash provided by
         operating activities              717,887        758,905       1,218,476      1,142,552        937,268

Cash flows from investing activities
   Proceeds from sales of securities
     available-for-sale                          -              -       1,018,903     10,889,706      3,292,713
   Proceeds from sale of mortgage-
     backed securities available-for-sale        -              -         814,194              -              -
   Purchase of Federal Home Loan
     Bank stock                            (20,700)       (28,100)        (28,100)             -              -
   Proceeds from sale of Federal
     Home Loan Bank stock                        -              -               -         39,000              -
   Proceeds from repayments of
     securities held-to-maturity                 -         95,053         238,070        226,271              -
   Proceeds from repayment of
     securities available-for-sale         295,388        105,265         238,257        210,905              -
   Proceeds from maturities of
     securities available-for-sale       3,000,000      2,300,000       4,900,000      3,000,000        200,000
   Proceeds from maturity of
     securities held-to-maturity                 -              -               -        200,000              -
   Purchase of securities available-
     for-sale                           (4,508,281)    (3,770,156)     (8,046,167)   (12,312,033)    (3,592,875)
   Purchase of mortgage-backed
     securities available-for-sale               -              -      (1,939,739)    (4,072,879)             -
   Net (increase) decrease in interest-
     bearing term deposits in  other
     financial institutions                      -      2,329,460       5,002,818       (579,818)      (374,000)
   Net change in loans                  (1,212,463)    (1,371,564)     (1,641,313)    (2,131,081)     1,858,072
   Capital expenditures, net                (2,818)       (11,598)        (44,088)       (25,377)       (32,787)
                                      ------------   ------------    ------------   ------------   ------------
     Net cash provided by (used in)
       investing activities             (2,448,874)      (351,640)        512,835     (4,555,306)     1,351,123

- -------------------------------------------------------------------------------
                                  (Continued)

                             PREFERRED SAVINGS BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995 and 1994
                       Ten months ended December 31, 1993
               Five months ended May 31, 1996 and 1995 (Unaudited)

- -------------------------------------------------------------------------------


                                          -----(Unaudited)-----
                                            -----May 31,-----                  -----December 31,-----
                                                 -------                            ------------
                                          1996            1995           1995           1994            1993
                                          ----            ----           ----           ----            ----

Cash flows from financing activities
     Net increase (decrease) in
       deposits                       $    898,248   $   (269,496)   $    989,496   $ (1,082,199)  $    776,010
     Net increase (decrease) in
       advances from borrowers for
       taxes and insurance                 (49,749)       (42,100)       (395,696)        49,422        364,543
                                      ------------   ------------    ------------   ------------   ------------
       Net cash provided by (used
         in) financing activities          848,499       (311,596)        593,800     (1,032,777)     1,140,553
                                      ------------   ------------    ------------   ------------   ------------

Net change in cash and cash
  equivalents                             (882,488)        95,669       2,325,111     (4,445,531)     3,428,944

Cash and cash equivalents,
  beginning of period                    3,753,792      1,428,681       1,428,681      5,874,212      2,445,268
                                      ------------   ------------    ------------   ------------   ------------

Cash and cash equivalents,
  end of period                       $  2,871,304   $  1,524,350    $  3,753,792   $  1,428,681   $  5,874,212
                                      ============   ============    ============   ============   ============

Supplemental disclosures of cash
  flow information
   Cash paid during the year for
     Interest                         $    552,406   $    445,449    $  1,605,763   $  1,301,692   $  1,187,074
     Income taxes                          229,000        146,214         640,734        612,000        717,140

Supplemental schedule of noncash
  investing activities
   Amounts due to broker for
     purchase of mortgage-
     backed securities                           -              -               -              -      2,025,625

   Transfer of securities from
      held-to-maturity to available-
     for-sale on December 1, 1995                -              -       1,571,423              -              -



- -------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Preferred Savings Bank (the "Bank") is a federally-chartered mutual savings bank. Through its main office, the Bank offers a variety of financial services to customers on the southwestern side of the city of Chicago, Illinois. Financial services consist primarily of consumer loans secured by residential real estate and savings and certificate of deposit accounts.

Principles of Consolidation: The accompanying financial statements include the accounts of the Bank and its wholly-owned subsidiary, Preferred Service Corporation, which engages in limited insurance activities. All significant intercompany balances and transactions have been eliminated. The consolidated financial statements for the five-month periods ended May 31, 1996 and 1995 are unaudited but, in the opinion of management, reflect all necessary adjustments, consisting only of normal recurring items necessary for fair presentation.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year: During 1993, the Bank changed its fiscal year end from February 28 to December 31. Accordingly, the December 31, 1993 statements of income, equity, and cash flows reflect operations from March 1, 1993 through December 31, 1993.

Recognition of Interest Income on Loans: Interest income on mortgage and share loans is accrued over the term of the loans based on the principal balance outstanding.

Loan Fees: Loan origination fees, net of certain direct loan origination costs, are deferred and recognized over the life of the loan as a yield adjustment.

Securities: Securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Bank may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments and for other reasons. These securities are carried at market value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of equity. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using principally the straight-line method over the estimated useful lives of the assets. The cost and accumulated depreciation of assets retired or sold are eliminated from the financial statements, and the gain or loss on disposition is credited or charged to operations when it is realized.

Income Taxes: The Bank and its subsidiary file a consolidated income tax return. The provision for income taxes is based on an asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Allowance for Losses on Loans: The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Estimating the risk of loss is necessarily subjective. Accordingly, management maintains the allowance at levels considered adequate to cover losses based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current and prospective economic conditions.

Statement of Financial Accounting Standards No. 114 was adopted at January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as bad debt expense. Adoption of this statement did not have a material effect on the Bank's earnings or financial condition.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. The Bank reports net cash flows for customer loan transactions, deposit transactions, and time deposits in other financial institutions.

Impact of New Accounting Standards: In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights, or deferred tax assets. The adoption of SFAS No. 121 has no material effect on the Bank's income or financial condition.

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122"), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 31, 1995. The adoption of this statement had no material impact on the Bank's earnings or financial condition. As discussed below, SFAS No. 122 will be superseded by SFAS No. 125 after December 31, 1996.

In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123, ("SFAS No. 123"), "Accounting for Stock-Based Compensation." This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Bank to choose either a new fair value-based method or the current APB Opinion 25 intrinsic value-based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value-based method has been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under APB Opinion 25. SFAS No. 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. Any effect that this statement will have on the Bank will be applicable upon consummation of the Conversion (See Note 12).

In June 1996, the FASB released Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increased obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial condition or operations of the Bank.

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- -------------------------------------------------------------------------------


NOTE 2 - SECURITIES

Effective December 31, 1993, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investment in Debt and Equity Securities." SFAS No. 115 requires corporations to classify debt securities as either held-to-maturity, trading, or available-for-sale. The net unrealized loss on securities available-for-sale at December 31, 1993, due to the adoption of SFAS No. 115, is included as a separate component of equity in the statement of financial condition and represents primarily the effect of adjusting securities available-for-sale to fair value.

Securities are summarized as follows:


                                                                               (Unaudited)
                                                     -------------------------May 31, 1996------------------------
                                                                          Gross           Gross
                                                         Amortized     Unrealized      Unrealized        Fair
                                                           Cost           Gains          Losses          Value
                                                         ---------     -----------     ----------       -------
Securities available-for-sale
    U.S. Treasury securities and
      obligations of U.S. government agencies        $   11,138,455    $    51,568   $  (131,633)  $    11,058,390
                                                     --------------    -----------   -----------   ---------------

Mortgage-backed securities available-for-sale
    Federal Home Loan Mortgage Corporation                  951,444          3,565             -           955,009
    Federal National Mortgage Association                 2,268,097              -       (44,996)        2,223,101
    Government National Mortgage Association                710,038              -        (4,414)          705,624
                                                     --------------    -----------   -----------   ---------------
                                                          3,929,579          3,565       (49,410)        3,883,734
                                                     --------------    -----------   -----------   ---------------

                                                     $   15,068,034    $    55,133   $  (181,043)  $    14,942,124
                                                     ==============    ===========   ===========   ===============

                                                     -----------------------December 31, 1995---------------------
                                                                          Gross           Gross
                                                         Amortized     Unrealized      Unrealized        Fair
                                                           Cost           Gains          Losses          Value
                                                         ---------     -----------     ----------       -------
Securities available-for-sale
    U.S. Treasury securities and
       obligations of U.S. government agencies       $    9,633,725    $   111,766   $    (6,563)  $     9,738,928
                                                     --------------    -----------   -----------   ---------------

Mortgage-backed securities available-for-sale
    Federal Home Loan Mortgage Corporation                1,023,209          4,548             -         1,027,757
    Federal National Mortgage Association                 2,445,030          4,935       (23,986)        2,425,979
    Government National Mortgage Association                764,440          1,919             -           766,359
                                                     --------------    -----------   -----------   ---------------
                                                          4,232,679         11,402       (23,986)        4,220,095
                                                     --------------    -----------   -----------   ---------------

                                                     $   13,866,404    $   123,168   $   (30,549)  $    13,959,023
                                                     ==============    ===========   ===========   ===============

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- -------------------------------------------------------------------------------


NOTE 2 - SECURITIES (Continued)

                                                     ----------------------December 31, 1994----------------------
                                                                           Gross          Gross
                                                         Amortized      Unrealized     Unrealized        Fair
                                                           Cost            Gains         Losses          Value
                                                         ---------     -----------     ----------       -------
Securities available-for-sale
    U.S. Treasury securities and
      obligations of U.S. government agencies        $    7,364,125    $    11,441   $   (49,868)  $     7,325,698
                                                     --------------    -----------   -----------   ---------------

Mortgage-backed securities available-for-sale
    Federal Home Loan Mortgage Corporation                  982,757              -       (61,773)          920,984
    Government National Mortgage Association                840,011              -       (66,646)          773,365
                                                     --------------    -----------   -----------   ---------------
                                                          1,822,768              -      (128,419)        1,694,349
                                                     --------------    -----------   -----------   ---------------

                                                     $    9,186,893    $    11,441   $  (178,287)  $     9,020,047
                                                     ==============    ===========   ===========   ===============

                                                     ----------------------December 31, 1994----------------------
                                                                           Gross          Gross
                                                         Amortized      Unrealized     Unrealized        Fair
                                                           Cost            Gains         Losses          Value
                                                         ---------     -----------     ----------       -------
Securities held-to-maturity
     U.S. Treasury securities                        $      200,899    $       601   $         -   $       201,500
                                                     --------------    -----------   -----------   ---------------

Mortgage-backed securities
  held-to-maturity
     Federal National
       Mortgage Association                               1,791,511              -      (172,983)        1,618,528
                                                     --------------    -----------   -----------   ---------------

                                                     $    1,992,410    $       601   $  (172,983)  $     1,820,028
                                                     ==============    ===========   ===========   ===============

The Bank holds $1,750,000, $1,000,000, and $499,274 of U.S. government agency bonds which are structured notes issued by the Federal Home Loan Bank at May 31, 1996 (unaudited), December 31, 1995, and December 31, 1994, respectively. Mortgage-backed securities included gross premiums of $35,307 at May 31, 1996 (unaudited). Mortgage-backed securities at December 31, 1995 and 1994 included gross premiums of $43,019 and $46,171, respectively.

Sales of securities are summarized as follows:


                                              (Unaudited)                                              For the ten
                                       For the five months ended           For the year ended          months ended
                                           -----May 31,-----               ---December 31,---          December 31,
                                        1996            1995             1995             1994             1993
                                       ------          ------           ------           ------           ------
Proceeds from sales                 $      -       $       -         $  1,833,097    $  10,889,706     $  3,292,713
Gross realized gains                       -               -               11,799                -           19,376
Gross realized losses                      -               -               12,017          365,331           47,026


- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

On December 1, 1995, the Bank reclassified its only held-to-maturity security as available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The amortized cost and unrealized loss on the security transferred were $1,571,423 and $32,592, respectively.

The amortized cost and estimated market value of debt securities, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            (Unaudited)
                                                           May 31, 1996                   December 31, 1995
                                                      Amortized         Fair          Amortized          Fair
                                                        Cost            Value           Cost             Value
                                                      ---------      -----------      ----------        -------
Securities available-for-sale
     Due in less than one year                     $   5,747,406   $    5,769,922   $   3,982,357   $    4,030,449
     Due after one year through five years             4,491,049        4,400,624       4,247,543        4,300,385
     Due after five years                                900,000          887,844       1,403,825        1,408,094
                                                   -------------   --------------   -------------   --------------
                                                      11,138,455       11,058,390       9,633,725        9,738,928
     Mortgage-backed securities                        3,929,579        3,883,734       4,232,679        4,220,095
                                                   -------------   --------------   -------------   --------------

                                                   $  15,068,034   $   14,942,124   $  13,866,404   $   13,959,023
                                                   =============   ==============   =============   ==============


NOTE 3 - LOANS RECEIVABLE

Loans receivable consist of the following at:


                                                                  (Unaudited)
                                                                    May 31,           -----December 31,-----
                                                                     1996             1995              1994
                                                                    ------           ------            ------
First mortgage loans
     Principal balances
         Secured by one to four family residences              $   26,150,250    $   25,858,435   $   24,711,361
         Secured by other properties                                6,603,873         6,094,352        5,928,557
         Secured by commercial real estate                          3,407,374         2,951,752        2,903,347
         Construction loans                                           243,361           286,076                -
                                                               --------------    --------------   --------------
                                                                   36,404,858        35,190,615       33,543,265

     Less net deferred loan origination fees                         (534,038)         (548,037)        (541,745)
                                                                -------------    --------------   --------------
         First mortgage loans, net                                 35,870,820        34,642,578       33,001,520

Share loans                                                            16,680            18,460           24,497

Less allowance for loan losses                                       (186,000)         (136,000)        (136,000)
                                                               --------------    --------------   --------------

                                                               $   35,701,500    $   34,525,038   $   32,890,017
                                                               ==============    ==============   ==============

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE (Continued)

The principal balance of loans greater than 90 days delinquent on nonaccrual status at May 31, 1996, December 31, 1995, and December 31, 1994 was approximately $584,000 (unaudited), $775,000, and $334,000, respectively. The interest income that would have been recorded under the original terms of such loans approximated $69,000 (unaudited) for the five months ended May 31, 1996, and $22,000 and $80,000 for the years ended December 31, 1995 and 1994, respectively.

The Bank did not have any impaired loans for the five months ended May 31, 1996 (unaudited), or for the year ended December 31, 1995.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:


                                                 (Unaudited)                                           For the ten
                                         For the five months ended          For the year ended        months ended
                                              -----May 31,-----             ---December 31,---        December 31,
                                           1996            1995            1995            1994           1993
                                          ------          ------          ------          ------         ------
Balance, beginning of period            $   136,000    $   136,000     $   136,000    $    94,278    $    67,000
Provision for loan losses                    50,000              -               -         41,722         27,278
                                        -----------    -----------     -----------    -----------    -----------

     Balance, end of period             $   186,000    $   136,000     $   136,000    $   136,000    $    94,278
                                        ===========    ===========     ===========    ===========    ===========


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consist of the following at:


                                                           (Unaudited)
                                                              May 31,                 -----December 31,-----
                                                               1996                 1995                1994
                                                              ------               ------              ------
Land                                                      $      95,052         $     95,052       $     95,052
Building and improvements                                       506,239              504,590            495,660
Furniture and equipment                                         287,732              286,563            289,992
                                                          -------------         ------------       ------------
     Total cost                                                 889,023              886,205            880,704
Accumulated depreciation                                        432,345              419,558            423,575
                                                          -------------         ------------       ------------

                                                          $     456,678         $    466,647       $    457,129
                                                          =============         ============       ============

Depreciation expense was $12,787 for the five months ending May 31, 1996 (unaudited), $34,570, and $34,188, for the years ending December 31, 1995 and 1994, respectively, and $27,625 for the ten months ended December 31, 1993.

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------


NOTE 6 - DEPOSITS

Deposits are summarized as follows at:


                            (Unaudited)
                             Weighted
                              Average
                              Rate at           (Unaudited)            -----------------December 31,-----------------
                              May 31,       ---May 31, 1996---         ---------1995---------   ---------1994---------
                               1996          Amount      Percent         Amount      Percent      Amount       Percent
                               ----          ------      -------         ------      -------      ------       -------

Money market                  3.25%    $     1,998,331      4.8%     $   1,601,293     3.9%   $   1,923,676      4.8%
Passbook savings              3.00          19,603,599     46.7         19,408,484    47.3       20,750,087     51.8
                                       ---------------    -----      -------------  ------    -------------  -------
                                            21,601,930     51.5         21,009,777    51.2       22,673,763     56.6
Certificate of deposit
     3.00%   to   3.99%                          4,298        -             49,267      .1        5,129,652     12.8
     4.00    to   4.99                         743,303      1.8            949,999     2.3        9,785,657     24.5
     5.00    to   5.99                      17,827,011     42.5         15,271,374    37.2        1,883,633      4.7
     6.00    to   6.99                       1,510,760      3.6          3,383,343     8.2          200,460       .5
     7.00    to   7.99                         257,651       .6            382,945     1.0          293,644       .7
     8.00    to   8.99                               -        -                  -                   90,400       .2
                                       ---------------    -----      -------------  ------    -------------  -------
                              5.33          20,343,023     48.5         20,036,928    48.8       17,383,446     43.4
                                       ---------------    -----      -------------  ------    -------------  -------

                                       $    41,944,953    100.0%     $  41,046,705   100.0%   $  40,057,209    100.0%
                                       ===============    =====      =============  ======    =============    =====

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,013,000 at May 31, 1996 (unaudited) and $1,052,000 and $1,049,000 at December 31, 1995 and 1994,
respectively. Deposits greater than $100,000 are not insured.

At May 31, 1996 (unaudited), scheduled maturities of certificates of deposit are as follows:

                      Less than       One to         Two to         Three to          Four to
                      One year       Two years     Three years     Four years        Five years         Total
                      ---------      ---------     -----------     ----------        ----------         -----
3.00 to 3.99%     $       4,298    $          -   $          -   $           -    $           -   $          4,298
4.00 to 4.99            743,303               -              -               -                -            743,303
5.00 to 5.99         15,752,009       1,078,951        846,873          10,996          138,182         17,827,011
6.00 to 6.99            899,594         410,539              -          90,063          110,564          1,510,760
7.00 to 7.99            159,721               -              -          97,930                -            257,651
                  -------------    ------------   ------------   -------------    -------------   ----------------

                  $  17,558,925    $  1,489,490   $    846,873   $     198,989    $     248,746   $     20,343,023
                  =============    ============   ============   =============    =============   ================

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------


NOTE 6 - DEPOSITS (Continued)

At December 31, 1995, scheduled maturities of certificates of deposit are as follows:


                      Less than       One to         Two to         Three to          Four to
                      One year       Two years     Three years     Four years       Five years           Total
                      ---------      ---------     -----------     ----------       ----------           -----

3.00 to 3.99%     $      49,267    $          -   $          -   $           -    $           -   $         49,267
4.00 to 4.99            949,999               -              -               -                -            949,999
5.00 to 5.99         13,012,057       1,286,300        716,336         219,374           37,307         15,271,374
6.00 to 6.99          2,665,465         520,126              -          83,810          113,942          3,383,343
7.00 to 7.99            276,538               -              -               -          106,407            382,945
                  -------------    ------------   ------------   -------------    -------------   ----------------

                  $  16,953,326    $  1,806,426   $    716,336   $     303,184    $     257,656   $     20,036,928
                  =============    ============   ============   =============    =============   ================


Interest expense on deposits is summarized as follows:


                                              (Unaudited)                                               For the ten
                                      For the five months ended            For the year ended          months ended
                                           -----May 31,-----               ---December 31,---          December 31,
                                        1996             1995             1995             1994            1993
                                        ----             ----             ----             ----        ------------

     Money market                   $      23,321   $      25,060    $      57,075   $      62,903   $       49,016
     Passbook savings                     243,665         251,348          592,841         617,344          526,248
     Certificate of deposit               458,311         355,136          982,677         629,996          593,846
                                    -------------   -------------    -------------   -------------   --------------

                                    $     725,297   $     631,544    $   1,632,593   $   1,310,243   $    1,169,110
                                    =============   =============    =============   =============   ==============

NOTE 7 - RETIREMENT BENEFITS

During 1995, The Board of Directors authorized the termination of the Bank's defined benefit pension plan which covered substantially all full time employees. The termination was effective June 30, 1995, and participants in the plan became fully vested on that date. Accordingly, the Bank recorded a pretax curtailment loss of $62,715. The settlement of the vested accumulated benefit obligation by the purchase of annuity contracts for, or lump-sum payments to, each covered employee will be completed during 1996.

The following table sets forth the Plan's funded status and amounts recognized in the Bank's consolidated statements of financial condition at December 31, 1995 and 1994.


- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------


NOTE 7 - RETIREMENT BENEFITS (Continued)

                                                                                      1995             1994
                                                                                      ----             ----
         Actuarial present value of benefit obligations:
              Accumulated benefit obligation
                  Vested                                                          $   (463,184)   $   (307,551)
                  Nonvested                                                                  -            (279)
                                                                                  ------------    ------------

                                                                                  $   (463,184)   $   (307,830)
                                                                                  ============    ============

         Projected benefit obligation                                             $   (463,184)   $   (391,223)

         Plan assets at fair value, primarily certificates
         of deposit at Preferred Savings Bank and
         mutual funds                                                                  463,184         438,858
                                                                                  ------------    ------------

         Plan assets in excess of (less than) projected
         benefit obligation                                                                  -          47,635

         Unrecognized net loss from past experience
         different from that assumed and effects of
         changes in assumptions                                                              -          19,603

         Unrecognized net transition obligation at
         February 18, 1989 being recognized over 23
         years                                                                               -          61,534

         Unrecognized prior service cost at July 1, 1993 arising from plan amendment being recognized
         over 23 years                                                                       -           3,365
                                                                                  ------------    ------------

              Prepaid pension cost                                                $          -    $    132,137
                                                                                  ============    ============

Net pension cost consists of the following:


                                                                                                            Ten
                                                                                                          Months
                                                                                 Year Ended                Ended
                                                                         -------December 31,-------    December 31,
                                                                            1995            1994           1993
                                                                            ----            ----           ----

     Service costs - benefits earned during the period                   $    10,077    $    17,104     $     9,044
     Interest cost on projected benefit obligation                            33,118         29,929          30,371
     Actual return on plan assets                                            (17,930)       (17,303)        (20,558)
     Net amortization and deferral                                           (10,720)        (7,178)         (9,712)
     Curtailment loss                                                         62,715              -               -
                                                                         -----------    -----------     -----------

                                                                         $    77,260    $    22,552     $     9,145
                                                                         ===========    ===========     ===========

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------


NOTE 7 - RETIREMENT BENEFITS (Continued)


                                                                          1995              1994             1993
                                                                          ----              ----             ----
Assumptions used to develop the net periodic pension cost were:
     Discount rate                                                        7.00%             8.00%            7.25%
     Expected long-term rate of return on assets                          7.00              6.50             7.50
     Rate of increase in compensation levels through
      date of curtailment                                                 4.00              4.00             4.00


NOTE 8 - REGULATORY MATTERS

The Bank is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At May 31, 1996 and December 31, 1995, the Bank is required to have a minimum Tier 1 capital (retained earnings, excluding valuation allowance on securities available-for-sale) ratio to "risk weighted" assets of 4.00% and a total capital ratio (retained earnings plus general loan loss allowance, excluding valuation allowance on securities available-for-sale to "risk weighted" assets) of 8.00%, respectively. The Bank's actual ratios on May 31, 1996 (unaudited) were 56.28% and 56.91%, respectively. The Bank's actual ratios on December 31, 1995 were 58.37% and 59.05%, respectively. The Bank's leverage ratio (retained earnings, excluding valuation allowance on securities available-for-sale, as a percent of total average assets) at May 31, 1996 (unaudited) and December 31, 1995 was 22.34% and 22.19%, respectively, compared to minimum required amounts of 4.00% to 5.00%.


NOTE 9 - INCOME TAXES

The provision for income taxes consists of the following:


                                                   (Unaudited)                                          For the ten
                                            For the five months ended         For the year ended       months ended
                                                -----May 31,-----             ---December 31,---       December 31,
                                               1996           1995             1995          1994          1993
                                               ----           ----             ----          ----      ------------

      Current
         Federal                          $    313,623    $    341,955    $   582,286   $   528,090     $   513,793
         State                                  36,420          42,502         90,155        95,347         117,960
                                          ------------    ------------    -----------   -----------     -----------
                                               350,043         384,457        672,441       623,437         631,753
      Deferred                                 (38,139)        (66,990)       (42,331)      (95,393)         (3,850)
      Change in valuation allowance                  -               -              -        88,755               -
                                          ------------    ------------    -----------   -----------     -----------

                                          $    311,904    $    317,467    $   630,110   $   616,799     $   627,903
                                          ============    ============    ===========   ===========     ===========

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The net deferred tax liability included in other liabilities in the accompanying statements of financial condition consists of the following at:

                                                                   (Unaudited)
                                                                     May 31,      ----------December 31,-------
                                                                      1996             1995             1994
                                                                    ----------         ----             ----
         Gross deferred tax liabilities
              Deferred loan fees                                $     (33,153)    $    (33,928)   $    (42,812)
              Accrual to cash                                         (20,260)         (40,098)        (25,047)
              Accumulated depreciation                                (58,493)         (56,649)        (55,778)
              Accrued pension expense                                       -                -         (51,190)
              FHLB stock dividend                                     (13,790)         (13,790)        (11,969)
              Net unrealized gain on securities
                available-for-sale                                          -          (35,195)              -
                                                                -------------     ------------    ------------
                                                                     (125,696)        (179,660)       (186,796)

         Gross deferred tax assets
              Loan loss reserve                                        72,056           52,686          52,686
              Capital loss carryforward                               103,225          103,225         103,225
              Net unrealized loss on
                securities available-for-sale                          47,846                -          65,904
              Other                                                         -                                -
                                                                -------------     ------------    ------------
                                                                      223,127          155,911         221,815
              Valuation allowance                                    (103,225)        (103,225)       (103,225)
                                                                -------------     ------------    ------------

                  Net deferred tax liability                    $      (5,794)    $   (126,974)   $    (68,206)
                                                                =============     ============    ============

The income tax provision differs from the amounts determined by applying the statutory U.S. federal income tax rate as a result of the following items:

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)


                                                                                       (Unaudited)
                                                                     --------------------May 31,-------------------
                                                                              1 9 9 6                 1 9 9 5
                                                                              -------                 -------
                                                                       Amount      Percent     Amount      Percent
                                                                       ------      -------     ------      -------
Income tax computed at the
  statutory rate                                                     $   272,655     34.0%   $   274,139     34.0%
Other                                                                     15,211      1.9         15,276      1.9
                                                                     -----------   ------    -----------   ------
    Total federal income tax                                             287,866     35.9        289,415     35.9
State income tax, net of
  federal tax benefit                                                     24,038      3.0         28,052      3.5
                                                                     -----------   ------    -----------   ------

                                                                     $   311,904     38.9%   $   317,467     39.4%
                                                                     ===========   ======    ===========   ======



                                                                                                      Ten
                                                                                                     Months
                                                            Year Ended                               Ended
                                             ---------------December 31,-----------------    ------December 31,----
                                                       1 9 9 5               1 9 9 4                 1 9 9 3
                                                       -------               -------                 -------
                                               Amount      Percent     Amount     Percent       Amount    Percent
                                               ------      -------     ------     -------       ------    -------

Income tax computed at the
  statutory rate                            $   572,778      34.0%   $   467,359     34.0%   $   533,813     34.0%
Deferred tax valuation allowance                      -         -         88,755      6.5              -         -
Other                                             1,522       0.1            (54)      -          45,693      2.9
                                            -----------    ------    -----------   -----     -----------   ------
     Total federal income tax                   574,300      34.1        556,060     40.5        579,506     36.9
State income tax, net of
  federal tax benefit                            55,810       3.3         60,739      4.4         48,397      3.1
                                            -----------    ------    -----------   ------    -----------   ------

                                            $   630,110      37.4%   $   616,799     44.9%   $   627,903     40.0%
                                            ===========    ======    ===========   ======    ===========   ======

Under the Internal Revenue Code, the Bank may, for tax purposes, deduct a provision for bad debts in excess of such provisions recorded in the financial statements. Accordingly, retained earnings at May 31, 1996 (unaudited) and December 31, 1995 include approximately $1,591,000 on which no provision for federal income taxes has been made. These amounts represent an allocation of income to bad-debt deductions for tax purposes alone. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments from carryback of net operating losses would create income for tax purposes only, which would be subject to current tax. The related amount of unrecognized deferred tax liability was approximately $620,000.

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------

NOTE 10 - FINANCIAL INSTRUMENTS AND COMMITMENTS

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items. At May 31, 1996 (unaudited), these financial instruments consist of commitments to extend credit totaling $537,000. At December 31, 1995 and 1994, these financial instruments consist of commitments to extend credit totaling $612,000 and $634,000, respectively. All 1996 (unaudited) and 1995 commitments had fixed rates ranging from 8.0% to 8.5% and terms up to 30 days.

Since many commitments expire without being used, the amount above does not necessarily represent a future cash commitment. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include residential real estate.

The primary financial instruments where concentrations of credit risk may exist are securities and loans. Securities are discussed in Note 2. The Bank's principal loan customers are located in Chicago and the southwest portion of Cook County including Cicero and Berwyn. Most loans are secured by specific collateral, including residential and commercial real estate.

The deposits of savings associations such as the Bank are presently insured by the Savings Association Insurance Fund (SAIF), which, along with the Bank Insurance Fund (BIF), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). It is anticipated that SAIF will not be adequately capitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as a merger of SAIF and the BIF. A recapitalization plan under consideration by the Treasury Department, the FDIC, the Office of Thrift Supervision (OTS), and the Congress provides for a special assessment of .85% to
 .90% to be imposed on all SAIF-insured deposits. No assurance can be given, however, as to whether the recapitalization plan will be adopted.


NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instruments are presented below:

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------


NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
  (Continued)

                                                                   (Unaudited)
                                                               ---May 31, 1996---            ---December 31, 1995---
                                                           Approximate      Estimated      Approximate     Estimated
                                                            Carrying          Fair          Carrying         Fair
                                                              Value           Value           Value          Value
                                                           -----------      ---------      -----------     ---------
                                                                                (In thousands)
     Financial Assets
       Cash on hand and in banks                          $       362    $       362    $       916     $       916
       Interest-bearing deposits in other
         financial institutions                                 2,510          2,510          2,838           2,838
       Interest-bearing term deposits in other
         financial institutions                                   248            248            248             248
       Securities available-for-sale                           14,942         14,942         13,959          13,959
       Loans receivable, net                                   35,702         36,593         34,525          35,280
       Federal Home Loan Bank stock                               362            362            341             341
       Accrued interest receivable                                247            247            181             181

     Financial Liabilities
       Money market and passbook savings                      (21,602)       (21,602)       (21,010)        (21,010)
       Certificates of deposits                               (20,343)       (20,806)       (20,037)        (20,076)
       Accrued interest payable                                  (245)          (245)           (72)            (72)

For purposes of the above, the following assumptions were used. The estimated fair value for cash, interest bearing deposits with financial institutions, Federal Home Loan Bank stock, accrued interest receivable, money market and savings deposits, and accrued interest payable are considered to approximate their carrying values. The estimated fair value for securities available-for-sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on estimates of the rate the Bank would charge for similar loans at May 31, 1996 and December 31, 1995, applied for the time period until estimated payment. The estimated fair value of certificates of deposit is based on estimates of the rate the Bank would pay on such deposits at May 31, 1996 and December 31, 1995, applied for the time period until maturity. Loan commitments are not included in the table above as their estimated fair value is immaterial.

Other assets and liabilities of the Bank that are not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in the financial statements, such as loan servicing rights, customer goodwill, and similar items.

- -------------------------------------------------------------------------------

                                  (Continued)

                             PREFERRED SAVINGS BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993
                        May 31, 1996 and 1995 (Unaudited)

- ------------------------------------------------------------------------------

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
  (Continued)

While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of these items on May 31, 1996 and December 31, 1995, the fair values would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at May 31, 1996 and December 31, 1995 should not necessarily be considered to apply at subsequent dates.


NOTE 12 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

On May 21, 1996, the Board of Directors of the Bank, subject to regulatory approval and approval by the members of the Bank, adopted a Plan of Conversion to convert from a state mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company and the adoption of a federal thrift charter. The conversion is expected to be accomplished through the amendment of the Bank's charter and the sale of the holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to the Bank's eligible deposit account holders, then to other members of the Bank. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Bank's market area.

The Board of Directors of the Bank or the holding company intend to adopt an Employee Stock Ownership Plan and various stock option and incentive plans, subject to ratification by the stockholders of the holding company after conversion, if such stockholder approval is required by any regulatory body having jurisdiction to require such approval. In addition, the Board of Directors is authorized to enter into employment contracts with key employees.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At May 31, 1996 , no costs have been deferred.


- -------------------------------------------------------------------------------

================================================================================



        No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company or the Bank. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                                 --------------

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----

Prospectus Summary........................................
Selected Consolidated Financial Information...............
Risk Factors..............................................
PS Financial, Inc.........................................
Preferred Savings.........................................
Use of Proceeds...........................................
Dividends.................................................
Market for Common Stock...................................
Pro Forma Data............................................
Pro Forma Regulatory Capital Analysis.....................
Capitalization............................................
Consolidated Statements of Operations.....................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations....................
Business .................................................
Regulation................................................
Management ...............................................
The Conversion............................................
Restrictions on Acquisitions of Stock and Related
   Takeover Defensive Provisions..........................
Description of Capital Stock..............................
Legal and Tax Matters.....................................
Experts...................................................
Additional Information....................................
Index to Consolidated Financial Statements................         F-1


     Until the later of _______________, 1996 or 25 days after commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                1,897,500 Shares





                               PS FINANCIAL, INC.
                (Proposed Holding Company for Preferred Savings)




                                  COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------



                             CHARLES WEBB & COMPANY
                  A Division of Keefe, Bruyette & Woods, Inc.


                                 _______, 1996


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

SEC registration fees.............................................    $    7,525
NASD fee..........................................................         5,000
Nasdaq registration fee...........................................        15,000
OTS filing fees...................................................         8,400
Counsel fees and expenses.........................................        95,000
Accounting fees and expenses......................................        60,000
Appraisal and business plan fees and expenses.....................        22,000
Conversion agent fees and expenses................................        15,000
Marketing agent's expenses........................................         5,000
Marketing agent's counsel fees and expenses.......................        35,000
Printing, postage and mailing.....................................        30,000
Blue sky fees and expenses........................................         5,000
Other expenses....................................................         7,075

     TOTAL........................................................      $310,000


- -------------------
(1) Based on maximum of Estimated Valuation Range and assumptions set forth under "Pro Forma Data" in the Prospectus.

Item 14.  Indemnification of Directors and Officers

         Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 15.  Recent Sales of Unregistered Securities

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of Preferred Savings Bank pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date; except for the sale of one share to the incorporator which was required in order to register the Registrant as a foreign corporation in Illinois. The sale was made in a transaction not involving a public offering in reliance upon Section 4(2) of the Securities Act of 1933. The sale was made to Ms. Rooney who as an officer of the Registrant has access to the type of information that could be obtained through the registration process and based upon her background and position with the Registrant had the knowledge and the experience in financial and business matters of the Registrant to enable her to evaluate the merits and risks of the investment. Such share will be redeemed by the Registrant upon completion of the initial public offering.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits:

     1.1 Letter Agreement regarding marketing and consulting services
     1.2 Form of Agency Agreement*
     2   Plan of Conversion
     3.1 Certificate of Incorporation of the Holding Company
     3.2 Bylaws of the Holding Company
     3.3 Charter of Preferred Savings in stock form
     3.4 Bylaws of Preferred Savings in stock form
     4   Form of Stock Certificate of the Holding Company
     5 Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock
     8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion
     8.2 Opinion of Crowe, Chizek and Company LLP with respect to Illinois income tax consequences of the Conversion
     8.3 Opinion of Keller & Company, Inc. with respect to Subscription Rights
    10.1 Form of Proposed Stock Option and Incentive Plan
    10.2 Form of Proposed Recognition and Retention Plan
    10.3 Employee Stock Ownership Plan
    10.4 Form of Employment Agreement with Kimberly P. Rooney
    10.5 Form of Employment Agreement with Sylvester J. Ptak
    10.6 Form of Change in Control Severance Agreement
    22   Subsidiaries
    24.1 Consent of Silver, Freedman & Taff, L.L.P.
    24.2 Consent of Crowe, Chizek and Company, LLP
    24.3 Consent of Keller & Company, Inc.
    25   Power of Attorney (set forth on signature page)
    99.1 Appraisal*
    99.2 Proxy Statement and form of proxy to be furnished to Preferred Savings account holders
    99.3 Stock Order Form, Order Form Instructions and Certification
    99.4 Question and Answer Brochure
    99.5 Advertising, Training and Community Informational Meeting Materials*
    99.6 Letter Agreement regarding Appraisal Services and Business Plan Preparation

- ----------
*  To be filed by amendment.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, Illinois on August 29, 1996.

                                   PS FINANCIAL, INC.




                                   By:      /s/ Kimberly P. Rooney
                                            ------------------------------------
                                            Kimberly P. Rooney, President,
                                             Chief Executive Officer and
                                             Director
                                            (Duly Authorized Representative)




         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kimberly P. Rooney or Sylvester J. Ptak as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Kimberly P. Rooney                            /s/ Sylvester J. Ptak
- -------------------------------------------       -----------------------------
Kimberly P. Rooney, President, Chief              Sylvester J. Ptak
 Executive Officer and  Director                  Chairman
(Principal Executive and Operating Officer)

Date:  August 29, 1996                            Date:  August 29, 1996

/s/ Rocco Di Iorio                  /s/ Edward S. Wolak
- ---------------------------------   ---------------------------------------
Rocco Di Iorio,  Director           Edward S. Wolak, Director


Date:   August 29, 1996             Date:   August 29, 1996




/s/ Jeanine M. McInerney            /s/ Jeffrey Przybyl
- ---------------------------------   ----------------------------------------
Jeanine M. McInerney, Director      Jeffrey Przybyl, Treasurer and Chief
                                    Financial Officer (Principal Financial and
                                    Accounting Officer)

Date:   August 29, 1996             Date:  August 29, 1996



/s/ Lorraine G. Ptak
- ----------------------------------------
Lorraine G. Ptak, Director and Secretary


Date:   August 29, 1996

 As filed with the Securities and Exchange Commission on                 , 1996
                                                Registration No. 333-
===============================================================================





                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                -----------------


                                 EXHIBITS TO THE
                                    FORM S-1
                                      UNDER
                           THE SECURITIES ACT OF 1933





                                -----------------



                               PS FINANCIAL, INC.




                             4800 South Pulaski Road
                             Chicago, Illinois 60632


===============================================================================

                         EXHIBIT INDEX

                                                                                        Page Number in
                                                                                     Sequentially Numbered
                                                                                          Registration
                                                                                           Statement
Exhibits:                                                                            ---------------------
1.1   Letter Agreement regarding marketing and consulting services
1.2   Form of Agency Agreement*
2     Plan of Conversion
3.1   Certificate of Incorporation of the Holding Company
3.2   Bylaws of the Holding Company
3.3   Charter of Preferred Savings in stock form
3.4   Bylaws of Preferred Savings in stock form
4     Form of Stock Certificate of the Holding Company
5     Opinion of Silver, Freedman & Taff, L.L.P. with Respect to Legality of Stock
8.1   Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion
8.2   Opinion of Crowe, Chizek and Company LLP with respect to Illinois income tax consequences of the Conversion
8.3   Opinion of Keller & Company, Inc. with respect to Subscription
      Rights
10.1  Form of Proposed Stock Option and Incentive Plan
10.2  Form of Proposed Recognition and Retention Plan
10.3  Employee Stock Ownership Plan
10.4  Form of Employment Agreement with Kimberly P. Rooney
10.5  Form of Employment Agreement with Sylvester J. Ptak
10.6  Form of Change in Control Severance Agreement
22    Subsidiaries
24.1  Consent of Silver, Freedman & Taff, L.L.P.
24.2  Consent of Crowe, Chizek and Company LLP
24.3  Consent of Keller & Company, Inc.
25    Power of Attorney (set forth on signature page)
27    Financial Data Schedule
99.1  Appraisal*
99.2  Proxy Statement and form of proxy to be furnished to Preferred
      Savings account holders
99.3  Stock Order Form, Order Form Instructions and Certification
99.4  Question and Answer Brochure
99.5  Advertising, Training and Community Informational Meeting
      Materials
99.6  Letter Agreement regarding Appraisal Services and Business Plan
      Preparation






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* To be filed by amendment